As filed with the Securities and Exchange Commission on April 1, 2003

                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     --------------------------------------

                                   FORM S-4EF
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     --------------------------------------


                               SERVICE 1ST BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         California                       6711                    32-0061893
----------------------------    -------------------------    -------------------
(State or other jurisdiction        (Primary Standard          (I.R.S. Employer
     of incorporation or        Industrial Classification    Identification No.)
        organization)                   Code No.)

                     --------------------------------------

    2800 W. March Lane, Suite 120, Stockton, California 95219, (209) 956-7800
               (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     --------------------------------------

           JOHN O. BROOKS                                     Copy to:
Chairman and Chief Executive Officer                     GLENN T. DODD, ESQ.
         Service 1st Bancorp                          Dodd - Mason - George LLP
    2800 W. March Lane, Suite 120                   303 Almaden Blvd., 5th Floor
     Stockton, California 95219                      San Jose, California 95110
           (209) 956-7800                                  (408) 367-2031
--------------------------------------
  (Name, address, including zip code
 and telephone number, including area
code, of agent for service of process)

                     --------------------------------------

         Approximate date of commencement of the proposed sale to the public:
The date of mailing the enclosed Proxy Statement-Prospectus to the shareholders of Service 1st Bank.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                     --------------------------------------

                                       Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------
Title of each class of       Amount to be        Proposed maximum        Proposed maximum        Amount of
   securities to be         registered (1)      offering price per      aggregate offering      registration
      registered                                       share                  price                fee(2)
------------------------------------------------------------------------------------------------------------
     Common Stock          1,271,100 shares           $10.00               $12,711,000           $1,028.32
------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of Service 1st Bank in the proposed merger. Represents the approximate number of shares of common stock of the Registrant to be issued upon the consummation of the merger, based upon the number of shares of Service 1st Bank common stock outstanding on March 31, 2003 (including shares issuable upon the exercise of options pursuant to Service 1st Bank's stock option plan), as provided in the plan of reorganization and merger agreement dated March 11, 2003, attached as Annex A to the proxy statement-prospectus.

(2) Under Rule 457(f), the registration fee was computed on the basis of $10.00, the market value of the common stock of Service 1st Bank to be exchanged in the merger, computed in accordance with Rule 457(c) on the basis of the average of the bid and asked price per share of such stock as quoted on the OTC Bulletin Board on March 31, 2003, and 1,271,100 shares of common stock of Service 1st Bank which may be received by the Registrant under the merger described herein.

                                SERVICE 1ST BANK
                          2800 W. March Lane, Suite 120
                           Stockton, California 95219

Dear Shareholder:                                                 April 21, 2003

      The annual meeting of shareholders of Service 1st Bank will be held at the Tracy office of Service 1st Bank, 60 West 10th Street, Tracy, California, at 6:00 p.m. on Thursday, May 29, 2003. You are cordially invited to attend this year's annual meeting in person; however, a form of proxy and pre-addressed envelope are enclosed for your convenience in voting by proxy.

      The board of directors of Service 1st Bank has approved a plan of reorganization and merger agreement under which Service 1st Bank would become a wholly-owned subsidiary of a newly formed California corporation, Service 1st Bancorp. At the annual meeting, Service 1st Bank shareholders will be asked to consider and vote on a proposal to approve the plan of reorganization and merger agreement and proposed merger and the proposals to elect directors and ratify the appointment of independent public accountants for the year 2003. These proposals are described in the accompanying notice of annual meeting and proxy statement-prospectus. The plan of reorganization and merger agreement is attached as Annex A to the proxy statement-prospectus.

      If the plan of reorganization and merger agreement is approved, each share of Service 1st Bank common stock outstanding at the effective time of the merger described in the plan of reorganization and merger agreement will be converted into one share of common stock of Service 1st Bancorp on a share-for-share basis. Service 1st Bank common stock is currently quoted on the OTC Bulletin Board under the symbol "SRVF". Service 1st Bancorp common stock will be quoted on the OTC Bulletin Board following the effective date of the merger.

      Your board of directors has determined that the plan of reorganization and merger agreement and the proposed merger are in the best interests of Service 1st Bank and its shareholders and recommends that you vote to approve the plan of reorganization and merger agreement and the merger. We suggest you read carefully the accompanying notice of annual meeting and proxy statement-prospectus which describes these matters in detail. You should also carefully consider the matters discussed under "Risk Factors" commencing on page 7 in the accompanying proxy statement-prospectus.

      We urge you to complete and return your proxy, whether or not you plan to attend the annual meeting. This will ensure the voting of your shares if you are unable to attend. If you do attend the annual meeting, you may, if you choose, withdraw your proxy and vote in person. Your continuing interest in the business of Service 1st Bank is appreciated.

Sincerely yours,

/s/JOHN O. BROOKS
----------------------------------------------------
John O. Brooks, Chairman and Chief Executive Officer

--------------------------------------------------------------------------------
      Neither the Securities and Exchange Commission nor any state securities regulators have approved this transaction or the shares of Service 1st Bancorp common stock to be issued under the accompanying document or determined if the document is accurate or adequate. Any representation to the contrary is a criminal offense.

      The shares of Service 1st Bancorp common stock offered by this document are not savings accounts, deposits or other obligations of Service 1st Bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
--------------------------------------------------------------------------------

The date of the accompanying document is April 21, 2003, and is first being mailed to Service 1st Bank shareholders on or about April 28, 2003.

                                SERVICE 1ST BANK
                          2800 W. March Lane, Suite 120
                           Stockton, California 95219


                  NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS


      NOTICE IS HEREBY GIVEN TO SHAREHOLDERS that the 2003 annual meeting of shareholders of Service 1st Bank will be held Thursday, May 29, 2003, at its Tracy office, 60 West 10th Street, Tracy, California, at 6:00 p.m. for the following purposes:

      1. To elect twelve (12) directors of Service 1st Bank for the ensuing year. See "PROPOSAL ONE: ELECTION OF DIRECTORS OF SERVICE 1ST BANK."

      2. To consider and vote on a proposal to approve a plan of reorganization and merger agreement, dated as of March 11, 2003, among Service 1st Bank, Service 1st Bancorp, a newly formed bank holding company, and Service 1st Merger Corporation, a wholly-owned subsidiary of Service 1st Bancorp, which provides for the merger of Service 1st Merger Corporation into Service 1st Bank with Service 1st Bank surviving the merger to become a wholly-owned subsidiary of Service 1st Bancorp. See "PROPOSAL TWO: APPROVAL OF PLAN OF REORGANIZATION AND MERGER AGREEMENT."

      The directors of Service 1st Bancorp are the same as the directors of Service 1st Bank. All of these directors of Service 1st Bancorp have held office since shortly after its incorporation. They will hold office until the next annual meeting of shareholders of Service 1st Bancorp or until their successors are duly elected and qualified. See "SERVICE 1ST BANCORP - Management of Service 1st Bancorp."

      3. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as independent public accountants for the year 2003.

      4. To transact any other business which may properly come before the annual meeting and any and all postponements or adjournments of the annual meeting.

      Article III, Section 3 of the Bylaws of Service 1st Bank provides for the nomination of directors in the following manner:

      "Nomination of Directors. Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the bank entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the bank by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) seven (7) days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the bank owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the bank owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the Chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee."

      Only those shareholders of record at the close of business on April 11, 2003, will be entitled to notice of and to vote at the annual meeting.

Dated: April 21, 2003               By Order of the board of directors

                                    /s/BRYAN R. HYZDU
                                    --------------------------------------------
                                    Bryan R. Hyzdu, Corporate Secretary

--------------------------------------------------------------------------------
      Whether or not you plan to attend the annual meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page

PROXY STATEMENT-PROSPECTUS...................................................1

SUMMARY......................................................................3

      The Parties............................................................3

      Meeting Information....................................................3

            Date, Time and Place.............................................3

            Purposes.........................................................3

            Record Date......................................................4

            Vote Required; Security Ownership................................4

      The Merger.............................................................4

            The Merger.......................................................4

            Recommendations and Reasons......................................4

            Required Regulatory Approvals....................................5

            Conditions and Effective Date....................................5

            Expenses.........................................................5

            Federal Income Tax Consequences..................................5

            No Dissenters' Rights............................................5

            Regulation and Supervision.......................................5

            Certain Changes in Shareholders' Rights..........................6

RISK FACTORS.................................................................7

FORWARD LOOKING STATEMENTS...................................................7

SELECTED FINANCIAL DATA......................................................9

MARKET  INFORMATION  CONCERNING  SERVICE  1ST BANK'S AND  SERVICE 1ST
   BANCORP'S COMMON STOCK...................................................10

      Market Quotations.....................................................10

      Dividends and Dividend Policy.........................................11

            Service 1st Bank................................................11

            Service 1st Bancorp.............................................11

GENERAL INFORMATION.........................................................12

      Annual Report to Shareholders and Financial Data......................12

      Revocability of Proxies...............................................12

      Solicitation of Proxies...............................................12

      Voting Securities; Record Date; Cumulative Voting.....................12

PROPOSAL ONE: ELECTION OF DIRECTORS OF SERVICE 1ST BANK.....................13

      Security Ownership of Certain Benenfical Owners and Management........15

      The Board of Directors and Committees.................................17

AUDIT COMMITTEE REPORT......................................................18

                                                                           Page

COMPENSATION AND CERTAIN TRANSACTIONS.......................................19

      Executive Officers....................................................19

      Executive Compensation................................................20

      Aggregated Option/SAR Exercises and FY-End Option/SAR Values..........21

      Equity Compensation Plan Information..................................22

      Director Compensation.................................................22

      1999 Stock Option Plan................................................22

      Employment   Contracts  and   Termination   of  Employment  and
         Change-in-Control Arrangements.....................................23

      Section 16(a) Beneficial Ownership Reporting Compliance...............24

      Certain Relationships and Related Transactions........................24

PROPOSAL  TWO:  APPROVAL  OF  PLAN  OF   REORGANIZATION   AND  MERGER
   AGREEMENT AND THE MERGER.................................................25

THE MERGER..................................................................25

      General  .............................................................25

      Conversion of Options.................................................25

      Recommendation and Reasons............................................26

      Conversion of Shares and Exchange of Certificates.....................27

      Required Approvals....................................................28

      Conditions and Effective Date; Amendment; Termination.................28

      Federal Income Tax Consequences.......................................29

      No Dissenters' Rights.................................................31

      No Insider Interests in the Proposed Transaction......................31

      Restrictions  on Sale of  Service  1st  Bank  and  Service  1st
         Bancorp common stock by Affiliates.................................31

CAPITALIZATION..............................................................33

BOOK VALUE OF SERVICE 1ST BANK'S COMMON STOCK...............................33

INFORMATION ABOUT SERVICE 1ST BANK..........................................34

      General  .............................................................34

      Markets and Competition...............................................35

      Intellectual Property and Other Rights................................35

      Employees.............................................................36

      Management............................................................36

      Properties............................................................36

      Legal Proceedings.....................................................36

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................37

      Business Organization.................................................37

      Earnings Overview.....................................................37

                                                                           Page

      Net Interest Income and Net Interest Margin...........................37

      Other Income..........................................................40

      Other Expenses........................................................40

            Salaries and employee benefits..................................40

            Occupancy expense...............................................40

            Equipment expense...............................................40

            Data processing and other professional services.................40

            Office supplies and equipment...................................41

            Advertising and promotional expense.............................41

            Courier expense.................................................41

            Other operating expense.........................................41

            Provision for income taxes......................................41

            Provision and Allowance for Loan Losses.........................41

            Summary of Loan Loss Experience.................................42

      Balance Sheet Analysis................................................42

            Loans...........................................................42

            Risk Elements...................................................44

            Nonaccrual Loans, Loans Past Due 90 Days and OREO ..............44

            Off-Balance Sheet Items.........................................45

            Investment Securities...........................................45

            Deposits........................................................47

      Capital Resources.....................................................48

      Liquidity.............................................................50

      Inflation ............................................................50

      Critical Accounting Policies..........................................50

            Use of Estimates in Preparation of Financial Statements.........50

            Allowance for Loan Losses.......................................51

            Stock-Based Compensation........................................51

      Other Matters.........................................................51

            Effects of Terrorism............................................51

INFORMATION ABOUT SERVICE 1ST BANCORP.......................................52

      General  .............................................................52

      Management of Service 1st Bancorp.....................................52

SUPERVISION AND REGULATION..................................................53

      General  .............................................................53

            Service 1st Bancorp.............................................53

            Service 1st Bank................................................54

                                                                           Page

      Capital Adequacy......................................................54

      Prompt Corrective Action..............................................56

      Safety and Soundness Regulations......................................57

      Interest Rate Risk....................................................58

      Community Reinvestment Act............................................58

      Deposit Insurance Assessments.........................................58

      Limitations on Dividends..............................................58

            Service 1st Bancorp.............................................58

            Service 1st Bank................................................59

      Impact of Monetary Policies...........................................59

      Recent Legislation and Other Changes..................................60

            California Assembly Bill 1432...................................60

            Gramm-Leach-Bliley Act..........................................60

            USA Patriot Act.................................................61

            Sarbanes-Oxley Act of 2002......................................62

            California Corporate Disclosure Act.............................64

CAPITAL STOCK OF SERVICE 1ST BANK AND SERVICE 1ST BANCORP...................65

      Authorized Capital....................................................65

      Voting Rights.........................................................65

      Assessment of Shares..................................................66

      Repurchase of Shares..................................................66

      Bylaws................................................................66

      Articles of Incorporation.............................................66

      Applicability of Securities Laws......................................66

      Dividends.............................................................67

      Preemptive Rights.....................................................67

      Liquidation Rights....................................................67

      Deregistration of Service 1st Bank Common Stock.......................67

INDEMNIFICATION.............................................................68

      California Legislation................................................68

      Directors' and Officers' Liability Insurance..........................69

      Commission Position on Indemnification................................69

PROPOSAL THREE: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS..............70

      Audit Fees............................................................70

      Financial Information System Design and Implementation Fees...........70

      All Other Fees........................................................70

EXPERTS ....................................................................71

                                                                           Page

LEGAL MATTERS ..............................................................71

ANNUAL REPORT ON FORM 10-KSB................................................71

ANNUAL REPORT...............................................................71

ANNUAL DISCLOSURE STATEMENT.................................................71

SHAREHOLDERS' PROPOSALS.....................................................72

OTHER MATTERS...............................................................72

WHERE TO FIND MORE INFORMATION .............................................72

ANNEX A:  PLAN OF REORGANIZATION AND MERGER AGREEMENT

ANNEX B:  FINANCIAL STATEMENTS

                                                       Mailed to shareholders on
                                                        or about April 28, 2003


                                SERVICE 1ST BANK
                                 PROXY STATEMENT

                               SERVICE 1ST BANCORP
                                   PROSPECTUS
                               2800 W. March Lane
                           Stockton, California 95219
                            Telephone (209) 956-7800


INFORMATION CONCERNING THE SOLICITATION

         Service 1st Bank is providing this proxy statement-prospectus to solicit proxies for use at the 2003 annual meeting of shareholders to be held on Thursday, May 29, 2003, at 6:00 p.m. at 60 West 10th Street, Tracy, California, and at any and all postponements or adjournments of the annual meeting. Only shareholders of record on April 11, 2003, will be entitled to notice of and to vote at the meeting. At the close of business on that record date, Service 1st Bank had outstanding and entitled to be voted 1,100,100 shares of its no par value common stock.

         The matters to be considered and voted upon at the annual meeting will be:

1. Election of Directors. Election of twelve (12) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified. See "PROPOSAL ONE: ELECTION OF DIRECTORS."

2. Approval of Plan of Reorganization and Merger Agreement. A proposal to approve a plan of reorganization and merger agreement, dated as of March 11, 2003, among Service 1st Bank, Service 1st Bancorp, a newly formed bank holding company, and Service 1st Merger Corporation, a wholly-owned subsidiary of Service 1st Bancorp, which provides for the merger of Service 1st Merger Corporation into Service 1st Bank with Service 1st Bank surviving the merger to become a wholly-owned subsidiary of Service 1st Bancorp. See "PROPOSAL TWO:
APPROVAL OF PLAN OF REORGANIZATION AND PLAN OF REORGANIZATION AND MERGER AGREEMENT.

         The directors of Service 1st Bancorp are the same as the directors of Service 1st Bank. All of these directors of Service 1st Bancorp have held office since shortly after its incorporation. They will hold office until the next annual meeting of shareholders of Service 1st Bancorp or until their successors are duly elected and qualified. See "SERVICE 1ST BANCORP - Management of Service 1st Bancorp."

3. Ratification of Accountants. Ratification of the appointment of Vavrinek, Trine, Day & Co., LLP as independent public accountants for the year 2003.

4. Other Matters. Such other matters as may properly come before the annual meeting and any and all postponements or adjournments of the annual meeting.

         This proxy statement-prospectus also constitutes a prospectus of Service 1st Bancorp with respect to up to 1,271,100 shares of common stock of Service 1st Bancorp, which will be issued in connection with the merger. This number includes 1,100,100 shares issuable to holders of the 1,100,100 shares of Service 1st Bank common stock presently issued and outstanding and 171,000 shares issuable to the holders of outstanding options under the Service 1st Bank 1999 Stock Option Plan. After the merger, each outstanding share of Service 1st Bank common stock (including shares acquired by the exercise of stock options prior to the effective date of the merger) will be converted into one share of Service 1st Bancorp common stock. See "THE MERGER."


--------------------------------------------------------------------------------
         No persons have been authorized to give any information or to make any representations other than those contained in the proxy statement-prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Service 1st Bank, Service 1st Bancorp or Service 1st Merger Corporation.
         This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of the proxy statement-prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Service 1st Bank, Service 1st Bancorp or Service 1st Merger Corporation since the date hereof or that the information herein is correct as of any time subsequent to such date.
--------------------------------------------------------------------------------



          The date of this proxy statement-prospectus is April 21, 2003

                                     SUMMARY

         This summary highlights selected information in this proxy-statement prospectus and may not contain all of the information that you consider important. For a more complete description of the terms of the plan of reorganization and merger agreement, you should carefully read this entire proxy statement-prospectus and the other information to which it refers. See, "Where You Can Find More Information" on Page 72. The plan of reorganization and merger agreement is attached to this proxy statement-prospectus as Annex A. We encourage you to read the plan of reorganization and merger agreement, since it is the legal document that governs the proposed merger transaction.

         This proxy statement-prospectus includes forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and information currently available. Forward-looking statements include principally the information concerning the anticipated effect of the plan of reorganization and merger agreement on Service 1st Bank and its shareholders. Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used. Service 1st Bank's actual future results and shareholder values may differ materially from those anticipated and expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Service 1st Bank's ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements.

The Parties

         Service 1st Bank is a state chartered bank organized on May 14, 1999 and opened for business on November 10, 1999. As of December 31, 2002, the Bank operated two full-service offices in the cities of Stockton and Tracy in San Joaquin County. Service 1st Bank offers a full range of commercial banking services to individuals, small and medium sized businesses and professionals in San Joaquin County and the surrounding communities. See "INFORMATION ABOUT SERVICE 1ST BANK - General."

         Service 1st Bancorp was incorporated on January 23, 2003 for the principal purpose of engaging in activities permitted for a bank holding company. Service 1st Bancorp has not yet commenced active operations. After the merger, Service 1st Bancorp will act as a holding company for Service 1st Bank and will be a legal entity separate and distinct from Service 1st Bank. See "INFORMATION ABOUT SERVICE 1ST BANCORP - General."

         Service 1st Merger Corporation was incorporated on February 21, 2003 for the purpose of facilitating the merger. Service 1st Merger Corporation was organized as a wholly-owned subsidiary of Service 1st Bancorp and will merge with and into Service 1st Bank, at which time it will cease to exist as a separate entity and Service 1st Bank will become the wholly-owned subsidiary of Service 1st Bancorp.

Meeting Information

         Date, Time and Place. May 29, 2003, at 6:00 p.m. at Service 1st Bank's Tracy office located at 60 West 10th Street, Tracy, California.

         Purposes. The matters to be considered and voted upon at the annual meeting will be:

         1. Election of Directors. Election of twelve directors to serve until the next annual meeting of Service 1st Bank shareholders and until their successors are elected and qualified.

         2. Approval of Plan of Reorganization and Merger Agreement. A proposal to approve the plan of reorganization and merger agreement, dated March 11, 2003, among Service 1st Bank, Service 1st Bancorp and Service 1st Merger Corporation, which provides for the merger of Service 1st Merger Corporation into Service 1st Bank with Service 1st Bank surviving the merger to become a wholly-owned subsidiary of Service 1st Bancorp.

         3. Ratification of Accountants. Ratification of the appointment of Vavrinek, Trine, Day & Co., LLP as independent public accountants for the year 2003.

         4. Other Matters. Such other matters as may properly come before the annual meeting and any and all postponements or adjournments of the annual meeting.

         Record Date. Only shareholders of record at the close of business on April 11, 2003, will be entitled to vote at the annual meeting.

         Vote Required; Security Ownership. The affirmative vote at the annual meeting of the holders of at least a majority of the total outstanding shares of Service 1st Bank common stock is required to approve the plan of reorganization and merger agreement and the merger. In connection with the election of directors of Service 1st Bank, shareholders are entitled to cumulate their votes. See "GENERAL INFORMATION - Voting Securities; Record Date; Cumulative Voting."

The Merger

         The Merger. The plan of reorganization and merger agreement provides that Service 1st Merger Corporation will merge with and into Service 1st Bank, so that Service 1st Bank will become a wholly-owned subsidiary of Service 1st Bancorp. At the effective date of the merger, each outstanding share of Service 1st Bank common stock will be converted into, and may be exchanged for, one share of Service 1st Bancorp common stock. The currently outstanding options to purchase up to an aggregate of 171,000 shares of Service 1st Bank's common stock will be converted into Service 1st Bancorp options to purchase the same number of shares of Service 1st Bancorp common stock on the same terms and conditions as currently are in effect. See "THE MERGER - Conversion of Options." The merger is planned to occur as soon as possible after all necessary conditions, including shareholder and regulatory approvals, have been obtained.

         A copy of the plan of reorganization and merger agreement is attached as Annex A to this proxy statement-prospectus and is incorporated by this reference. No change in the management of Service 1st Bank will result from the merger, and the directors and executive officers of Service 1st Bank also will serve as the directors and executive officers of Service 1st Bancorp. See "THE MERGER - General."

         Recommendations and Reasons. Service 1st Bank's board of directors has unanimously approved the plan of reorganization and merger agreement and the merger and recommends their approval by the shareholders of Service 1st Bank. The board of directors believes that a bank holding company structure offers greater flexibility in the conduct of business activities in comparison to Service 1st Bank's present corporate structure. The advantages include additional flexibility:

         o in the expansion of Service 1st Bank's business through the acquisition of other financial institutions;

         o in the raising of additional capital through alternatives to equity such as trust preferred securities and other debt instruments;

         o in the ability to repurchase its securities (subject to applicable regulatory requirements); and

         o in acquiring or establishing other businesses related to banking as holding company subsidiary corporations with a separate legal existence from that of Service 1st Bank.

         The board of directors does not believe that there are any significant disadvantages to implementing a holding company structure for Service 1st Bank, and believes that the incremental additional costs, if any, of operating under such a structure will not be material. See "THE MERGER - Recommendations and Reasons."

         Required Regulatory Approvals. The merger must be approved by the California Commissioner of Financial Institutions (the "Commissioner"), the Federal Deposit Insurance Corporation (the "FDIC") and the Board of Governors of the Federal Reserve System (the "FRB"). Applications for these approvals either have been filed and are pending or will soon be filed. Service 1st Bancorp and Service 1st Bank believe that all such approvals will be obtained. See "THE MERGER - Required Approvals."

         Conditions and Effective Date. In addition to required regulatory approvals and approval by Service 1st Bank's shareholders, the merger is also subject to other conditions set forth in the plan of reorganization and merger agreement. See "THE MERGER - Conditions and Effective Date; Amendment; Termination" and Annex A.

         Expenses. The expenses of the merger are estimated to be approximately $75,000. These expenses will be apportioned between Service 1st Bancorp and Service 1st Bank in accordance with applicable laws, regulations and principles of accounting. See "THE MERGER - Conditions and Effective Date; Amendment; Termination."

         Federal Income Tax Consequences. It is intended that the merger and the conversion of the outstanding shares of Service 1st Bank common stock into shares of Service 1st Bancorp common stock qualify as a tax-free reorganization for federal income tax purposes, with no gain or loss being recognized by Service 1st Bank's shareholders whose shares of Service 1st Bank common stock are converted into and exchanged for shares of Service 1st Bancorp common stock. Service 1st Bank expects to receive an opinion from its independent public accountants substantially to that effect. See "THE MERGER - Federal Income Tax Consequences."

         No Dissenters' Rights. Shareholders of Service 1st Bank will not have any dissenters' rights in connection with the merger. See "THE MERGER - No Dissenters' Rights."

         Regulation and Supervision. After the merger, Service 1st Bancorp will be regulated as a bank holding company by the FRB and will be subject to its rules and regulations. See "SUPERVISION AND REGULATION." Service 1st Bank will continue to exist as a California banking corporation subject to regulation by the Commissioner and the FRB; Service 1st Bank's deposits will continue to be insured by the FDIC to the maximum amount permitted by law; and Service 1st Bank will continue to engage in substantially the same business and activities in which it is presently engaged. See "SEE INFORMATION ABOUT SERVICE 1ST BANK - General."

         Certain Changes in Shareholders' Rights. Shareholders of Service 1st Bank will become shareholders of Service 1st Bancorp. There are certain differences under California law between the rights of shareholders of Service 1st Bancorp as opposed to Service 1st Bank. See "CAPITAL STOCK OF SERVICE 1ST BANCORP AND SERVICE 1ST BANK."

                                  RISK FACTORS

         In deciding whether to vote in favor of the merger, the shareholders of Service 1st Bank should consider carefully the following factors, in addition to the other information set forth in this proxy statement-prospectus.

         o   Service 1st Bancorp has no operating history

                  Service 1st Bancorp was recently incorporated, on January 23,
             2003, and has no history of operations or financial performance which shareholders may consider in connection with their decision whether to approve the plan of reorganization and merger agreement and the merger.

         o   Service 1st Bancorp profitability is dependent upon Service 1st
             Bank

                  Service 1st Bancorp's principal business activity for the
             foreseeable future will be to act as the holding company of Service 1st Bank. The profitability of Service 1st Bancorp will therefore be dependent on the profitability of Service 1st Bank. Consequently, Service 1st Bancorp will be subject to the same risks as Service 1st Bank, which operates in an extremely competitive banking environment, competing with a number of banks and other financial institutions which possess greater financial resources than those available to Service 1st Bank. In addition, the banking business is affected by general economic and political conditions, both domestic and international, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international terrorism and other disorders as well as other factors beyond the control of Service 1st Bank and Service 1st Bancorp may adversely affect their profitability. Banks and bank holding companies are also subject to extensive governmental supervision, regulation and control, and future legislation and government policy could adversely affect the banking industry and in turn the operations of Service 1st Bank and Service 1st Bancorp by, among other matters, increasing their regulatory compliance costs.


                           FORWARD-LOOKING STATEMENTS

         Statements in this proxy statement-prospectus and in the documents attached to this proxy statement-prospectus are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in the statements, depending on a variety of factors. You should carefully review all information, including the financial statements attached as Annex B and the notes to the financial statements.

         Forward-looking statements regarding each of Service 1st Bancorp and Service 1st Bank and the combined company following the merger, include statements relating to the financial condition, results of operations and business of Service 1st Bancorp and Service 1st Bank following completion of the merger. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following possibilities:

         o competitive pressures among depository and other financial services companies increase significantly;

         o changes in the interest rate environment reduce interest margins, cause an increase in the prepayment rate on mortgages and other loans or reduce the demand for new loans;

         o general economic or business conditions, either internationally, nationally or in the State of California, are less favorable than expected, resulting in, among other things, a deterioration in credit quality and increased loan losses or a reduced demand for credit;

         o acts of terrorism such as the events of September 11, 2001, and the threat of military conflicts;

         o legislation or regulatory requirements or changes adversely affect the businesses in which the combined company would be engaged;

         o changes in the securities markets, or a decline in the trading price of Service 1st Bancorp common stock; and

         o   other factors referenced in this proxy statement-prospectus.

         The management of Service 1st Bank and Service 1st Bancorp believe these forward-looking statements are reasonable; however, undue reliance should not be placed on the forward-looking statements, which are based on current expectations.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Service 1st Bancorp and Service 1st Bank following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Service 1st Bancorp and Service 1st Bank to control or predict.

                             SELECTED FINANCIAL DATA

         The Selected Financial Data set forth below for the two years ended December 31, 2002, have been derived from Service 1st Bank's audited financial statements. The information set forth below should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION" and Service 1st Bank's audited financial statements and notes thereto, included in Annex B attached to this proxy statement-prospectus.

                               FOR THE YEARS ENDED DECEMBER 31,

                                                                       2002            2001
                                                                   ------------    ------------

             Interest Income                                       $  3,996,122    $  2,738,039
             Interest Expense                                         1,234,322         847,917
                                                                   ------------    ------------
             Net interest Income                                      2,761,800       1,890,122
             Provision for loan loss                                    193,000         315,000
                                                                   ------------    ------------

             Net Interest Income After Provision for Loan Losses      2,568,800       1,575,122
             Non-interest Income                                        392,179         113,037
             Non-interest Expense                                     2,741,026       2,329,689
             Income (Loss)  before Provision for Taxes                  219,953        (641,530)
             Tax Expense                                                    800             800
                                                                   ------------    ------------
             Net Income  (Net Loss)                                $    219,153    $   (642,330)
                                                                   ============    ============
             Net Income (Loss) Per Share - Basic                   $        .20    $      (0.58)
             Net Income (Loss) Per Share - Diluted                          .20           (0.58)
             Weighted Average Shares for per Share Calculation        1,100,100       1,100,100
                Return on Average Assets                                    .31%          (1.60%)
                Return on Average Equity                                   2.77%          (7.87%)
                Average Equity to Average Assets                          11.16%          20.31%
                Average Loans to Average Deposits                         64.21%          71.74%
                Total Assets as of December 31,                    $ 83,306,327    $ 56,196,919
                Total Deposits as of December 31,                  $ 74,721,424    $ 45,640,890
                Net Interest Margin                                        4.22%           5.20%

                          MARKET INFORMATION CONCERNING
            SERVICE 1ST BANK'S AND SERVICE 1ST BANCORP'S COMMON STOCK

Market Quotations

         There is limited trading in and no established public trading market for Service 1st Bank's common stock. Service 1st Bank's common stock is not listed on any exchange and is not quoted by The Nasdaq Stock Market. Service 1st Bank's common stock is quoted on the OTC Bulletin Board under the symbol "SRVF." The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of April 11, 2003, there were 1,100,100 shares of Service 1st Bank's common stock outstanding. Service 1st Bank's common stock was registered under Section 12(g) of the Securities Exchange Act of 1934, by the filing of its registration statement on Form 10-SB with the FDIC on April 27, 2000. Vanguard Capital and Wells Fargo Van Kasper have facilitated trades in the Service 1st Bank's common stock. The high and low bid quotations for Service 1st Bank's common stock for each full quarterly period of Service 1st Bank's operations for the last two years is listed in the chart below.

             Calendar Year              High               Low
             -------------              ----               ---

                  2002
             First Quarter             $ 9.50            $ 8.50
             Second Quarter            $10.00            $ 8.43
             Third Quarter             $ 9.50            $ 8.25
             Fourth Quarter            $10.00            $ 9.50

                  2001
             First Quarter             $10.00            $ 9.50
             Second Quarter            $ 9.50            $ 9.50
             Third Quarter             $ 9.50            $ 9.50
             Fourth Quarter            $10.00            $ 9.50


         The high and low bid quotations for Service 1st Bank's common stock were $10.00 and $9.50 as of March 31, 2003.

         As of April 11, 2003, there were approximately 667 shareholders of Service 1st Bank's common stock. There are no other classes of common equity outstanding.

         Service 1st Bancorp was formed by Service 1st Bank for the sole purpose of becoming Service 1st Bank's parent bank holding company. Consequently, there is no established market for Service 1st Bancorp common stock that will be issued in connection with the merger. It is expected that Service 1st Bancorp common stock will be traded on the OTC Bulletin Board as Service 1st Bank's common stock is now traded. After the merger, all shares of Service 1st Bank's common stock will be owned by Service 1st Bancorp, and trading in Service 1st Bank's common stock will cease. Service 1st Bancorp common stock will be quoted on the OTC Bulletin Board following the effective date of the merger.

Dividends and Dividend Policy

         Service 1st Bank. Service 1st Bank's shareholders are entitled to receive dividends when and as declared by its board of directors, out of funds legally available therefor, subject to the restrictions set forth in the California Financial Code. The California Financial Code provides that a bank may not make a cash distribution within any one calendar year to its shareholders in excess of the lesser of (a) the bank's retained earnings; or (b) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the Commissioner, make a distribution to its shareholders in an amount not exceeding the greater of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that the Commissioner determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

         The FDIC may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or if after the payment of such dividends, the bank would be included in one of the "undercapitalized" categories for capital adequacy purposes pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

         Service 1st Bank has not paid dividends since it commenced operations and does not anticipate the payment of dividends in the near future. Payment of dividends in the future will be determined by the board of directors after consideration of various factors including the profitability and capital adequacy of Service 1st Bank. In addition, Service 1st Bank has deficit retained earnings of $2,902,979 at December 31, 2002. Under the California Financial Code requirements for the payment of dividends described above, Service 1st Bank is restricted from paying dividends without the prior consent of the Commissioner until the deficit retained earnings are eliminated.

         Service 1st Bancorp. Under California law, shareholders of Service 1st Bancorp may receive dividends when and as declared by its board of directors out of funds legally available therefor. With certain exceptions, a California corporation may not pay a dividend to its shareholders unless its retained earnings equal at least the amount of the proposed dividend. California law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets the following two generally stated conditions: (i) the corporation's assets equal at least 1 1/4 times its liabilities; and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

         FRB policy prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowings or other arrangements that might adversely affect the holding company's financial position. The policy further declares that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. Other FRB policies forbid the payment by the bank subsidiaries to their parent companies of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual cost plus a reasonable profit).

                               GENERAL INFORMATION



Annual Report to Shareholders and Financial Data

         Service 1st Bank's 2002 Annual Report to Shareholders is being mailed to shareholders along with this proxy statement-prospectus. Service 1st Bank's report of independent public accountants on audited balance sheets as of December 31, 2002 and 2001, related audited statements of operations, shareholders' equity and cash flows for each of the two years ended December 31, 2002, and notes to financial statements, included in the 2002 Annual Report to Shareholders is also separately attached to this proxy statement-prospectus as Annex B.

         No historical financial information is available for Service 1st Bancorp since it is a newly formed California corporation.

Revocability of Proxies

         Any person giving a proxy in the form accompanying this proxy statement-prospectus has the power to revoke that proxy prior to its exercise. The proxy may be revoked prior to the annual meeting by delivering to the Secretary of Service 1st Bank either a written instrument revoking the proxy or a duly executed proxy bearing a later date. The proxy may also be revoked by the shareholder by attending and voting at the annual meeting. The proxy will be voted as directed by the shareholder giving the proxy and if no directions are given on the proxy, the proxy will be voted "FOR" the nominees of the board of directors as described in this proxy statement-prospectus, "FOR" approval of the plan of reorganization and merger agreement and the merger, "FOR" the ratification of the appointment of Vavrinek, Trine, Day & Co., LLP as independent public accountants for the year 2003, and, at the proxy holders' discretion, on such other matters, if any, which may come before the annual meeting and any and all postponements or adjournments of the annual meeting.

Solicitation of Proxies

         The solicitation of proxies is being made by the board of directors of Service 1st Bank. The expense of preparing, assembling, printing, and mailing this proxy statement and the materials used in the solicitation of proxies for the annual meeting will be borne by Service 1st Bank. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors, and employees of Service 1st Bank may solicit proxies personally or by telephone, without receiving special compensation therefore. Service 1st Bank will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy statement-prospectus to shareholders whose stock in Service 1st Bank is held of record by such entities. In addition, Service 1st Bank may use the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it to be advisable.

Voting Securities; Record Date; Cumulative Voting

         There were issued and outstanding 1,100,100 shares of Service 1st Bank's common stock on April 11, 2003, which has been fixed as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the annual meeting (the "Record Date"). On any matter submitted to the vote of the shareholders, each holder of Service 1st Bank common stock will be entitled to one vote, in person or by proxy, for each share of common stock he or she held of record on the books of Service 1st Bank as of the

Record Date. Shares represented by proxies that reflect abstentions are treated as shares present and entitled to vote for purposes of determining a quorum, but have the same effect as a vote "AGAINST" a proposal. "Broker non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self regulatory organization of which the broker or nominee is a member) are treated as shares present and entitled to vote for purposes of a quorum, but also have the same effect as a vote "AGAINST" a proposal. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the annual meeting gives notice at the annual meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively. If any shareholder of Service 1st Bank gives such notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors. Cumulative voting allows a shareholder to cast a number of shares held in his or her name as of the Record Date multiplied by the number of directors to be elected. These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit.


                                  PROPOSAL ONE
                    ELECTION OF DIRECTORS OF SERVICE 1ST BANK

         Service 1st Bank's bylaws provide that the number of directors of Service 1st Bank shall not be less than nine (9) nor more than seventeen (17) until changed by an amendment to the bylaws adopted by Service 1st Bank's shareholders. The bylaws further provide that the exact number of directors is set at twelve (12) until changed by a bylaw amendment duly adopted by Service 1st Bank's shareholders or board of directors.

         The persons named below, all of whom are currently members of the board of directors, will be nominated for election as directors at the annual meeting to serve until the 2004 annual meeting of shareholders and until their successors are elected and qualified. Unless otherwise directed, votes will be cast by the proxy holders in such a way to effect, if possible, the election of the twelve (12) nominees named herein including, in the event of cumulative voting, the authority of the proxy holders to cumulate votes represented by the shares covered by proxies in the election of directors. The twelve (12) nominees for director receiving the most votes will be elected as directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the board of directors. The board of directors has no reason to believe that any of the nominees named below will be unable to serve if elected.

         The following table sets forth the names of and certain information, as of April 11, 2003, concerning the persons nominated by the board of directors for election as directors of Service 1st Bank.

                                      Year First
     Name and Title                    Appointed                   Principal Occupation
   Other Than Director        Age      Director                 During the Past Five Years
-------------------------     ---     ----------     ------------------------------------------------

John O. Brooks, Chairman       62        2000        Prior to joining Service 1st Bank on November
of the Board and Chief                               1, 2000, he was a Director and President and
Executive Officer                                    Chief Executive Officer of Tracy Federal
                                                     Savings Bank, Tracy, California, from 1998 to
                                                     2000, and Bay Area Bank, Redwood City,
                                                     California, from 1992 to 1998.

Eugene C. Gini                 65        1999        President and Chief Executive Officer of
                                                     Collins Electric Company, Inc., an electrical
                                                     contracting firm, Stockton, California, since
                                                     1987.

Bryan R. Hyzdu, President      44        1999        Prior to joining Service 1st Bank on November
                                                     10, 1999, he was a Regional Vice President and
                                                     Central Valley Portfolio Manager with Union
                                                     Bank of California, since 1992.

Robert D. Lawrence, M.D.       62        1999        Pathologist and owner of Delta Pathology
                                                     Associates Medical Group, Inc., Stockton,
                                                     California, since 1973.

Frances C. Mizuno              46        1999        Civil Engineer and Assistant Executive Director
                                                     of the San Luis and Delta Mendota Water
                                                     Authority, Byron, California, since 1992.

Richard R. Paulsen             44        1999        Life insurance agent for New York Life
                                                     Insurance Company and a partner in Resource
                                                     Management Group, a securities and financial
                                                     planning firm, Stockton, California, since 1983.

Gary A. Podesto                61        1999        Mayor of the City of Stockton, since 1997.
                                                     Formerly, owner of Food 4 Less grocery stores,
                                                     Stockton and Lodi, California, from 1994 to
                                                     1997.

Toni Marie Raymus              46        1999        President of Destiny Homes, a custom home
                                                     building company, Manteca, California, since
                                                     1997. Vice President of Raymus Development
                                                     and Sales, Inc., a developer of new homes,
                                                     Manteca, California, since 1980.

                                      Year First
     Name and Title                    Appointed                   Principal Occupation
   Other Than Director        Age      Director                 During the Past Five Years
-------------------------     ---     ----------     ------------------------------------------------

Michael K. Repetto             41        1999        Chief Executive Officer of Tracy Material
                                                     Recovery Facility, a disposal and waste
                                                     recycling company, Tracy, California, since
                                                     1995. Co-owner and Operations Manager of
                                                     Tracy Delta Solid Waste Management, a waste
                                                     management company, Tracy, California, since
                                                     1987.

Anthony F. Souza               62        1999        Owner of Souza Realty and Development, a real
                                                     estate sales, development and consulting
                                                     company, Tracy, California, since 1985.

Albert Van Veldhuizen          74        1999        Commercial real estate sales with Pan Pacific
                                                     Financial, a real estate income property lender,
                                                     Lodi, California, since 1994.

Donald L. Walters              47        1999        Managing member of Grower Direct Marketing,
                                                     a fresh produce sales and worldwide shipping
                                                     company, Stockton, California, since 1998.
                                                     President and Chief Executive Officer of
                                                     Walters Carpet One, Stockton, California, from
                                                     1982 until 1997 when the business was sold.

         None of the directors were selected pursuant to any arrangement or understanding other than with the directors and officers of Service 1st Bank acting within their capacities as such. There are no family relationships between any two or more of the directors, officers or persons nominated or chosen by the board of directors to become a director or officer, except that Bryan R. Hyzdu and Donald L. Walters are brothers-in-law. No director or officer of Service 1st Bank serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

         None of the nominees were subject to any legal proceedings involving violations of securities laws, convictions in a criminal proceeding (excluding traffic violations and minor offenses) or had a petition under bankruptcy laws filed against themselves or an affiliate within the last five years.

Security Ownership of Certain Beneficial Owners and Management

         Management of Service 1st Bank knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent or more of the outstanding shares of Service 1st Bank common stock, except as set forth in the table below. The following table sets forth, as of April 11, 2003, the number and percentage of shares of Service 1st Bank common stock beneficially owned, directly or indirectly, by each of Service 1st Bank's directors, principal shareholders, the executive officers(1) named in the Summary Compensation Table, and the directors and named executive officers as a group. In general, beneficial ownership includes shares over which a director, principal shareholder, or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of April 11, 2003. Unless otherwise indicated, the persons listed below have sole voting and investment powers respecting the shares beneficially owned. Management is not aware of an arrangement which may, at a subsequent date, result in a change of control of Service 1st Bank.


                                                             Amount and Nature
                                   Name and Address of         of Beneficial         Percent
        Title of Class             Beneficial Owner(2)           Ownership           of Class
------------------------------   -----------------------   ---------------------   ------------
  Common Stock, No Par Value       John O. Brooks                21,667 (3)            1.94%

  Common Stock, No Par Value       Robert E. Bloch               11,320 (4)            1.02%

  Common Stock, No Par Value       Patrick Carman                10,277 (5)            0.93%

  Common Stock, No Par Value       Eugene C. Gini                31,818 (6)            2.88%

  Common Stock, No Par Value       Bryan R. Hyzdu                33,500 (7)            2.99%

  Common Stock, No Par Value       Robert D. Lawrence            32,461 (8)            2.94%

  Common Stock, No Par Value       Frances C. Mizuno             15,503 (9)            1.40%

  Common Stock, No Par Value       Richard R. Paulsen            16,000(10)            1.45%

  Common Stock, No Par Value       Gary A. Podesto               14,998(11)            1.36%

  Common Stock, No Par Value       Toni Marie Raymus             16,791(12)            1.52%

  Common Stock, No Par Value       Michael K. Repetto            15,000(13)            1.36%

  Common Stock, No Par Value       Anthony F. Souza              17,325(14)            1.57%

  Common Stock, No Par Value       Albert Van Veldhuizen         15,250(15)            1.38%

  Common Stock, No Par Value       Donald L. Walters             16,040(16)            1.45%

All directors and executive officers as a group (14 persons)    267,950(17)           22.27%

------------------------------

(1) As used in this proxy statement, the term "executive officer" of Service 1st Bank includes the Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Credit Officer.

(2) The address for beneficial owners is c/o Service 1st Bank, 2800 W. March Lane, Suite 120, Stockton, California 95219.

(3) Mr. Brooks has shared voting and investment powers as to 21,667 shares. Includes 16,667 shares subject to stock options exercisable within 60 days of the Record Date.

(4) Mr. Bloch has shared voting and investment powers as to 11,320 shares. Includes 10,000 shares subject to stock options exercisable within 60 days of the Record Date.

(5) Mr. Carman has shared voting and investment powers as to 10,277 shares. Includes 6,667 shares subject to stock options exercisable within 60 days of the Record Date.

(6) Mr. Gini has shared voting and investment powers as to 31,818 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(7) Mr. Hyzdu has shared voting and investment powers as to 33,500 shares. Includes 20,000 shares subject to stock options exercisable within 60 days of the Record Date.

(8) Dr. Lawrence has shared voting and investment powers as to 32,461 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(9) Ms. Mizuno has shared voting and investment powers as to 15,503 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(10) Mr. Paulsen has shared voting and investment powers as to 16,000 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(11) Mr. Podesto has shared voting and investment powers as to 14,998 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(12) Ms. Raymus has shared voting and investment powers as to 16,791 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(13) Mr. Repetto has shared voting and investment powers as to 15,000 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(14) Mr. Souza has shared voting and investment powers as to 17,325 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(15) Mr. Van Veldhuizen has shared voting and investment powers as to 15,250 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(16) Mr. Walters has shared voting and investment powers as to 16,040 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of the Record Date.

(17) Includes 103,334 shares subject to stock options exercisable within 60 days of the Record Date.


The Board of Directors and Committees

         Service 1st Bank's board of directors held 13 meetings during 2002. In addition to meeting as a group to review Service 1st Bank's business, members of the board of directors served on certain standing committees. During 2002, no director attended less than 75% of the aggregate of the number of meetings held by the board of directors and of all committee meetings on which such director served, except director Repetto who attended 70.45%.

         Service 1st Bank does not have a nominating committee. The board of directors performs the functions of a nominating committee.

         The executive committee held 4 meetings during 2002. The committee consists of directors Brooks, Gini, Paulsen, Souza and Walters. The executive committee reviews compensation and employee benefit plans and determines the compensation of Service 1st Bank's executive officers.

         The audit committee held 4 meetings in 2002. The committee consists of directors Mizuno, Podesto, Raymus, and Repetto. The audit committee generally recommends the appointment of and oversees Service 1st Bank's independent public accountants, monitors and reviews all audit and examining reports, financial and accounting organization and financial planning, and internal controls. See the audit committee report below for additional information regarding the functions of the audit committee.

                             AUDIT COMMITTEE REPORT

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF SERVICE 1ST BANK'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, IN WHOLE OR IN PART, THE FOLLOWING REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILING.

         The Audit Committee consists of the following members of the Service 1st Bank's board of directors: Frances Mizuno, Toni Marie Raymus, Michael Repetto and Gary Podesto. Each of the members of the committee is independent as defined under the National Association of Securities Dealers' listing standards. The committee operates under policies established by the board of directors.

         The committee's responsibilities include providing advice with respect to Service 1st Bank's financial matters and assisting the board of directors in discharging its responsibilities regarding finance, accounting, tax and legal compliance. The committee's primary responsibilities are to: (1) serve as an independent and objective party to monitor Service 1st Bank's financial reporting process and internal control system; (2) review and evaluate the audit efforts of Service 1st Bank's independent accountants and internal audit procedures; (3) evaluate Service 1st Bank's quarterly financial performance as well as its compliance with laws and regulations; (4) oversee management's establishment and enforcement of financial policies and business practices; and
(5) facilitate communication among the independent accountants, financial and senior management, counsel, the internal audit function and the board of directors.

         The committee has reviewed and discussed the audited financial statements of Service 1st Bank for the fiscal year ended December 31, 2002 with Service 1st Bank's management. The committee has discussed with Vavrinek, Trine, Day & Co., LLP, Service 1st Bank's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The committee has also received the written disclosures and the letter from Vavrinek, Trine, Day & Co., LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the committee has discussed the independence of Vavrinek, Trine, Day & Co., LLP with that firm.

         Based on the committee's review and discussions noted above, the committee recommended to the board of directors that Service 1st Bank's audited financial statements be included in Service 1st Bank's annual report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the Federal Deposit Insurance Corporation.

Submitted by:



/s/ FRANCES MIZUNO /s/GARY PODESTO /s/TONI MARIE RAYMUS /s/MICHAEL REPETTO

                      COMPENSATION AND CERTAIN TRANSACTIONS


Executive Officers

         The following table sets forth as of April 11, 2003, information concerning executive officers of Service 1st Bank, excluding John O. Brooks, Chief Executive Officer, and Bryan R. Hyzdu, President, as to whom the same information has been previously disclosed above in connection with their nomination for election as directors of Service 1st Bank.


                           Executive Officer                  Principal Occupation
     Name          Age           Since                     During the Past Five Years
--------------     ---     -----------------     -----------------------------------------------

Patrick Carman      53            2000           Executive Vice President and Chief Credit
                                                 Officer of Service 1st Bank. Prior to joining
                                                 Service 1st Bank on August 7, 2000, he held
                                                 positions as Senior Vice President and Senior
                                                 Credit Officer from 1999 to 2000, Credit
                                                 Administrator from 1998 to 1999, and as SBA
                                                 portfolio manager from 1995 to 1998, at East
                                                 County Bank, Antioch, California.

Robert E. Bloch     55            2001           Executive Vice President and Chief Financial
                                                 Officer of Service 1st Bank. Prior to joining
                                                 Service 1st Bank on March 26, 2001, he was
                                                 Executive Vice President and Chief Financial
                                                 Officer for Mission Community Bank, N.A.,
                                                 San Luis Obispo, California, from 1999 to 2001,
                                                 and Executive Vice President and Chief
                                                 Financial Officer of Heritage Oaks Bank, Paso
                                                 Robles, California, from 1992 to 1999.

Executive Compensation

         The following table shows the compensation paid to Service 1st Bank's executive officers for the three fiscal years ended December 31, 2002.

                                                 Summary Compensation Table
------------------------------------------------------------------------------------------------------------
                                                                              Long Term Compensation
------------------------------------------------------------------------------------------------------------
                         Annual Compensation                                     Awards             Payouts
----------------------------------------------------------------------------------------------------------------------------
         (a)            (b)       (c)         (d)           (e)            (f)            (g)         (h)           (i)
----------------------------------------------------------------------------------------------------------------------------
                                                                                      Securities
                                                           Other                      Underlying
                                                          Annual       Restricted      Options/      LTIP        All Other
 Name and Principal             Salary      Bonus      Compensation       Stock          SARs       Payouts    Compensation
      Position         Year     ($)(1)      ($)(2)        ($)(3)       Award(s)($)      (#)(4)        ($)         ($)(5)
----------------------------------------------------------------------------------------------------------------------------
John O. Brooks (6)     2002    $121,800    $ 12,166                                         -0-                  $ 6,000
Chief Executive       ------------------------------------------------------------------------------------------------------
Officer                2001    $120,000    $     -0-                                        -0-                  $ 6,000
                      ------------------------------------------------------------------------------------------------------
                       2000    $ 25,000    $     -0-                                    25,000                   $ 1,000
----------------------------------------------------------------------------------------------------------------------------
Bryan R. Hyzdu (7)     2002    $111,650    $ 21,152                                         -0-                  $ 9,542
President             ------------------------------------------------------------------------------------------------------
                       2001    $110,000    $     -0-                                        -0-                  $ 9,383
                      ------------------------------------------------------------------------------------------------------
                       2000    $110,000    $     -0-                                        -0-                  $ 9,230
----------------------------------------------------------------------------------------------------------------------------
Robert E. Bloch (8)    2002    $ 96,425    $  9,631                                         -0-                  $ 4,800
Executive Vice        ------------------------------------------------------------------------------------------------------
President & Chief      2001    $ 73,077    $  5,000                                     15,000                   $ 3,600
Financial Officer     ------------------------------------------------------------------------------------------------------
                       2000    $     -0-   $     -0-                                        -0-                  $    -0-
----------------------------------------------------------------------------------------------------------------------------
Patrick Carman (9)     2002    $ 87,500    $  8,740                                         -0-                  $ 4,800
Executive Vice        ------------------------------------------------------------------------------------------------------
President and Chief    2001    $ 85,000    $     -0-                                        -0-                  $ 4,800
Credit Officer        ------------------------------------------------------------------------------------------------------
                       2000    $ 34,163    $     -0-                                    10,000                   $   400
----------------------------------------------------------------------------------------------------------------------------

(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the 401(k) Plan.

(2) Amounts shown as bonus payments were earned or accrued during the year indicated and paid in the immediately following year. Mr. Bloch's bonus shown in 2001 was included in his employment offer letter dated February 26, 2001 and paid in 2002.

(3) No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer's total annual salary and bonus during 2002, 2001 and 2000.

(4) Amounts shown represent the number of shares granted in the year indicated. Incentive options were granted to the named executive officers under the 1999 Stock Option Plan (the "1999 Plan") at grant prices of $9.50 for Mr. Bloch and $10.00 for Messrs. Brooks, Hyzdu and Carman on the respective grant dates. Under the 1999 Plan, options may be granted to non-employee directors, officers and employees of Service 1st Bank. Options granted under the 1999 Plan may be either incentive options or nonstatutory options, however, only nonstatutory options may be granted to non-employee directors. Options granted become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Upon a change in control of Service 1st Bank, options do not become fully vested and exercisable, but may be assumed or equivalent options may be substituted by a successor corporation. Options are adjusted to protect against dilution in the event of certain changes in Service 1st Bank's capitalization, including stock splits and stock dividends. All options granted to the named executive officers are incentive stock options and have an exercise price equal to the fair market value of Service 1st Bank's common stock on the date of grant.

(5) Amounts shown for each named executive officer include any life/disability insurance premiums and automobile allowance, for the year indicated. Service 1st Bank has a 401(k) Plan which was adopted in 2000. Generally, all Service 1st Bank employees are eligible to participate in the 401(k) Plan. Participating employees may defer a portion of their compensation in the 401(k) Plan and Service 1st Bank, at its option, may make matching contributions on participant's deferrals. Service 1st Bank did not make any matching contributions to the 401(k) Plan in the years 2002, 2001 and 2000.

(6) Mr. Brook's employment with Service 1st Bank commenced November 1, 2000. Mr. Brooks voluntarily reduced his salary during 2002 and 2001, from $150,000 as provided under the terms of his employment agreement to $121,800 and $120,000 respectively, to reflect the comparable reduction in his availability due to illness.

(7) Mr. Hyzdu's bonus in 2002 includes a $10,000 bonus under his severance agreement dated November 1, 2002, which replaced his expired prior employment agreement.

(8)  Mr. Bloch's employment with Service 1st Bank commenced March 26, 2001.

(9)  Mr. Carman's employment with Service 1st Bank commenced August 7, 2000.

(10) No stock options were granted during 2002 to the named executive officers as indicated in the table.

Aggregated Option/SAR Exercises and FY-End Option/SAR Values

         The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information concerning options exercised during 2002 and Fiscal Year-End Values (1).

----------------------------------------------------------------------------------------------------------------
      (a)                (b)              (c)                    (d)                             (e)
----------------------------------------------------------------------------------------------------------------
                                                        Number of Securities
                                                       Underlying Unexercised           Value of Unexercised
                       Shares                              Options/SARs at          In-the-Money Options/SARs at
                    Acquired on         Value                 FY-End (#)                     FY-End ($)
     Name           Exercise (#)     Realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable(2)
----------------------------------------------------------------------------------------------------------------
John O. Brooks           -0-             $-0-               16,667/8,333                     $ -0-/$ -0-
----------------------------------------------------------------------------------------------------------------

Bryan R. Hyzdu           -0-             $-0-                  20,000                        $ -0-/$ -0-
----------------------------------------------------------------------------------------------------------------

Robert E. Bloch          -0-             $-0-               10,000/5,000                     $ -0-/$ -0-
----------------------------------------------------------------------------------------------------------------

Patrick Carman           -0-             $-0-                6,667/3,333                     $ -0-/$ -0-
----------------------------------------------------------------------------------------------------------------

(1) The aggregate value has been determined based upon the fair market value of Service 1st Bank's common stock, at year-end, minus the exercise price.
(2) The exercisable and unexercisable values reflect the fact that the fair market value of Service 1st Bank's common stock at the fiscal year-end was equal to or less than the option grant prices of $9.50 and $10.00. The fair market value of Service 1st Bank's common stock as of April 11, 2003 was $10.00.

Equity Compensation Plan Information

         The chart below lists information regarding Service 1st Bank common stock issuable upon the exercise of stock options, the weighted average exercise price of those options and the number of shares available for issuance under the Service 1st Bank 1999 Stock Option Plan. Service 1st Bank has no other equity compensation plan and there are no warrants or other rights outstanding that would result in the issuance of shares of Service 1st Bank common stock.

----------------------------------------------------------------------------------------------------------------
    Plan Category         Number of securities to be     Weighted-average exercise     Number of securities
                          issued upon exercise of        price of outstanding          remaining available for
                          outstanding options,           options, warrants and         future issuance under
                          warrants and rights            rights                        equity compensation plans
                                                                                       (excluding securities
                                                                                       reflected in column (a))

                                      (a)                           (b)                           (c)
----------------------------------------------------------------------------------------------------------------
Equity compensation
plans approved by
security holders                    171,000                        9.91                         69,000
----------------------------------------------------------------------------------------------------------------
Equity compensation
plans not approved by
security holders                          0                           0                              0
----------------------------------------------------------------------------------------------------------------
            Total                   171,000                        9.91                         69,000
----------------------------------------------------------------------------------------------------------------


Director Compensation

         Non-employee members of the board of directors of Service 1st Bank were not paid director fees for serving on the board of directors and their respective committees during 2002. Directors may participate in the 1999 Stock Option Plan, discussed below.

1999 Stock Option Plan

         The Service 1st Bank 1999 Stock Option Plan was adopted by the board of directors on November 15, 1999, and approved by shareholders at the 1999 annual meeting of shareholders held on May 11, 2000 (the "1999 Plan"). The 1999 Plan set aside 240,000 shares of no par value common stock of Service 1st Bank for the grant of incentive and nonstatutory stock options to key, full-time salaried employees and officers of Service 1st Bank, and to the non-employee directors of Service 1st Bank. Only nonstatutory options may be granted to non-employee directors. Service 1st Bank's non-employee directors were granted nonstatutory options under the 1999 Plan to acquire 5,000 shares each of Service 1st Bank's common stock on the date of adoption of the 1999 Plan, at a grant price of $10.00 per share, which reflected the fair market value of Service 1st Bank's common stock on such date. The option grants were made subject to the approval of the 1999 Plan by the shareholders of Service 1st Bank. See footnote number 4 to the Summary Compensation Table for further information regarding the 1999 Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         Service 1st Bank and John O. Brooks entered into an employment agreement dated November 1, 2000, pursuant to which Mr. Brooks serves as the Chairman of the Board of Directors and Chief Executive Officer of Service 1st Bank. The employment agreement is for a three (3) year term, subject to termination rights of Service 1st Bank and Mr. Brooks. The employment agreement includes (i) an annual base salary of one hundred fifty thousand dollars ($150,000), subject to annual adjustment during the term in the discretion of the board of directors; (ii) an annual bonus payment based upon his achievement of various financial and Service 1st Bank stock performance goals established by the board of directors, which payment is to be distributed from a bonus pool limited to ten percent (10%) of the increase in net profits over budget goals for a given year established by the board of directors; (iii) a grant of incentive stock options to purchase twenty-five thousand (25,000) shares of Service 1st Bank's common stock under Service 1st Bank's 1999 Stock Option Plan;
(iv) an automobile allowance of five hundred dollars ($500) per month; (v) four
(4) weeks annual vacation; (vi) group life, health and disability insurance benefits; (vii) reimbursement of business expenses incurred on behalf of Service 1st Bank; (viii) severance payments upon termination without cause equal to six
(6) months base salary and payable within thirty (30) days of termination; and
(ix) severance payments upon the occurrence of certain events including termination of employment within eighteen (18) months following a change-in-control equal to one (1) year of base salary and payable within thirty
(30) days of such event.

         Service 1st Bank and Bryan R. Hyzdu entered into a severance agreement dated November 1, 2002, which replaced an expired employment agreement dated January 7, 1999. Mr. Hyzdu currently serves as the President of Service 1st Bank. The term of the severance agreement commences November 1, 2002 and continues until terminated by Service 1st Bank or Mr. Hyzdu in accordance with its provisions. The severance agreement includes (i) an annual base salary of one hundred thirteen thousand dollars ($113,300), subject to annual adjustment increase during the term in the discretion of the chief executive officer and/or the board of directors; (ii) an annual bonus payment in an amount to be determined in the discretion of the board of directors based upon Service 1st Bank's profitability and implementation of strategic plans; (iii) a non-recurring bonus payment of ten thousand dollars ($10,000); (iii) an automobile allowance of seven hundred fifty dollars ($750) per month; (v) four
(4) weeks annual vacation; (vi) group life, health and disability insurance benefits; (vii) reimbursement of business expenses incurred on behalf of Service 1st Bank; (viii) severance payments upon termination without cause equal to six
(6) months base salary; and (ix) severance payments upon the occurrence of certain events including termination of employment following events constituting a change-in-control equal to six (6) months of base salary.

         Service 1st Bank and Robert E. Bloch signed an offer of employment letter dated February 26, 2001, pursuant to which Mr. Bloch was offered the position of Executive Vice President and Chief Financial Officer of Service 1st Bank. The letter included (i) an annual base salary of ninety-five thousand dollars ($95,000) per year; (ii) a bonus payment of five thousand dollars ($5,000) payable one year following commencement of employment; (iii) a grant of stock options to purchase fifteen thousand (15,000) shares of Service 1st Bank's common stock under Service 1st Bank's 1999 Stock Option Plan; (iv) an auto allowance of four hundred dollars ($400) per month; (v) moving expense allowance of three thousand dollars ($3,000); (vi) four (4) weeks annual vacation; and
(vii) group life and medical insurance benefits.

         Service 1st Bank and Patrick Carman signed an offer of employment letter dated May 26, 2000, pursuant to which Mr. Carman was offered the position of Senior Vice President and Chief Credit Officer of

Service 1st Bank. The letter included (i) an annual base salary of eighty-five thousand dollars ($85,000) per year; (ii) a bonus payment up to a maximum of twelve thousand seven hundred fifty dollars ($12,750) based on an assessment of overall performance; (iii) a grant of stock options to purchase ten thousand (10,000) shares of Service 1st Bank's common stock under Service 1st Bank's 1999 Stock Option Plan; (iv) four (4) weeks annual vacation; (v) group life and medical insurance benefits; and (vi) severance payments upon termination without cause equal to six (6) months base salary for a termination occurring within eighteen (18) months of the date of his commencement of employment with Service 1st Bank or within twelve (12) months of the date of the commencement of employment of Mr. John Brooks, whichever event occurs first.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires Service 1st Bank's executive officers and directors, and persons who own more than ten percent of a registered class of Service 1st Bank's equity securities, to file reports of ownership and changes in ownership with the FDIC. Such persons are required by FDIC regulation to furnish Service 1st Bank with copies of all
Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Service 1st Bank believes that during 2002 its executive officers, directors and more than ten-percent beneficial owners complied with all filing requirements applicable to them.

Certain Relationships and Related Transactions

         Some of the directors and officers of Service 1st Bank and the companies with which those directors and officers are associated are customers of, and have had banking transactions with, Service 1st Bank in the ordinary course of Service 1st Bank's business, and Service 1st Bank expects to have banking transactions with such persons in the future. In the opinion of Service 1st Bank's management, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectibility or present other unfavorable features. The maximum aggregate amount of loans and credit extensions to all Service 1st Bank directors, officers and principal shareholders and their associates during the period commencing January 1, 2002 and ending December 31, 2002 was three million six hundred twenty thousand four hundred twenty-six dollars ($3,620,426), which amount constituted forty-six percent (46%) of the equity capital accounts of Service 1st Bank at that time. As of March 13, 2003, the total aggregate amount of loans and credit extensions was one million nine hundred six thousand seven hundred thirty-two dollars ($1,906,732), representing twenty-three (23%) of the equity capital accounts of Service 1st Bank at that time.

                                  PROPOSAL TWO
                       APPROVAL OF PLAN OF REORGANIZATION
                       AND MERGER AGREEMENT AND THE MERGER


                                   THE MERGER

General

         Shareholders of Service 1st Bank are being asked to consider and vote upon a proposal to approve a plan of reorganization and merger agreement, dated as of March 11, 2003, under which the business of Service 1st Bank will be conducted as a wholly-owned subsidiary of Service 1st Bancorp. Service 1st Bancorp is a California corporation formed by Service 1st Bank and at the direction of Service 1st Bank's board of directors for the specific purpose of becoming the bank holding company for Service 1st Bank. Service 1st Bank also formed Service 1st Merger Corporation as a California corporation. Service 1st Bancorp owns all of the issued and outstanding shares of capital stock of Service 1st Merger Corporation. Assuming all requisite approvals are obtained and certain other conditions are satisfied or waived, upon consummation of the merger, Service 1st Merger Corporation will be merged with and into Service 1st Bank, all outstanding shares of Service 1st Bank common stock held by Service 1st Bank's shareholders will be converted into and exchanged for shares of Service 1st Bancorp common stock on a share-for-share basis, Service 1st Bank's shareholders will become the shareholders of Service 1st Bancorp, and Service 1st Bancorp will become the sole shareholder and parent holding company of Service 1st Bank.

         Following the merger:

         o Service 1st Bank will continue to exist as a California banking corporation and to be regulated by the California Commissioner of Financial Institutions (the "Commissioner") and the Board of Governors of the Federal Reserve System (the "FRB");

         o Service 1st Bank's deposits will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum amount permitted by law;

         o Service 1st Bank will continue to be managed by its current board of directors and management; and

         o Service 1st Bank will continue to engage in substantially the same business and activities in which it is presently engaged at its presently established branch offices. See "SERVICE 1ST BANK -- General."

         The board of directors of Service 1st Bank has unanimously approved the plan of reorganization and merger agreement and the merger and recommends that the shareholders vote "FOR" the proposal.

         The terms of the merger are set forth in the plan of reorganization and merger agreement, a copy of which is attached as Annex A to this proxy statement-prospectus.

Conversion of Options

         There currently are outstanding under Service 1st Bank's 1999 Stock Option Plan options to purchase an aggregate of 171,000 shares of Service 1st Bank's authorized but unissued common stock at prices ranging between $9.50 and $10.00 per share which expire ten years from the date of grant. In accordance with the terms of the plan of reorganization and merger agreement, upon consummation of the merger, the 1999 Plan will be administered in an appropriate manner to reflect the merger and any outstanding options to purchase shares of common stock of Service 1st Bank will be converted into options to purchase the same numbers of shares of Service 1st Bancorp common stock on the same terms and conditions as currently are in effect.

Recommendation and Reasons

         Service 1st Bank's board of directors has unanimously approved the plan of reorganization and merger agreement and the merger and recommends their approval by the shareholders of Service 1st Bank. The board of directors believes that a bank holding company structure offers greater flexibility in the conduct of business activities in comparison to Service 1st Bank's present corporate structure. The advantages include additional flexibility:

         o in the expansion of Service 1st Bank's business through the acquisition of other financial institutions;

         o in the raising of additional capital through alternatives to equity such as trust preferred securities and other debt instruments;

         o in the ability to repurchase its securities (subject to applicable regulatory requirements); and

         o in acquiring or establishing other businesses related to banking as holding company subsidiary corporations with a separate legal existence from that of Service 1st Bank.

         The board of directors does not believe that there are any significant disadvantages to implementing a holding company structure for Service 1st Bank, and believes that the incremental additional costs, if any, of operating under such a structure will not be material. For example, Service 1st Bank currently files periodic reports with the FDIC under the Securities Exchange Act of 1934 on Forms 10-KSB, 10-QSB and 8-K in compliance with the requirements of those forms and the rules and regulations of the Securities and Exchange Commission as adopted by the FDIC. After the merger, Service 1st Bancorp will assume the responsibility for the preparation and filing of those reports in the same manner and on the same forms as before the merger; however, Service 1st Bancorp will file those reports with the Securities and Exchange Commission rather than the FDIC. Service 1st Bancorp will also file reports with the FRB, however, much of the data to be reported is contained in other reports filed by Service 1st Bank with the Commissioner and FDIC.

         Recent legislation, economic conditions and actions by financial institution regulators have combined to result in a period of consolidation in the bank and thrift industry, and the board of directors believes Service 1st Bank may have opportunities to expand its business and geographic markets through the acquisition of other financial institutions or of branch offices of other institutions. A bank holding company form of organization will provide Service 1st Bank with the greatest amount of flexibility in responding quickly to expansion opportunities. For instance, Service 1st Bank is not permitted to own a separate bank or thrift institution. In a holding company structure, on the other hand, a financial institution could be acquired and operated as a separate entity if it was desirable to do so. While Service 1st Bank and Service 1st Bancorp might in the future consider making acquisitions, neither Service 1st Bank nor Service 1st Bancorp is presently conducting discussions with any potential candidate for acquisition.

         A bank holding company structure may provide more alternatives in the raising of funds required by Service 1st Bank, or other subsidiaries of the holding company, particularly under changing conditions in financial and monetary markets. Indeed, if a subsidiary of the holding company required additional capital, the holding company might raise that capital by relying on its own borrowing capacity reflecting all of its subsidiaries, thereby eliminating the need to sell additional equity capital. While there currently are no plans for Service 1st Bancorp to borrow funds for the use of or to contribute to the capital of Service 1st Bank (nor is Service 1st Bank presently in need of additional capital funds to meet the capital adequacy requirements of federal and state regulatory authorities), management believes that the added borrowing flexibility provided by a holding company structure is desirable. In addition, many bank holding companies have recently relied upon tax advantaged debt instruments like trust preferred securities to raise capital for acquisitions and other corporate purposes. Trust preferred securities are not available to banks as an alternative financing vehicle. There can be no assurance, however, as to the method or type of financing arrangements that will be available to Service 1st Bancorp if the plan of reorganization and merger agreement and the merger are approved.

         Service 1st Bank may not repurchase shares of its own capital stock except after application and receipt of specific approval by the Commissioner. Consequently, if situations arose where the board of directors considered a repurchase of shares to be in Service 1st Bank's best interests, Service 1st Bank's ability to respond would be subject to such conditions. Assuming that Service 1st Bank continues to be well-capitalized, however (see "SUPERVISION AND REGULATION - Capital Adequacy" below), Service 1st Bancorp under current regulations of the FRB would probably qualify to repurchase its shares without FRB or other regulatory approval, provided that Service 1st Bancorp's capital exceeds the standards for a "well-capitalized" bank both before and after any such repurchases, its FRB examination results in a rating of "1" or "2," and there are no unresolved supervisory issues with respect to Service 1st Bancorp.

         A holding company structure also will provide flexibility in engaging in other financial services activities through newly formed subsidiaries or through the acquisition of existing companies. It should be noted that banks may generally engage through operating subsidiaries in business activities that are permissible for national banks, subject to prior regulatory approval. In some cases, however, it may be desirable to conduct business through a separately capitalized subsidiary corporation of a holding company to mitigate perceived risks to its banking and other subsidiaries. Service 1st Bancorp does not expect to engage in any activities other than the operation of Service 1st Bank in the reasonably foreseeable future. Under a holding company structure, however, Service 1st Bancorp will be positioned to do so (subject to required regulatory approvals) in the event that, in the future, such a course of action would be considered to be in Service 1st Bancorp's best interests.
See "SUPERVISION AND REGULATION."

Conversion of Shares and Exchange of Certificates

         Upon consummation of the merger, the shares of common stock of the respective corporate parties to the plan of reorganization and merger agreement shall be converted as follows:

         o Each share of Service 1st Bank common stock held of record by Service 1st Bank's shareholders automatically will be converted into one share of Service 1st Bancorp common stock (each share of Service 1st Bancorp common stock having the equivalent number of votes per share as the shares of Service 1st Bank common stock being surrendered).

         o Service 1st Bank's shareholders will be entitled to receive, upon the surrender by them to Service 1st Bancorp of all certificates representing shares of Service 1st Bank common stock held by them on the effective date, a certificate or certificates representing the number of shares of Service 1st Bancorp common stock to which they are entitled; and, until so surrendered, each Service 1st Bank certificate will be deemed for all corporate purposes to evidence the ownership of the same number of shares of Service 1st Bancorp common stock.

         o Shareholders whose certificates for Service 1st Bank common stock have been lost or are missing may be required to make certain special arrangements in order to receive their certificates representing Service 1st Bancorp common stock, including the furnishing to Service 1st Bancorp or its stock transfer agent of certain affidavits and/or a bond or other form of indemnification.

         o Service 1st Merger Corporation will disappear and the shares of Service 1st Merger Corporation's common stock outstanding immediately prior to the effective date of the merger will be converted into shares of Service 1st Bank, with all outstanding shares of Service 1st Bank common stock then owned by Service 1st Bancorp.

         o The shares of Service 1st Bancorp common stock outstanding immediately prior to the effective date of the merger will be repurchased by Service 1st Bancorp for the amount paid for those shares and those shares will be canceled.

Required Approvals

         The affirmative vote at the annual meeting of the holders of at least a majority of the total outstanding shares of Service 1st Bank common stock is required to approve the merger. All proxies will be voted "FOR" the proposal to approve the merger, unless a vote against the merger or an abstention is noted. Shares represented by proxies that reflect abstentions are treated as shares present and entitled to vote for purposes of determining a quorum, but have the same effect as a vote "AGAINST" a proposal. "Broker non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self regulatory organization of which the broker or nominee is a member) are treated as shares present and entitled to vote for purposes of a quorum, but also have the same effect as a vote "AGAINST" a proposal.

         In addition, the merger is subject to the approval of the Commissioner, the FDIC and the FRB. Applications for all such required regulatory approvals either have been filed and currently are pending or will soon be filed. Although no assurances are or can be given, Service 1st Bancorp and Service 1st Bank have no reason to believe that such regulatory approvals will not be obtained.

         After final regulatory approvals are received, a waiting period up to thirty days is required prior to consummation of the merger to allow the United States Department of Justice to review the transaction for antitrust considerations. Receipt and continued effectiveness of all necessary regulatory approvals are conditions of the merger.

Conditions and Effective Date; Amendment; Termination

         The merger is subject to various conditions described in the plan of reorganization and merger agreement, including, without limitation:

         o approval of the plan of reorganization and merger agreement and the merger by the shareholders of Service 1st Bank;

         o   receipt of required regulatory approvals; and

         o receipt (unless waived by Service 1st Bank, Service 1st Bancorp and Service 1st Merger Corporation) of the favorable opinion of Service 1st Bank's independent certified public accountants with respect to federal income tax consequences of the merger. Subject to the fulfillment of all conditions described in the plan of reorganization and merger agreement, the merger will become effective on the date on which the plan of reorganization and merger agreement is filed with the California Secretary of State.

         The plan of reorganization and merger agreement may be amended, modified or supplemented by Service 1st Bank and Service 1st Bancorp at any time prior to consummation of the merger, and whether before or after approval by Service 1st Bank's shareholders. Following approval of the plan of reorganization and merger agreement by Service 1st Bank's shareholders, however, no such amendment may change the ratio of conversion of Service 1st Bank common stock into Service 1st Bancorp common stock without shareholder approval of such change.

         The plan of reorganization and merger agreement may be terminated, whether before or after shareholder approval, upon the mutual consent of Service 1st Bank and Service 1st Bancorp, or by either Service 1st Bank or Service 1st Bancorp if, among other things:

         o any suit or proceeding is instituted or threatened in which it is sought to restrain or prohibit the merger;

         o the merger is not approved by Service 1st Bank's shareholders at the annual meeting; or

         o either party determines that consummation of the merger is not in the best interests of Service 1st Bank or its shareholders.

         The expenses of the merger are estimated to be approximately $75,000. Such expenses will be apportioned and adjusted between Service 1st Bank and Service 1st Bancorp as required by applicable law, regulation or rules of accounting. Service 1st Bancorp currently pays its expenses out of the proceeds of a loan made by a correspondent bank. Some or all of the funds used by Service 1st Bancorp to repay this loan will be paid from dividends received by Service 1st Bancorp from Service 1st Bank following consummation of the merger, subject to approval of the Commissioner.

Federal Income Tax Consequences

         The following discussion summarizes certain of the federal income tax consequences of the merger pursuant to the Internal Revenue Code, as set forth in a tax opinion that Service 1st Bancorp and Service 1st Bank expect to obtain from their independent public accountants, and is included for general information only.

         The following discussion assumes that shares of Service 1st Bank common stock converted into shares of Service 1st Bancorp common stock pursuant to the merger will not be subject to any liability at the time they are so converted and that no liabilities of any shareholder of Service 1st Bank will be assumed by Service 1st Bank in connection with the merger. The discussion does not cover the consequences of the merger under state, local or other tax laws, or special tax consequences to particular shareholders having special situations. In addition, the Internal Revenue Service is not being asked to provide a tax ruling as to the federal income tax consequences of the merger, and is not obligated to accept the position set forth herein in the event that the matter were placed at issue. Accordingly, shareholders are urged to consult with their own tax advisors regarding the effect of the merger on them personally. Also, this discussion does not cover the tax consequences of the conversion of the outstanding options to purchase shares of Service 1st Bank common stock into Service 1st Bancorp options. Holders of Service 1st Bank's outstanding options should consult with their own tax advisors regarding the effect of the merger and conversion.

         Subject to the foregoing assumptions, and based on certain representations made by Service 1st Bank and Service 1st Bancorp, Service 1st Bancorp and Service 1st Bank are advised that, for federal income tax purposes:

         o The merger of Service 1st Merger Corporation into Service 1st Bank and the issuance of Service 1st Bancorp common stock in connection with the merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

         o No gain or loss will be recognized by the holders of Service 1st Bank common stock upon the conversion of such stock into shares of Service 1st Bancorp common stock in connection with the merger;

         o The tax basis of Service 1st Bancorp common stock received by the shareholders of Service 1st Bank pursuant to the merger will be the same as the tax basis of the shares of Service 1st Bank common stock converted; and

         o The holding period of the shares of Service 1st Bancorp common stock received by the shareholders of Service 1st Bank will include the holding period of the shares of Service 1st Bank common stock converted into the Service 1st Bancorp shares, provided that Service 1st Bank common stock is held by the shareholder as a capital asset on the date of consummation of the merger.

         Shareholders are advised to consult their own tax advisers in order to make a personal evaluation of the federal income tax consequences, and any state or local tax consequences, of the merger.

No Dissenters' Rights

         Under California law, no shareholder of Service 1st Bank will have any dissenter's rights in connection with the merger. The dissenter's rights of shareholders of Service 1st Bank and Service 1st Bancorp are identical under California law.

No Insider Interests in the Proposed Transaction

         No consideration, monetary or otherwise, has been given or offered to any shareholder, officer, or director, or any member of their immediate families, of Service 1st Bank, Service 1st Merger Corporation or Service 1st Bancorp in connection with the merger. The directors and executive officers of Service 1st Bank are also the directors and executive officers of Service 1st Bancorp.

Restrictions on Sale of Service 1st Bank and Service 1st Bancorp common stock by Affiliates

         The shares of Service 1st Bancorp common stock proposed to be issued to Service 1st Bank's shareholders in the merger have been registered under the Securities Act of 1933, as amended. However, some restrictions will apply to the resale of shares issued to persons who are "affiliates" under federal securities laws. Any person who is an "affiliate" of Service 1st Bank at the time the merger is submitted to a vote of Service 1st Bank's shareholders may not resell or transfer shares of Service 1st Bancorp common stock received by him or her during a period of three years following the date of consummation of the merger unless:

         o that person's offer and sale of those shares has been registered under the Securities Act of 1933;

         o that person's offer and resale is made in compliance with Rule 145 promulgated under the Securities Act of 1933 (which permits limited sales under prescribed circumstances); or

         o   another exemption from registration is available.

         Persons who are considered "affiliates" of Service 1st Bancorp following the merger also will be subject to applicable restrictions on sales by them of any shares of Service 1st Bancorp common stock. Any such sale by a Service 1st Bancorp affiliate will require:

         o the registration under the Securities Act of 1933 of the shares to be sold;

         o compliance with Rule 144 promulgated under the Securities Act of 1933 (which permits limited sales under prescribed circumstances); or

         o   the availability of another exemption from registration.

         An "affiliate" of Service 1st Bank or Service 1st Bancorp, as defined by the rules promulgated under the Securities Act of 1933, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Service 1st Bank or Service 1st Bancorp. The above restrictions are expected to apply to the directors and executive officers of Service 1st Bank and Service 1st Bancorp (and to any relative or spouse of any such person or any relative of any such spouse, any of whom live in the same home as such person, and any trusts, estates, corporations or other entities in which such persons have a 10% or greater beneficial or equity interest), and may apply to any current shareholder of Service 1st Bank (or, following the merger, any shareholder of Service 1st Bancorp) that owns an amount of stock sufficient to be considered to "control" Service 1st Bank or Service 1st Bancorp or that otherwise is an "affiliate" of Service 1st Bank or Service 1st Bancorp. Stock transfer instructions will be given by Service 1st Bancorp to its stock transfer agent with respect to Service 1st Bancorp common stock to be received by persons deemed by Service 1st Bancorp to be subject to these restrictions, and the certificates for that stock may be appropriately legended. However, individual shareholders should consult with their own counsel regarding the application of the above restrictions to their Service 1st Bancorp common stock.

         This proxy statement-prospectus does not apply to any resales of Service 1st Bancorp common stock received by any person in connection with the merger, and no person is authorized to make use of this proxy statement-prospectus in connection with any such resale.

                                 CAPITALIZATION

         Set forth below is unaudited information concerning the capitalization of Service 1st Bank at December 31, 2002, the capitalization of Service 1st Bancorp and Service 1st Merger Corporation immediately prior to the merger and the pro forma capitalization of Service 1st Bancorp after giving effect to the merger, assuming that no stock options are exercised prior to the merger.

------------------------------------------------------------------------------------------------
                                                      Service 1st                    Pro Forma
                                                         Merger       Service 1st   (Service 1st
                                  Service 1st Bank   Corporation(1)    Bancorp(2)    Bancorp)(3)
------------------------------------------------------------------------------------------------
Common Stock                        $10,915,069          $100            $100        $10,915,069

Accumulated Deficit                 ($2,902,979)           -0-             -0-       ($2,902,979)

Accumulated Other Comprehensive

   Income, Net of Tax               $   108,307            -0-             -0-       $   108,307
                                    -----------          ----            ----        -----------
Total                               $ 8,120,397          $100            $100        $ 8,120,397
                                    ===========          ====            ====        ===========

Common Stock:

  Authorized                         20,000,000       20,000,000      20,000,000      20,000,000

  Outstanding                         1,100,100              100             100       1,100,100
------------------------------------------------------------------------------------------------

(1) Funds to capitalize Service 1st Merger Corporation were obtained by issuing 100 shares of its common stock to Service 1st Bancorp for a total of $100. At the effective date of the merger, the shares of Service 1st Merger Corporation will be converted into shares of Service 1st Bank.

(2) In order to organize Service 1st Bancorp, 100 shares of its common stock were issued to John O. Brooks, Chairman and Chief Executive Officer of Service 1st Bank, for a total of $100. On the effective date of the merger, those shares will be repurchased and canceled by Service 1st Bancorp at a cash price equal to that paid by Mr. Brooks.

(3) Estimated total expenses of the merger, including legal and accounting fees, of $75,000 are not reflected in the table.


                  BOOK VALUE OF SERVICE 1ST BANK'S COMMON STOCK

         The table below shows the per share book value of Service 1st Bank's common stock on an undiluted basis as of December 31, 2002 and 2001.


                                            Book Value
                                            ----------

                  December 31, 2002            $7.38
                  December 31, 2001            $7.12

                       INFORMATION ABOUT SERVICE 1ST BANK

General

         Service 1st Bank is a California state chartered bank that opened for business on November 10, 1999. Service 1st Bank is locally owned and operated and serves the individuals, small and medium-sized businesses, and professionals located in and adjacent to the cities of Stockton and Tracy and adjacent communities in San Joaquin County. On February 27, 2003, the Bank received approval from the California Department of Financial Institutions to open a Loan Production Office in Castro Valley, California. It is anticipated that the office will open at the beginning of the second quarter of 2003.

         Service 1st Bank operates out of its main office at 2800 W. March Lane, Suite 120, Stockton, California 95219, and its branch office at 60 W. 10th Street, Tracy, California 95376. The offices are open from 9:00 a.m. to 5:00 p.m., Monday through Thursday and from 9:00 a.m. to 6:00 p.m. on Friday.

         Service 1st Bank offers a full range of commercial banking services including acceptance of demand, savings and time deposits, and the making of commercial, real estate (including residential mortgage), and consumer loans. Service 1st Bank sells cashier's checks, traveler's checks and money orders. Service 1st Bank also offers night depository, notary services, telephone and wire transfers, and federal tax depository services. Service 1st Bank does not offer trust or international banking services, but will arrange for such services through a correspondent bank.

         Service 1st Bank's data processing operations are provided through an outside vendor, Jack Henry, Associates, Inc., located in Sun Valley, California, which provides processing of Service 1st Bank's deposits, loans and financial accounting.

         Service 1st Bank obtains market penetration from the services referred to above and by the personal solicitation of Service 1st Bank's officers, directors and shareholders. Service 1st Bank's deposits are attracted primarily from individuals, small and medium-sized businesses and professionals in its market area. Service 1st Bank's deposits are not received from a single depositor or group of affiliated depositors the loss of any one of which would have a materially adverse effect on the business of Service 1st Bank, nor is a material portion of the Service 1st Bank's deposits concentrated within a single industry or group of related industries.

         As of December 31, 2002, Service 1st Bank had total loans of $45,034,040 net of allowance for loan losses of $598,000 and deferred fees of $142,432. Of the loan total, $10,868,411 were commercial loans, $20,949,123 were real estate loans, $8,404,271 were construction and land development loans, $2,978,028 were agriculture loans and $1,834,207 were consumer loans. Total deposits at December 31, 2002 were $74,721,424. Of the deposit total, $22,208,821 were noninterest-bearing demand deposits, $32,197,496 were interest-bearing demand, money market and savings deposits, and $20,315,107 were interest-bearing time deposits.

         The principal source of Service 1st Bank's revenues are from interest and fees on loans, interest on Federal Funds sold; interest on investments, and service charges and other fees, which accounted for 71%, 1%, 23% and 5%, respectively, of such revenues.

Markets and Competition

         Commercial banks compete with savings and loan associations, credit unions, other financial institutions and other entities for funds. For instance, yields on corporate and government debt securities and other commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for loans with savings and loan associations, credit unions, consumer finance companies, mortgage companies and other lending institutions.

         Larger banks may have a competitive advantage because of higher lending limits and major advertising and marketing campaigns. They also perform services, such as trust services, international banking, discount brokerage and insurance services which Service 1st Bank is not authorized or prepared to offer currently. Service 1st Bank has made arrangements with correspondent banks and with others to provide such services for its customers. For borrowers requiring loans in excess of Service 1st Bank's legal lending limits, Service 1st Bank has offered, and intends to offer in the future, these loans on a participating basis with its correspondent banks and with other independent banks, retaining the portion of the loans which is within its lending limits. As of December 31, 2002, Service 1st Bank's aggregate legal lending limits to a single borrower and such borrower's related parties was $1,291,335 on an unsecured basis and $2,152,224 on a fully secured basis based on regulatory capital of $8,610,000.

         Service 1st Bank's business is concentrated in its service area, which primarily encompasses San Joaquin County. The economy of Service 1st Bank's service area is primarily dependent upon the government, services, retail trade and manufacturing industries. Consequently, Service 1st Bank competes with other financial institutions for deposits from and loans to individuals and companies who are also dependent upon these industries.

         At December 31, 2002, there were 69 branch offices of commercial and savings banks in the cities of Stockton and Tracy. Additionally, Service 1st Bank competes with savings and loan associations and, to a lesser extent, credit unions, finance companies and other financial service providers for deposit and loan customers.

         In order to compete with the major financial institutions in its primary service areas, Service 1st Bank uses to the fullest extent possible the flexibility which is afforded by its independent status. This includes an emphasis on specialized services, local promotional activity, and personal contacts by Service 1st Bank's officers, directors and employees. In the event there are customers whose loan demands exceed Service 1st Bank's lending limits, Service 1st Bank seeks to arrange for such loans on a participation basis with other financial institutions. Service 1st Bank also assists those customers requiring services not offered by Service 1st Bank to obtain such services from correspondent banks.

         Based upon data as of the most recent practicable date of June 30, 2002, extracted from the "Data Book Summary of All Deposits in all FDIC Insured Commercial and Savings Banks", there were 106 operating commercial and savings bank branch offices in San Joaquin County with total deposits of $12,783,826,000. Service 1st Bank held a total of $69,756,000 in deposits, representing approximately 0.55% of total commercial and savings banks deposits in San Joaquin County as of June 30, 2002.

Intellectual Property and Other Rights

         Service 1st Bank holds no patents, registered trademarks, licenses (other than licenses required to be obtained from appropriate banking regulatory agencies or other governmental entities for the conduct of its business), franchises or concessions. Service 1st Bank has registered a service mark for its name in the State of California.

Employees

         Service 1st Bank employed 25 full time employees as of December 31, 2002. None of Service 1st Bank's employees is presently represented by a union or covered under a collective bargaining agreement. Management of Service 1st Bank believes that its employee relations are excellent.

Management

         For information regarding Service 1st Bank's management, including share ownership of management and executive compensation, see "PROPOSAL ONE:
ELECTION OF DIRECTORS OF SERVICE 1ST BANK" and "COMPENSATION AND CERTAIN TRANSACTIONS."

Properties

         Service 1st Bank conducts operations at its main office at 2800 W. March Lane, Suite 120, Stockton, California 95219, and at its branch office at 60 W. 10th Street, Tracy, California 95376.

         The main office consists of approximately 4,715 square feet on the ground floor of an office building located adjacent to Interstate Highway 5 and is leased from October 1, 2002 to September 30, 2009. There are two five year options to extend the lease term. The current monthly lease rate is $8,864 plus $500 per month for signage on the building and $899 a month for common area maintenance.

         The Tracy office consists of approximately 12,188 square feet on the ground floor of a two story building located in downtown Tracy and is leased from February 15, 2000 to February 28, 2007, with two five year options to extend the lease term. The current monthly lease rate is $6,534, subject to CPI adjustment on each anniversary of the commencement date. The monthly rate during the extended term is the greater of the existing rent, as adjusted by the CPI, or the fair market rental value of the premises at the commencement of the extended term.

         Management believes that the facilities are appropriate and adequate for the operation of the business as it is currently structured.

Legal Proceedings

         Service 1st Bank is not a party to any pending legal or administrative proceedings other than ordinary routine litigation incidental to Service 1st Bank's business involving Service 1st Bank or any of its property, and no such proceedings are known to be contemplated.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Business Organization

         Service 1st Bank is a state chartered bank organized on May 14, 1999 and opened for business on November 10, 1999. As of December 31, 2002, Service 1st Bank operated two full-service offices in the cities of Stockton and Tracy in San Joaquin County. Service 1st Bank offers a full range of commercial banking services to individuals, small and medium sized businesses and professionals in San Joaquin County and the surrounding communities. The following analysis is designed to enhance the reader's understanding of Service 1st Bank's financial condition and the results of its operations as reported in the financial statements included in Annex B attached to this proxy statement-prospectus.

Earnings Overview

         Service 1st Bank had net income of $219,153 for the year ended December 31, 2002, representing an improvement of $861,483 compared to the net loss of $642,330 in 2001. The net loss for 2000 was $1,297,616. Basic earnings (losses) per share were $.20, ($.58) and ($1.18) at December 31, 2002, 2001 and 2000,
respectively. Fully diluted earnings (losses) per share were $.20, ($.58) and ($1.18) for December 31, 2002 and 2001, respectively.

Net Interest Income And Net Interest Margin

         Net interest income refers to the difference between the interest paid on deposits and borrowings, and the interest earned on loans and investments. It is the primary component of the net earnings of a financial institution. The primary factors to consider in analyzing the net interest income are the composition and volume of earning assets and interest bearing liabilities, the amount of noninterest bearing liabilities and nonaccrual loans, and changes in market interest rates. Beginning in January 2001 and continuing through December 2001, actions by the FRB to cut interest rates resulted in the prime rate literally being cut in half from 9.50% to 4.75%. Historically, the largest source of income for banks is that which is created by net interest income. On November 7, 2002, the FRB lowered interest rates an additional .50%. The prime rate was reduced to 4.25%. This reduction in rates, specifically as it relates to earning assets that adjust with the prime rate, made it very difficult to maintain the level of the net interest margin for 2002 that Service 1st Bank had experienced in the past. Despite the adverse interest rate environment, Service 1st Bank was able to exceed prior years' results of operations.

         Net interest income before provision for loan loss for 2002 was $2,761,800 representing an increase of $871,678 or 46.1% from $1,890,122 in
2001. The increase in net interest income for 2002 was primarily attributable to an increase of $29,099,409 in average interest-earning assets from 2001 to 2002. The average rate earned on interest earning assets declined from 7.53% in 2001 to 6.11% in 2002. The decline in yields was due to the numerous rate reductions enacted by the FRB. Interest income in 2002 was $3,996,122 or $1,258,083 greater than 2001. The growth in average interest bearing liabilities was $25,374,013. Interest expense for 2002, was $1,234,322 or $386,405 greater than 2001. Net interest income in 2001 was $1,890,122 or $893,100 greater than the $997,022 in 2000.

The following table sets forth average balance sheet information, interest income and expense, average yields and rates, and net interest income and margin for years ended December 31, 2002 and 2001.


                                                    December 31, 2002                          December 31, 2001
                                         ----------------------------------------   ----------------------------------------
                                                                        Average                                    Average
                                           Average       Income/       Yield or       Average       Income/       Yield or
                                           Balance       Expense       Rate Paid      Balance       Expense       Rate Paid
                                         ----------------------------------------   ----------------------------------------
Interest-earning assets:
Interest-bearing deposits                $        --   $        --          0.00%   $   258,756   $    14,212          5.49%
Investment securities                     23,105,042       952,008          4.12%    11,045,048       752,880          6.82%
Federal funds sold                         2,223,679        36,921          1.66%     2,428,781       103,865          4.28%


Loans (1) (2)                             40,112,096     3,007,193          7.50%    22,608,823     1,867,082          8.26%
                                         -----------   -----------                  -----------   -----------
   Total interest-earning assets          65,440,817     3,996,122          6.11%    36,341,408     2,738,039          7.53%

Allowance for possible loan losses          (489,521)                                  (269,548)
Cash and due from banks                    4,541,458                                  2,717,334
Bank premises and equipment                  803,584                                    984,772
Accrued interest receivable                  333,029                                    228,102
Other assets                                 311,710                                    188,058
                                         -----------                                -----------
   Total assets                          $70,941,077                                $40,190,126
                                         ===========                                ===========

Interest Bearing Liabilities:
Demand deposits                          $18,040,311       492,661          2.73%   $ 2,423,342        59,705          2.46%
Savings & money market accounts           12,559,128       202,842          1.62%    10,550,411       325,525          3.09%
Time Deposits                             16,396,602       531,736          3.24%     8,707,086       456,824          5.25%
Other borrowings                             348,921         7,083          2.03%       290,110         5,863          2.02%
                                         -----------   -----------                  -----------   -----------
   Total interest-bearing liabilities     47,344,962     1,234,322          2.61%    21,970,949       847,917          3.86%
                                                       -----------                                -----------

Non-interest bearing demand deposits      15,473,913                                  9,835,644
Other Liabilities                            202,468                                    220,752
                                         -----------                                -----------
   Total liabilities                      63,021,343                                 32,027,345
Shareholders' equity                       7,919,734                                  8,162,781
                                         -----------                                -----------
   Total liabilities and shareholders'
      equity                             $70,941,077                                $40,190,126
                                         ===========                                ===========

                                                       -----------                                -----------
Net interest income                                    $ 2,761,800                                $ 1,890,122
                                                       ===========                                ===========

Net interest margin on average interest earning assets (3)                  4.22%                                      5.20%

1. Average loan balances include average deferred loan fees of $102,521 and $30,360 for the periods ending December 31, 2002 and 2001.
2. Interest on loans includes fees (costs) of $86,129 and $44,795, for the periods ending December 31, 2002 and 2001, respectively.
3. Net interest margin is computed by dividing net interest income by total average earning assets.

All average balances have been computed using daily balances.

Rate/Volume Analysis
                                                     2002 over 2001                               2001 over 2000

                                         Increase (decrease) due to change in:        Increase (decrease) due to change in:
                                       -----------------------------------------    -----------------------------------------
                                          Volume          Rate          Total          Volume          Rate          Total
                                       -----------    -----------    -----------    -----------    -----------    -----------
Increase (Decrease) in:

Interest Income:

  Interest-bearing deposits in banks   $    (7,106)   $    (7,106)   $   (14,212)   $     7,178    $    (1,707)   $     5,471

  Investment securities                    583,376       (384,248)       199,128       (100,731)        (6,334)      (107,065)

  Federal funds sold                        (8,120)       (58,824)       (66,944)       (46,299)       (57,621)      (103,920)

  Loans                                  1,326,392       (186,281)     1,140,111      1,647,226        (30,335)     1,616,891
                                       -----------    -----------    -----------    -----------    -----------    -----------
Total                                    1,894,542       (636,459)     1,258,083      1,507,374        (95,997)     1,411,377


Interest Expense:

  Demand, interest-bearing                 425,792          7,164        432,956         46,623          8,380         55,003

  Savings                                   53,546       (172,229)      (122,683)       186,963        (45,084)       141,879

  Time                                     295,879       (220,967)        74,912        331,515        (15,983)       315,532

  Borrowings                                 1,194             26          1,220          5,863             --          5,863
                                       -----------    -----------    -----------    -----------    -----------    -----------
Total                                      776,411       (390,006)       386,404        570,964        (52,687)       518,277
                                       -----------    -----------    -----------    -----------    -----------    -----------

Increase (Decrease) in
  Net Interest Income                  $ 1,118,131    $  (246,453)   $   871,678    $   936,410    $   (43,310)   $   893,100
                                       ===========    ===========    ===========    ===========    ===========    ===========

Average balances of all categories in each period were included in the volume computations.

Average yields and rates in each period were used in rate computations.

The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the dollar amounts of the change in each.

Other Income

         Total other income was $392,179 for 2002 and $113,037 for 2001. During 2002, service charges and fees increased $93,234 more than 2001. The increase was a result of the growth in the total deposits of Service 1st Bank. During 2002, Service 1st Bank established a Small Business Administration ("SBA") Department. The Government guarantees a portion of each SBA loan. The guaranteed portion of each SBA loan can be sold in the secondary market and Service 1st Bank receives a premium on these sales. Gains on loan sales during 2002 were $175,839. There were no gains in 2001. Gains and losses on the sales of investments were $48,391, $38,322 and $(2,398) for the years ended December 31, 2002 and 2001, respectively.

Other Expenses

         Other expenses consist of salary and other compensation, occupancy and equipment and other expense. The major components of other expense for the years ended December 31, 2002 and 2001 are listed in the table below.

                                                       2002         2001
                                                    ----------   ----------
Other expenses:
  Salaries & employee benefits                      $1,546,360   $1,208,615
  Occupancy expense                                    237,297      229,490
  Equipment expense                                    280,598      283,234
  Data Processing and other professional services      295,554      293,305
  Office supplies and equipment                        124,148       95,490
  Advertising and promotion                             92,930       57,977
  Courier                                               38,511       32,444
  Other operating expenses                             125,628      129,134
                                                    ----------   ----------
Total other expenses                                $2,741,026   $2,329,689
                                                    ==========   ==========

         Salaries and Employee Benefits. Salaries and employee benefits expense for 2002 was $1,546,360, an increase of $337,745 from $1,208,615 in 2001. Total employees in 2002 were 25 compared to 23 in 2001. The increase in 2002 compared to 2001 was from the addition to staff of a SBA lender and a real estate lender. There was also a bonus accrual of $92,644 for employees in 2002, which was the first year bonuses have been accrued.

         Occupancy Expense. Occupancy expense was $237,297 in 2002 and $229,490 in 2001. The modest increase in expense for 2002 compared to 2001 was from a 3% cost of living adjustment at the Tracy Branch. The lease for the Stockton Branch was renewed effective October 1, 2002. The rent for this location increased by approximately $3,900 per month.

         Equipment Expense. Equipment expense in 2002 was $280,598 compared to $283,234 in 2001.

         Data Processing and Other Professional Services. Data processing and other professional services for 2002 was $295,554 compared to $293,305 in 2001.

         Office Supplies and Equipment. Office supplies and equipment expenses increased to $124,148 in 2002, an increase of $28,658 from 2001. The increase in expense was for additional supplies and equipment in connection with the 48% growth in total assets.

         Advertising and Promotional Expense. Advertising and promotional expense in 2002 was $92,930 compared to $57,977 in 2001. Service 1st Bank expanded its marketing program during 2002 to include television and Service 1st Bank increased the number of newspaper advertisements.

         Courier Expense. Courier expense in 2002 was $38,511 compared to $32,444 in 2001. Since Service 1st Bank only has two branch locations, the use of couriers has become a part of the marketing to attract new customers. As new customers are added the cost associated with the courier service has increased.

         Other Operating Expense. Other operating expenses in 2002 were $125,628 compared to $129,134 in 2001.

         Provision for Income Taxes.

         Service 1st Bank's provision for income taxes reflected on the financial statements consists of the $800 minimum state tax expense in 2002 and 2001. There was no additional provision for income taxes since Service 1st Bank has net operating loss carryforwards of approximately $2,100,000 for federal and $2,600,000 for state income tax purposes. Net operating loss carryforwards will expire in 2021 for federal income tax purposes and in 2013 for state income tax purposes, if not previously utilized.

         Provision and Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal in unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentration, specific problem loans, commitments, and current economic conditions that may affect the borrowers' ability to pay.

         Summary of Loan Loss Experience. The table below summarizes the allowance for loan losses.

                                                          2002          2001
                                                      -----------   -----------

Allowance for loan losses at beginning of period      $   405,000   $    90,000

Losses charged to allowance                                    --            --

Recoveries                                                     --            --
                                                      -----------   -----------

Net loans charged off                                          --            --

Additions to allowance charged to operating expenses      193,000       315,000
                                                      -----------   -----------

Allowance for loan losses at end of period            $   598,000   $   405,000
                                                      ===========   ===========

Gross loans outstanding at end of year                $45,034,040   $31,620,857

Ratio of reserves to gross loans                             1.33%         1.28%


         Service 1st Bank's current policy is to cease accruing interest when a loan becomes 90 days past due as to principal or interest, when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and uncollected interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well secured and in the process of collection.

         Service 1st Bank had no impaired or restructured loans during the years ended December 31, 2002 and 2001.

Balance Sheet Analysis

         Total assets of Service 1st Bank at December 31, 2002 were $83,306,327 compared to $56,196,919 in 2001, representing an increase of 48.2%. The growth of Service 1st Bank was a result of an aggressive action plan to gain market share and from increased market recognition.

         Loans. A significant portion of Service 1st Bank's assets is the loan portfolio. Gross loans were $45,034,040 and $31,620,857 at December 31, 2002 and 2001, respectively. The growth in the loan portfolio was a result of management's aggressive action plan to increase the loan portfolio. Approximately 85.4% of the gross loans at December 31, 2002 are adjustable rate loans. Nearly all of the adjustable rate loans are tied to the prime rate. If the interest rates change, the yield on these loans and other loans renewing during the one-year time frame will also change. To mitigate the negative effect on earnings from declining interest rates, Service 1st Bank has included interest rate floors on some of its loans. Once the interest rate on a loan reaches the interest rate floor, the interest rate can't decline further. As of December 31, 2002, $30,692,719 or 79.8% of the variable rate loans were at their floor interest rate and will not change if interest rates continue to decline. Service 1st Bank anticipates that a 1.00% increase in the prime rate would increase net interest income by approximately $159,427 a year and a 1.00% decrease in the prime rate would decrease net interest income approximately $16,848.

The table below summarizes the composition of the loan portfolio as of December 31, 2002 and 2001.

                                        2002                        2001

Loan category                          Amount       Percent        Amount       Percent
---------------------------------   ------------    -------     ------------    -------
Construction and land development   $  8,404,271      18.66%    $  4,842,422       15.31%
Real estate                           20,949,123      46.53%      13,791,702       43.62%
Commercial                            10,868,411      24.13%       7,945,345       25.13%
Agriculture                            2,978,028       6.61%       3,023,456        9.56%
Consumer                               1,834,207       4.07%       2,017,932        6.38%
                                    ------------                ------------
   Total gross loans                  45,034,040     100.00%      31,620,857      100.00%


Deferred loan fees and discounts        (142,432)                    (83,747)
Reserve for possible loan losses        (598,000)                   (405,000)

                                    ------------                ------------
   Total net loans                  $ 44,293,608                $ 31,132,110
                                    ============                ============

The table below summarizes the approximate maturities and sensitivity to change in interest rates for the loans at December 31, 2002.

                                                 After One Year
                                    Due Within     But Within      After
Loan category                        One Year      Five Years    Five Years      Total
---------------------------------   -----------   -----------   -----------   -----------
Construction and land development   $ 6,546,991   $ 1,857,280   $        --   $ 8,404,271
Real estate                          10,873,950     5,780,762     4,294,411    20,949,123
Commercial                            5,747,286     2,170,126     2,950,999    10,868,411
Agriculture                           2,207,519       248,746       521,763     2,978,028
Consumer                              1,403,974       394,933        35,300     1,834,207

                                    -----------   -----------   -----------   -----------
   Totals                           $26,779,720   $10,451,847   $ 7,802,473   $45,034,040
                                    ===========   ===========   ===========   ===========



Predetermined rates                 $ 3,249,636   $ 1,859,307   $ 1,464,975   $ 6,573,918

Floating or adjustable rates          2,351,672     8,592,540     6,337,498    38,460,122

                                    -----------   -----------   -----------   -----------
   Totals                           $26,766,357   $10,451,847   $ 7,802,473   $45,034,040
                                    ===========   ===========   ===========   ===========

         Risk Elements. Service 1st Bank assesses and manages credit risk on an ongoing basis through stringent credit review and approval policies, extensive internal monitoring and established formal lending policies. Additionally, Service 1st Bank contracts with an outside source to periodically review the existing loan portfolio. Management believes its ability to identify and assess risk and return characteristics of Service 1st Bank's loan portfolio is critical for profitability and growth. Management strives to continue the historically low level of credit losses by continuing its emphasis on credit quality in the loan approval process, active credit administration and regular monitoring. Management has implemented a loan review and grading system that functions to continually assess the credit risk inherent in the loan portfolio.

         In extending credit and commitments to borrowers, Service 1st Bank generally requires collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrowers. Service 1st Bank's requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with management's evaluation of the creditworthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, personal property, plant and equipment, income-producing properties, residences and other real property.

         California's economy has not been as robust as in prior years. Construction loans and other real estate secured loans comprise a large portion of total loans outstanding. Although management believes such loans have no more than the normal risk of collectibility, a substantial decline in the economy in general, or a decline in real estate values in Service 1st Bank's primary operating market areas in particular, could have an adverse impact on the collectibility of such loans. In addition, such an occurrence could result in an increase in loan losses and an increase in the provision for loan losses which could adversely affect Service 1st Bank's future prospects, results of operations, overall profitability and the market price of Service 1st Bank's common stock.

         Management believes that its lending policies and underwriting standards will tend to minimize losses in an economic downturn; however, there is no assurance that losses will not occur under such circumstances. Service 1st Bank's loan policies and underwriting standards include, but are not limited to, the following: (1) maintaining a through understanding of Service 1st Bank's service area and limiting investments outside this area, (2) maintaining a thorough understanding of borrowers' knowledge and capacity in their field of expertise, (3) basing real estate construction loan approval not only on the prospects for sale of the project, but also within the original projected time period, and (4) maintaining conforming and prudent loan to value and loan to cost ratios based on independent outside appraisals and ongoing inspection and analysis by Service 1st Bank's construction lending officers. In addition, Service 1st Bank strives to diversify the risk inherent in the construction portfolio by avoiding concentrations to individual borrowers and on any one project types.

         Nonaccrual Loans, Loans Past Due 90 Days and OREO. Management generally places loans on nonaccrual status when they become 90 days past due, unless the loan is well secured and in the process of collection. Loans are charged off when, in the opinion of management, collection appears unlikely. There were no nonaccrual loans or loans past due 90 days or more for the years ended December 31, 2002 and 2001.

         At December 31, 2002, there were no loans that were considered impaired or troubled debt restructurings. Management is not aware of any potential problem loans, which were accruing and current at December 31, 2002, where serious doubt exists as to the ability of the borrower to comply with the present repayment terms.

         There was no other real estate owned at December 31, 2002 and 2001.

         Off-Balance Sheet Items. Service 1st Bank has certain ongoing commitments under operating leases. See Note 5 to the financial statements attached in Annex B to this proxy statement-prospectus. These commitments do not significantly impact operating results.

         As of December 31, 2002, commitments to extend credit were the only financial instruments with off-balance sheet risk. Service 1st Bank has not entered into any contracts for freestanding financial derivative instruments such as futures, swaps, options etc., and did not identify any embedded derivatives. Loan and letter of credit commitments were $12,351,000 at December 31, 2002 and $14,090,000 for December 31, 2001. The commitments represent 27.4% of total loans at year-end 2002 versus 44.6% a year ago. Commitments with a maturity of one year or more were $6,740,516. The commitments exceeding one year were $2,210,000 construction loans, $725,000 agricultural, $1,765,000 commercial loans, $770,000 consumer loans, $1,270,000 home equity lines.

         Investment Securities. Other earning assets are comprised of Federal Funds sold (funds lent on a short-term basis to other banks), investment securities, mutual funds, commercial paper, and short-term interest bearing deposits at other financial institutions. These assets are maintained for short-term liquidity needs of Service 1st Bank, collateralization of public deposits, and diversification of the earning asset mix.

         Investment securities increased to $27,449,892 at December 31, 2002 compared to $19,998,853 at December 31, 2001. This represents an increase of approximately $7,451,039 or 37.3%. The increase in investments is needed for liquidity and pledging purposes.

         The tables below reflect the composition of investment securities, amortized cost, unrealized gains and losses and estimated fair values as of December 31, 2002.


                                                         Gross          Gross       Estimated
                                       Amortized      Unrealized     Unrealized        Fair          Average
                                          Cost           Gains         Losses          Value          Yields
                                      ------------   ------------   ------------   ------------   ------------
Available-for-Sale Securities:
   U.S. Government Agencies           $  7,114,164   $     30,854   $     (9,321)  $  7,135,697           3.31%
   State and Political Subdivisions        594,693         35,383             --        630,076           6.72%
   Short-Term Mutual Funds               2,215,855          1,566             --      2,217,421           2.38%
   Asset-Backed Securities               5,300,433         54,988         (2,101)     5,353,320           4.60%
   Mortgage-Backed Securities            9,431,531         82,278         (9,625)     9,504,544           3.43%
                                      ------------   ------------   ------------   ------------

                                      $ 24,656,676   $    205,069   $    (20,687)  $ 24,841,058           3.63%
                                      ============   ============   ============   ============


Held-to-Maturity Securities:
   U.S. Government Agencies           $    160,307   $         --   $    (15,550)  $    144,757           7.25%
   Asset-Backed Securities                 973,887         39,124             --      1,013,011           6.09%
   Mortgage-Backed Securities            1,474,640         53,035             --      1,527,675           5.44%
                                      ------------   ------------   ------------   ------------

                                      $  2,608,834   $     92,159   $    (15,550)  $  2,685,443           5.79%
                                      ============   ============   ============   ============

         Proceeds from the sale of available-for-sale securities were $8,124,894 for 2002. Gross gains of $48,391 were realized on sales of securities during 2002.

         The scheduled maturities of securities available-for-sale and held to maturity as of December 31, 2002 are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Available for Sale           Held to Maturity
                                   -------------------------   -------------------------
                                    Amortized        Fair       Amortized        Fair
                                       Cost         Value          Cost         Value
                                   -----------   -----------   -----------   -----------
Due in one year or less            $ 2,436,354   $ 2,442,899   $        --   $        --
Due from one year to five years      3,311,900     3,358,385            --            --
Due from five years to ten years     3,565,181     3,570,375            --            --
Ten years and over                   5,911,710     5,964,855     1,134,194     1,157,768
Mortgage-Backed Securities           9,431,531     9,504,544     1,474,640     1,527,675
                                   -----------   -----------   -----------   -----------

                                   $24,656,676   $24,841,058   $ 2,608,834   $ 2,685,443
                                   ===========   ===========   ===========   ===========

         Securities carried at approximately $6,760,000 and $627,000 at December 31, 2002 and 2001, respectively, were pledged to secure deposits of public funds.

         The amortized cost and estimated fair values of securities as of December 31, 2001 are as follows:

                                                         Gross           Gross         Estimated
                                       Amortized      Unrealized      Unrealized          Fair
                                          Cost           Gains          Losses           Value
                                      ------------   ------------    ------------    ------------
Available-for-sale securities:
   U.S. Government Agencies           $  4,709,201   $     58,419    $    (17,546)   $  4,750,074
   State and Political Subdivisions        595,382         31,272              --         626,653
   Commercial Paper                      3,547,442             --              --       3,547,442
   Short-Term Mutual Funds               5,069,501          3,028              --       5,072,529
   Corporate Bonds                         100,767             --              --         100,767
   Mortgage-Backed Securities            1,959,139            728          (4,120)      1,955,747
                                      ------------   ------------    ------------    ------------

                                      $ 15,981,432   $     93,446    $    (21,666)   $ 16,053,212
                                      ============   ============    ============    ============

Held-to-Maturity securities:
   U.S. Government Agencies           $    917,164   $         --    $    (32,834)   $    884,330
   Asset-Backed Securities                 640,557         22,058              --         662,615
   Mortgage-Backed Securities            2,388,011          9,092         (17,689)      2,379,414
                                      ------------   ------------    ------------    ------------

                                      $  3,945,732   $     31,150    $    (50,523)   $  3,926,359
                                      ============   ============    ============    ============

         Proceeds from the sale of available-for-sale securities were $3,241,824 for 2001. Gross gains of $38,322 were realized on sales of securities during 2001.

         Deposits. Deposits represent Service 1st Bank's principal source of funds for loans and investments. Deposits are primarily core deposits in that they are demand, savings and time deposits under $100,000 generated from local businesses and individuals. These sources are considered to be relatively stable, long-term deposit relationships thereby enhancing steady growth of the deposit base without major fluctuations in overall deposit balances. Total deposits were $74,721,424 at December 31, 2002, compared to $45,640,890 at December 31, 2001. This represents an increase of $29,080,534 or 63.7%.

         The table below reflects the composition of the deposits and the average rate paid for the years ended December 31, 2002 and 2001.

Composition of Deposits
--------------------------------------------------------------------------------
                                        2002                    2001
Deposits                                      Average                 Average
                                  Balance       Rate      Balance       Rate
                                -----------   -------   -----------   -------
Non-interest bearing demand     $22,208,821     0.00%   $16,463,715     0.00%

Interest bearing demand          23,629,218     2.59%     8,444,688     2.46%

Money market deposit accounts     7,167,043     1.41%     9,726,019     3.19%

Savings accounts                  1,401,235     1.29%     1,124,064     1.96%

Certificates of deposit          20,315,107     3.38%     9,882,404     5.25%

                                -----------             -----------
                                $74,721,424     1.91%   $45,640,890     2.67%
                                ===========             ===========

         The maturities of time certificates of deposit at December 31, 2002 are summarized as follows:

                                                    December 31,
                                                        2002
                                                    ------------

Three months or less                                $  6,711,106

Over three months through twelve months                3,513,323

Over one year through three years                      1,802,869

Over three years                                       8,287,809
                                                    ------------

Total                                               $ 20,315,107
                                                    ============


Capital Resources

         Service 1st Bank's total shareholders' equity was $8,120,397 at December 31, 2002 compared to $7,835,101 as of December 31, 2001. The increase in shareholders' equity was primarily from the net income made during 2001.

         Service 1st Bank is subject to regulations issued by the FDIC which require a certain level of capital. Quantitative measures established by regulation to ensure capital adequacy require Service 1st Bank to maintain minimum amounts and ratios of total and Tier l capital to risk-weighted assets and of Tier l capital to average assets. Each of these components is defined in the regulations which are discussed in greater detail in "SUPERVISION AND REGULATION - Capital Adequacy." Management believes that Service 1st Bank meets all its capital adequacy requirements as of December 31, 2002.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised banking regulations and established a framework for determination of capital adequacy of financial institutions. Under the FDICIA, financial institutions are placed into one of five capital adequacy categories as follows: (1) "well capitalized" consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier l risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) "adequately capitalized" consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier l risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution; (3) "undercapitalized" consisting of institutions with a total risk-based capital ratio less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio of less than 4%; (4) "significantly undercapitalized" consisting of institutions with a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; and, (5) "critically undercapitalized" consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

         Financial institutions classified as undercapitalized or below are subject to various limitations including, among other matters, certain supervisory actions by bank regulatory authorities and restrictions related to
(i) growth of assets, (ii) payment of interest on subordinated indebtedness, and
(iii) payment of dividends or other capital distributions. The FDICIA requires the bank regulatory authorities to initiate corrective action regarding financial institutions which fail to meet minimum capital requirements. Such action may, among other matters, require that the financial institution augment capital and reduce total assets. Critically undercapitalized financial institutions may also be subject to appointment of a receiver or conservator unless the financial institution submits an adequate capitalization plan.

         The table below presents the capital and leverage ratios of Service 1st Bank as of December 31, 2002 and 2001.

                                                                              To be well-
                                                        For capital        capitalized under
                                                         Adequacy          prompt corrective
                                   Actual                Purposes          action provisions:
                            --------------------   --------------------   --------------------
                              Amount       Ratio     Amount       Ratio     Amount       Ratio
                            ----------     -----   ----------     -----   ----------     -----
As of December 31, 2002
  Total capital (to Risk
    Weighted Assets)        $8,610,000     15.1%   $4,554,000      8.0%   $5,693,000     10.0%
  Tier 1 capital (to Risk
    Weighted Assets)        $8,012,000     14.1%   $1,921,000      4.0%   $3,416,000      6.0%
  Tier 1 capital (to
    Average Assets)         $8,012,000     10.0%   $2,105,000      4.0%   $3,996,000      5.0%

As of December 31, 2001
  Total capital (to Risk
    Weighted Assets)        $8,198,000     17.1%   $3,841,000      8.0%   $4,802,000     10.0%
  Tier 1 capital (to Risk
    Weighted Assets)        $7,993,000     16.2%   $1,912,000      4.0%   $2,881,000      6.0%
  Tier 1 Capital (to
    Average Assets)         $7,993,000     14.8%   $2,105,000      4.0%   $2,631,000      5.0%

Liquidity

         Liquidity management refers to Service 1st Bank's ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its customers. Both assets and liabilities contribute to Service 1st Bank's liquidity position. Federal funds lines, short-term investments and securities, and loan repayments contribute to liquidity, along with deposit increases, while loan funding and deposit withdrawals decrease liquidity. Commitments to fund loans at December 31, 2002, were approximately $12,351,000. Such loans relate primarily to real estate construction loans and revolving lines of credit and other commercial loans.

         Service 1st Bank's sources of liquidity consist of its available-for-sale securities, cash and due from banks, overnight funds sold, and mutual funds. At December 31, 2002, the net ratio of liquid assets not pledged for collateral and other purposes to deposits and other borrowings was
36.6 % compared to 36.2 % in 2001. The ratio of gross loans to deposits, another key liquidity ratio, was 60.3% at year-end 2002 compared to 69.3% at December 31, 2001.

         Service 1st Bank also has borrowing lines from correspondent banks totaling $12,700,000.

Inflation

         The impact of inflation on a financial institution differs significantly from that exerted on manufacturing, or other commercial concerns, primarily because its assets and liabilities are largely monetary. In general, inflation primarily affects Service 1st Bank indirectly through its effect on market rates of interest, and thus the ability of Service 1st Bank to attract loan customers. Inflation affects the growth of total assets by increasing the level of loan demand, and potentially adversely affects Service 1st Bank's capital adequacy because loan growth in inflationary periods can increase at rates higher than the rate that capital grows through retention of earnings which Service 1st Bank may generate in the future. In addition to its effects on interest rates, inflation directly affects Service 1st Bank by increasing operating expenses of Service 1st Bank. The effects of inflation were not material to Service 1st Bank's results of operations during the years ended December 31, 2002 and 2001.

Critical Accounting Policies

         Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Service 1st Bank's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Note A to the financial statements included in Annex B attached to this proxy statement-prospectus describes the significant accounting policies used in the preparation of the financial statements included in Annex B. A critical accounting policy is defined as one that is both material to the presentation of Service 1st Bank's financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on Service 1st Bank's financial condition and results of operations. Management believes that the following are critical accounting policies:

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal in unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentration, specific problem loans, commitments, and current economic conditions that may affect the borrowers' ability to pay.

         Stock-Based Compensation. SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Service 1st Bank has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Service 1st Bank's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Other Matters

         Effects of Terrorism. The terrorist actions on September 11, 2001 and thereafter and potential military conflicts have had significant adverse effects upon the United States economy. Whether the terrorist activities in the future and the actions of the United States and its allies in combating terrorism on a worldwide basis will adversely impact Service 1st Bank and the extent of such impact is uncertain. However, such events have had and may continue to have an adverse effect on the economy in Service 1st Bank's market areas. Such continued economic deterioration could adversely affect Service 1st Bank's future results of operations by, among other matters, reducing the demand for loans and other products and services offered by Service 1st Bank, increasing nonperforming loans and the amounts reserved for loan and lease losses, and causing a decline in Service 1st Bank's stock price.

                      INFORMATION ABOUT SERVICE 1ST BANCORP

General

         Service 1st Bancorp was incorporated on January 23, 2003 for the purpose of engaging in activities permitted for a bank holding company. Service 1st Bancorp has not yet commenced active operations. After consummation of the merger, Service 1st Bancorp will act as a holding company for Service 1st Bank and will be a legal entity separate and distinct from Service 1st Bank. The operations of Service 1st Bancorp will be conducted at the same location and in the same facilities as the operations of Service 1st Bank. Service 1st Bancorp does not expect to engage in activities other than the operation of Service 1st Bank in the reasonably foreseeable future. At the present time, it is not intended that, for the reasonably foreseeable future, Service 1st Bank will be compensated by Service 1st Bancorp for the use of its facilities or that employees, officers or directors of Service 1st Bancorp will be separately compensated by Service 1st Bancorp for their services except with respect to the issuance of Service 1st Bancorp stock options in replacement of outstanding Service 1st Bank stock options. It is anticipated that Service 1st Bancorp income in the reasonably foreseeable future would come from dividends and/or management fees paid to it by Service 1st Bank to the extent permissible under applicable regulations.

         After the merger, the activities of Service 1st Bancorp will be subject to the supervision of the FRB. Service 1st Bancorp may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted by law and regulation. See "SUPERVISION AND REGULATION."

Management of Service 1st Bancorp

         The directors of Service 1st Bancorp are the same as the directors of Service 1st Bank. See "PROPOSAL ONE: ELECTION OF DIRECTORS OF SERVICE 1st BANK."

         The executive officers of Service 1st Bancorp are also the same as the executive officers of Service 1st Bank. See "COMPENSATION AND CERTAIN TRANSACTIONS."

         All of the Service 1st Bancorp directors and executive officers have held their respective offices since shortly after the incorporation of Service 1st Bancorp. They will hold office until the next annual meeting of shareholders of Service 1st Bancorp or until their successors are duly elected and qualified. None of the directors were selected pursuant to any arrangement or understanding other than with the directors and officers of Service 1st Bancorp acting within their capacities as such. There are no family relationships between any two or more of the directors, officers or persons nominated or chosen by the board of directors to become a director or officer, except that Bryan R. Hyzdu and Donald
L. Walters are brothers-in-law.

                           SUPERVISION AND REGULATION


General

         Service 1st Bancorp. Upon completion of the reorganization, Service 1st Bancorp will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and will become subject to the supervision and regulation of the FRB. A notice application for prior approval to become a bank holding company will be filed by Service 1st Bancorp with the FRB. Once approved and registered as a bank holding company, Service 1st Bancorp will be required to file annual reports and other information concerning its business operations and those of its subsidiaries as the FRB may require. The FRB also has the authority to examine Service 1st Bancorp and each of its respective subsidiaries, as well as any arrangements between Service 1st Bancorp and any of its respective subsidiaries, with the cost of any examination to be borne by Service 1st Bancorp. In the future, Service 1st Bancorp will be required to obtain the prior approval of the FRB before it may acquire all or substantially all of the assets of any bank, or ownership or control of voting securities of any bank if, after giving effect to the acquisition, Service 1st Bancorp would own or control more than 5 percent of the voting shares of the bank.

         A bank holding company and its subsidiaries are also prohibited from engaging in so-called tie-in arrangements in connection with extensions of credit, leases, sales, or the furnishing of services. For example, Service 1st Bank will generally be prohibited from extending credit to a customer on the condition that the customer also obtain other services furnished by Service 1st Bancorp, or any of its subsidiaries, or on the condition that the customer promise not to obtain financial services from a competitor. Service 1st Bancorp and its subsidiaries will also be subject to restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

         Service 1st Bancorp and any subsidiaries which it may acquire or organize after the merger will be deemed affiliates of Service 1st Bancorp within the meaning of the Federal Reserve Act. Loans by Service 1st Bank to affiliates, investments by Service 1st Bancorp in affiliates' stock, and taking affiliates' stock by Service 1st Bank as collateral for loans to any borrower will be limited to 10 percent of Service 1st Bank's capital, in the case of each affiliate, and 20 percent of Service 1st Bank's capital, in the case of all affiliates. In addition, these transactions must be on terms and conditions that are consistent with safe and sound banking practices and, in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as that term is defined in the Federal Reserve Act. Such restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts.

         A bank holding company is also prohibited from itself engaging in or acquiring direct or indirect ownership or control of more than 5 percent of the voting shares of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB by order or regulation to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making these determinations, the FRB considers whether the performance of such activities by a bank holding company or a bank holding company subsidiary would offer advantages to the public which outweigh possible adverse effects.

         FRB Regulation Y sets out those activities which are regarded as closely related to banking or managing or controlling banks, and thus, are permissible activities that may be engaged in by bank holding companies subject to approval in certain cases by the FRB. The Gramm-Leach-Bliley Act discussed below allows a new type of bank holding company called a "financial holding company" under the Bank Holding Company Act. A financial holding company is allowed to engage in a broad range of business activities considered to be "financial" in nature or incidental to financial activities including securities underwriting, merchant banking and insurance company portfolio investment activities. Service 1st Bancorp has no present plans, agreements or arrangements to engage in any non-banking activities; however, in the future, Service 1st Bancorp may consider engaging in non-banking activities, subject to the approval of the FRB.

         Service 1st Bank. The common stock of Service 1st Bank is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Service 1st Bank is also subject to the periodic reporting requirements of Section 13 of the Securities Exchange Act of 1934, which include, but are not limited to, the filing of annual, quarterly and other current reports with the FDIC.

         Service 1st Bank is licensed by the California Commissioner of Financial Institutions ("Commissioner"), its deposits are insured by the FDIC, and it has chosen not to become a member of the Federal Reserve System. Service 1st Bank has no subsidiaries. Consequently, Service 1st Bank is subject to the supervision of, and is regularly examined by, the Commissioner and the FDIC. This supervision and regulation includes comprehensive reviews of all major aspects of Service 1st Bank's business and condition, including its capital ratios, allowance for possible loan losses and other factors. However, no inference should be drawn that the Commissioner or the FDIC have approved those factors. Service 1st Bank is required to file reports with the Commissioner and the FDIC and provide the additional information as the Commissioner and the FDIC may require.

         Under federal law, no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of any insured depository institution such as Service 1st Bank, unless the FDIC has been given 60 days' prior written notice of the proposed acquisition and within that time period the FDIC has not issued a notice disapproving the proposed acquisition, or extended the period of time during which a disapproval may be issued. See "THE MERGER - Required Approvals." For purposes of these provisions, "control" is defined as the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of an insured depository institution. The purchase, assignment, transfer, pledge or other disposition of voting stock through which any person will acquire ownership, control or the power to vote 10% or more of a class of voting securities of Service 1st Bank would be presumed to be an acquisition of control. An acquiring person may request an opportunity to contest any presumption of control. California law has a similar provision requiring the approval of the Commissioner to the acquisition of control of a state-chartered bank, like Service 1st Bank.

Capital Adequacy

         Capital adequacy is a measure of the amount of capital needed to sustain asset growth and act as a cushion for losses. Capital protects depositors and the FDIC deposit insurance fund from potential losses and is a source of funds for the investments Service 1st Bank needs to remain competitive.

         The FDIC and other federal banking agencies have adopted risk-based capital guidelines for evaluating capital adequacy. The guidelines are designed to make capital requirements sensitive to differences in risk profiles among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform internationally. Under the guidelines, Service 1st Bank is required to maintain capital equal to at least 8.0% of its assets and commitments to extend credit, weighted by risk, of which at least 4.0% must consist primarily of common equity (including retained earnings) and the remainder may consist of subordinated debt, cumulative preferred stock, or a limited amount of loan loss reserves. Assets, commitments to extend credit, and off-balance sheet items are categorized according to risk and certain assets considered to present less risk than others permit maintenance of capital at less than the 8% ratio. For example, most home mortgage loans are placed in a 50% risk category and therefore require maintenance of capital equal to 4% of such loans, while commercial loans are placed in a 100% risk category and therefore require maintenance of capital equal to 8% of such loans.

         The guidelines establish two categories of qualifying capital: Tier 1 capital comprising core capital elements, and Tier 2 capital comprising supplementary capital requirements. At least one-half of the required capital must be maintained in the form of Tier 1 capital. Tier 1 capital includes common shareholders' equity and qualifying perpetual preferred stock. Tier 2 capital includes, among other items, limited life and cumulative preferred stock, mandatory convertible securities, subordinated debt and a limited amount of reserve for credit losses.

         The FDIC and federal banking agencies also adopted minimum leverage ratios for banking organizations as a supplement to the risk-weighted capital guidelines. The leverage ratio is generally calculated using Tier 1 capital (as defined under risk-based capital guidelines) divided by quarterly average net total assets (excluding intangible assets and certain other adjustments). The leverage ratio establishes a limit on the ability of banking organizations, including Service 1st Bank, to increase assets and liabilities without increasing capital proportionately.

         The FDIC leverage ratio consists of (i) a 3 percent Tier 1 minimum capital leverage ratio for highly-rated banks (those with a composite regulatory rating of 1 and not experiencing or anticipating significant growth); and (ii) a 4 percent Tier 1 minimum capital leverage ratio for all other banks, as a supplement to the risk-based capital guidelines.

         Amendments to the risk-based capital guidelines, effective December 31, 1994, require that net unrealized holding gains and losses on securities available for sale determined in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are not to be included in the Tier 1 capital component consisting of common stockholders' equity. Net unrealized losses on marketable equity securities (equity securities with a readily determinable fair value), however, will continue to be deducted from Tier 1 capital. This rule has the general effect of valuing available for sale securities at amortized cost (based on historical cost) rather than at fair value (generally at market value) for purposes of calculating the risk-based and leverage capital ratios. Effective January 17, 1995, the risk-based capital guidelines were amended to identify concentrations of credit risk and evaluate an institution's ability to manage such risks and the risk posed by non-traditional activities as important factors in assessing an institution's overall capital adequacy.

         At December 31, 2002, Service 1st Bank is in compliance with the risk-based capital and leverage ratios described above. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION - Capital Resources" for a listing of Service 1st Bank's risk-based capital ratios at December 31, 2002 and 2001.

Prompt Corrective Action

         Federal banking agencies adopted regulations effective December 19, 1992, implementing a system of prompt corrective action under Section 38 of the Federal Deposit Insurance Act and Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations established five capital categories with the following characteristics:

         o "Well capitalized" - consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive;
         o "Adequately capitalized" - consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and leverage ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution;
         o "Undercapitalized" - consisting of institutions with a total risk-based capital ratio less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio of less than 4%;
         o "Significantly undercapitalized" - consisting of institutions with a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; and
         o "Critically undercapitalized" - consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

         Included in the regulations are procedures for classification of financial institutions within the capital categories, filing and reviewing capital restoration plans required under the regulations and procedures for issuance of directives by the appropriate regulatory agency. The regulations impose restrictions upon all institutions to refrain from certain actions which would cause an institution to be classified within any one of the three "undercapitalized" categories, such as declaration of dividends or other capital distributions or payment of management fees, if following the distribution or payment the institution would be classified within one of the "undercapitalized" categories. In addition, institutions which are classified in one of the three "undercapitalized" categories are subject to mandatory and discretionary supervisory actions.

         Mandatory supervisory actions include:

         o increased monitoring and review by the appropriate federal banking agency;
         o   implementation of a capital restoration plan;
         o   total asset growth restrictions; and
         o limitation upon acquisitions, branch expansion, and new business activities without prior approval of the appropriate federal banking agency.

         Discretionary supervisory actions may include:

         o   requirements to augment capital;
         o   restrictions upon affiliate transactions;
         o restrictions upon deposit gathering activities and interest rates paid;
         o   replacement of senior executive officers and directors;
         o   restrictions upon activities of the institution and its affiliates;
         o   requiring divestiture or sale of the institution; and
         o any other supervisory action that the appropriate federal banking agency determines is necessary to further the purposes of the regulations.

         Further, the federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the financial institution's capital. In addition, for a capital restoration plan to be acceptable, a financial institution's parent holding company must guarantee that the institution will comply with the capital restoration plan. The aggregate liability of the parent holding company under the guaranty is limited to the lesser of an amount equal to 5 percent of the financial institution's total assets at the time it became undercapitalized, and the amount that is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the financial institution as of the time it fails to comply with the plan. If a financial institution fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." The FDICIA also restricts the solicitation and acceptance of and interest rates payable on brokered deposits by insured financial institutions that are not "well capitalized." An "undercapitalized" institution is not allowed to solicit deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits in the particular institution's normal market areas or in the market areas in which such deposits would otherwise be accepted.

         Any financial institution which is classified as "critically undercapitalized" must be placed in conservatorship or receivership within 90 days of such determination unless it is also determined that some other course of action would better serve the purposes of the regulations. Critically undercapitalized institutions are also prohibited from making (but not accruing) any payment of principal or interest on subordinated debt without the prior approval of the FDIC, and the FDIC must prohibit a critically undercapitalized institution from taking certain other actions without its prior approval, including:

         o entering into any material transaction other than in the usual course of business, including investment expansion, acquisition, sale of assets or other similar actions;
         o   extending credit for any highly leveraged transaction;
         o amending articles or bylaws unless required to do so to comply with any law, regulation or order;
         o   making any material change in accounting methods;
         o   engaging in certain affiliate transactions;
         o   paying excessive compensation or bonuses; and
         o paying interest on new or renewed liabilities at rates which would increase the weighted average costs of funds beyond prevailing rates in the institution's normal market areas.

Safety and Soundness Regulations

         The federal banking agencies have established safety and soundness standards for insured financial institutions covering (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate exposure; (5) asset growth; (6) compensation, fees and benefits; and (7) excessive compensation for executive officers, directors or principal shareholders which could lead to material financial loss. If an agency determines that an institution fails to meet any standard, the agency may require the financial institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the agency requires submission of a compliance plan and the institution fails to timely submit an acceptable plan or to implement an acceptable plan, the agency must require the institution to correct the deficiency. Under the final rule, an institution must file a compliance plan within 30 days of a request to do so from the institution's primary federal regulatory agency. The agencies may elect to initiate enforcement action in certain cases rather than rely on an existing plan particularly where failure to meet one or more of the standards could threaten the safe and sound operation of the institution.

Interest Rate Risk

         The federal banking agencies issued a joint agency policy statement during 1996 regarding the management of interest-rate risk exposure (interest rate risk is the risk that changes in market interest rates might adversely affect a bank's financial condition) with the goal of ensuring that financial institutions with high levels of interest-rate risk have sufficient capital to cover their exposures. This policy statement reflected the agencies' decision at that time not to promulgate a standardized measure and explicit capital charge for interest rate risk, in the expectation that industry techniques for measurement of such risk would evolve. However, the Federal Financial Institution Examination Counsel ("FFIEC") on December 13, 1996, approved an updated Uniform Financial Institutions Rating System ("UFIRS"). In addition to the five components traditionally included in the so-called "CAMEL" rating system which has been used by bank examiners for a number of years to classify and evaluate the soundness of financial institutions (including capital adequacy, asset quality, management, earnings and liquidity), UFIRS includes for all bank regulatory examinations conducted on or after January 1, 1997, a new rating for a sixth category identified as sensitivity to market risk. Ratings in this category are intended to reflect the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices may adversely affect an institution's earnings and capital. The rating system is identified as the "CAMELS" system.

Community Reinvestment Act

         Community Reinvestment Act ("CRA") regulations evaluate banks' lending to low and moderate income individuals and businesses across a four-point scale from "outstanding" to "substantial noncompliance," and are a factor in regulatory review of applications to merge, establish new branches or form bank holding companies. In addition, any bank rated in "substantial noncompliance" with the CRA regulations may be subject to enforcement proceedings. Service 1st Bank has a current rating of "satisfactory" or better for CRA compliance based upon its last examination during 2001.

Deposit Insurance Assessments

         In 1995, the FDIC reduced bank deposit insurance assessment rates to a range from $0 to $0.27 per $100 of deposits, dependent upon a bank's risk. Based upon this risk-based assessment rate schedule, Service 1st Bank's current capital ratios and its current levels of deposits, Service 1st Bank anticipates no change in the assessment rate applicable to the Bank during 2003 from that in 2002. Service 1st Bank's deposit insurance assessment by the FDIC was $14,428 for the year 2002.

Limitations on Dividends

         Service 1st Bancorp. Under California law, shareholders of Service 1st Bancorp may receive dividends when and as declared by its board of directors out of funds legally available therefor. With certain exceptions, a California corporation may not pay a dividend to its shareholders unless its retained earnings equal at least the amount of the proposed dividend. California law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets the following two generally stated conditions: (i) the corporation's assets equal at least 1 1/4 times its liabilities; and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

         Holders of Service 1st Bancorp common stock will be entitled to receive dividends as may be declared by the board of directors of Service 1st Bancorp out of funds legally available therefor. While Service 1st Bancorp will not be subject to certain restrictions on dividends and stock redemptions and repurchases applicable to Service 1st Bank, the ability of Service 1st Bancorp to pay dividends to the holders of its stock will depend to a large extent upon the amount of dividends paid by Service 1st Bank to Service 1st Bancorp. The ability of Service 1st Bank to pay dividends in the future will depend upon the earnings and financial condition of Service 1st Bank. As a newly organized corporation, Service 1st Bancorp has no dividend policy. See "MARKET INFORMATION CONCERNING SERVICE 1ST BANK'S AND SERVICE 1ST BANCORP'S COMMON STOCK - Dividends and Dividend Policy."

         Service 1st Bank. Service 1st Bank's ability to pay dividends is subject to regulatory requirements and limitations of the California Financial Code which restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders' during the same three-year period.

         Holders of Service 1st Bank common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. No cash or stock dividends have been paid by Service 1st Bank. Whether or not dividends will be paid in the future will be determined by the board of directors after consideration of various factors. Service 1st Bank's profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the board of directors in making such determinations regarding the payment of dividends by Service 1st Bank. After the merger, any dividends paid by Service 1st Bank will be paid to its sole shareholder, Service 1st Bancorp. See "MARKET INFORMATION CONCERNING SERVICE 1ST BANK'S AND SERVICE 1ST BANCORP'S COMMON STOCK - Dividends and Dividend Policy."

Impact of Monetary Policies

         Banking is a business which depends on interest rate differentials. In general, the difference between the interest rate paid by Service 1st Bank to obtain its deposits and its other borrowings and the interest rate received by Service 1st Bank on loans extended to its customers and on securities held in Service 1st Bank's portfolio comprise the major portion of the its earnings.

         The interest rate differentials of Service 1st Bank, and therefore its earnings, are affected not only by general economic conditions, both domestic and foreign, but also by the monetary and fiscal policies of the United States as set by statutes and as implemented by federal agencies, particularly the FRB. The FRB can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in United States government securities, adjustments in the amount of interest free reserves that banks and other financial institutions are required to maintain, and adjustments to the discount rates applicable to borrowing by banks from the FRB. These activities influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and timing of any future changes in monetary policies and their impact on Service 1st Bank are not predictable.

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

Recent Legislation and Other Changes

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. Some of the potentially significant legislative and other changes which may affect Service 1st Bancorp and Service 1st Bank are discussed below.

         California Assembly Bill 1432. In August 1997, California Assembly Bill 1432 ("AB1432") was signed into law, which provides for certain changes in the banking laws of California. Effective January 1, 1998, AB1432 eliminated the provisions regarding impairment of contributed capital and the assessment of shares when there is an impairment of capital. AB1432 now allows the California Department of Financial Institutions to close a bank, if the Department of Financial Institutions finds that the bank's tangible shareholders' equity is less than the greater of 3% of the bank's total assets or $1 million.

         Gramm-Leach-Bliley Act. In 1999, the Gramm-Leach-Bliley Act was signed into law (the "GLB Act"). The GLB Act eliminates most of the remaining depression-era "firewalls" between banks, securities firms and insurance companies which was established by The Banking Act of 1933, also known as the Glass-Steagall Act ("Glass-Steagall"). Glass-Steagall sought to insulate banks as depository institutions from the perceived risks of securities dealing and underwriting, and related activities. The GLB Act repeals Section 20 of Glass-Steagall which prohibited banks from affiliating with securities firms. Bank holding companies that can qualify as "financial holding companies" can now acquire securities firms or create them as subsidiaries, and securities firms can now acquire banks or start banking activities through a financial holding company. The GLB Act includes provisions which permit national banks to conduct financial activities through a subsidiary that are permissible for a national bank to engage in directly, as well as certain activities authorized by statute, or that are financial in nature or incidental to financial activities to the same extent as permitted to a "financial holding company" or its affiliates. This liberalization of United States banking and financial services regulation applies both to domestic institutions and foreign institutions conducting business in the United States. Consequently, the common ownership of banks, securities firms and insurance firms is now possible, as is the conduct of commercial banking, merchant banking, investment management, securities underwriting and insurance within a single financial institution using a "financial holding company" structure authorized by the GLB Act.

         Prior to the GLB Act, significant restrictions existed on the affiliation of banks with securities firms and on the direct conduct by banks of securities dealing and underwriting and related securities activities. Banks were also (with minor exceptions) prohibited from engaging in insurance activities or affiliating with insurers. The GLB Act removes these restrictions and substantially eliminates the prohibitions under the Bank Holding Company Act on affiliations between banks and insurance companies. Bank holding companies which qualify as financial holding companies can now insure, guarantee, or indemnify against loss, harm, damage, illness, disability, or death; issue annuities; and act as a principal, agent, or broker regarding such insurance services.

         In order for a commercial bank to affiliate with a securities firm or an insurance company pursuant to the GLB Act, its bank holding company must qualify as a financial holding company. A bank holding company will qualify if its banking subsidiaries are "well capitalized" and "well managed" and it files with the FRB a certification to such effect and a declaration that it elects to become a financial holding company. The amendment of the Bank Holding Company Act now permits financial

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

holding companies to engage in activities, and acquire companies engaged in activities, that are financial in nature or incidental to such financial activities. Financial holding companies are also permitted to engage in activities that are complementary to financial activities if the FRB determines that the activity does not pose a substantial risk to the safety or soundness of depository institutions or the financial system in general. These standards expand upon the list of activities "closely related to banking" which have to date defined the permissible activities of bank holding companies under the Bank Holding Company Act.

         One further effect of the GLB Act is to require that federal financial institution and securities regulatory agencies prescribe regulations to implement the policy that financial institutions must respect the privacy of their customers and protect the security and confidentiality of customers' non-public personal information. These regulations require, in general, that financial institutions (1) may not disclose non-public personal information of customers to non-affiliated third parties without notice to their customers, who must have opportunity to direct that such information not be disclosed; (2) may not disclose customer account numbers except to consumer reporting agencies; and
(3) must give prior disclosure of their privacy policies before establishing new customer relationships.

         No determination has been made as to whether or when Service 1st Bancorp and Service 1st Bank may seek to acquire and exercise new powers or activities under the GLB Act.

         USA Patriot Act. On October 26, 2001, President Bush signed the USA Patriot Act (the "Patriot Act"), which includes provisions pertaining to domestic security, surveillance procedures, border protection, and terrorism laws to be administered by the Secretary of the Treasury. Title III of the Patriot Act entitled, "International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001" includes amendments to the Bank Secrecy Act which expand the responsibilities of financial institutions in regard to anti-money laundering activities with particular emphasis upon international money laundering and terrorism financing activities through designated correspondent and private banking accounts.

         Effective December 25, 2001, Section 313(a) of the Patriot Act prohibits any insured financial institution such as Service 1st Bank, from providing correspondent accounts to foreign banks which do not have a physical presence in any country (designated as "shell banks"), subject to certain exceptions for regulated affiliates of foreign banks. Section 313(a) also requires financial institutions to take reasonable steps to ensure that foreign bank correspondent accounts are not being used to indirectly provide banking services to foreign shell banks, and Section 319(b) requires financial institutions to maintain records of the owners and agent for service of process of any such foreign banks with whom correspondent accounts have been established.

         Effective July 23, 2002, Section 312 of the Patriot Act creates a requirement for special due diligence for correspondent accounts and private banking accounts. Under Section 312, each financial institution that establishes, maintains, administers, or manages a private banking account or a correspondent account in the United States for a non-United States person, including a foreign individual visiting the United States, or a representative of a non-United States person shall establish appropriate, specific, and, where necessary, enhanced, due diligence policies, procedures, and controls that are reasonably designed to detect and record instances of money laundering through those accounts.

         Service 1st Bank is not currently aware of any account relationships between Service 1st Bank and any foreign bank or other person or entity as described above under Sections 313(a) or 312 of the Patriot Act. The terrorist attacks on September 11, 2001 have realigned national security priorities of the United

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

States and it is reasonable to anticipate that the United States Congress may enact additional legislation in the future to combat terrorism including modifications to existing laws such as the Patriot Act to expand powers as deemed necessary. The effects which the Patriot Act and any additional legislation enacted by Congress may have upon financial institutions is uncertain; however, such legislation would likely increase compliance costs and thereby potentially have an adverse effect upon Service 1st Bank's results of operations.

         Sarbanes-Oxley Act of 2002. President Bush signed the Sarbanes-Oxley Act of 2002 on July 30, 2002, which responds to recent issues in corporate governance and accountability. Among other matters, key provisions of the Sarbanes-Oxley Act and rules promulgated by the Securities and Exchange Commission pursuant to the Act include the following:

         o Expanded oversight of the accounting profession by creating a new independent public company oversight board to be monitored by the SEC.
         o Revised rules on auditor independence to restrict the nature of non-audit services provided to audit clients and to require such services to be pre-approved by the audit committee.
         o Improved corporate responsibility through mandatory listing standards relating to audit committees, certifications of periodic reports by the CEO and CFO and making issuer interference with an audit a crime.
         o Enhanced financial disclosures, including periodic reviews for largest issuers and real time disclosure of material company information.
         o Enhanced criminal penalties for a broad array of white collar crimes and increases in the statute of limitations for securities fraud lawsuits.
         o Disclosure of whether a company has adopted a code of ethics that applies to the company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and disclosure of any amendments or waivers to such code of ethics. The disclosure obligation becomes effective for fiscal years ending on or after July 15, 2003. The ethics code must contain written standards that are reasonably designed to deter wrongdoing and to promote:
             o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
             o Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the registrant;
             o Compliance with applicable governmental laws, rules and regulations;
             o The prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and
             o   Accountability for adherence to the code.
         o Disclosure of whether a company's audit committee of its board of directors has a member of the audit committee who qualifies as an "audit committee financial expert." The disclosure obligation becomes effective for fiscal years ending on or after July 15, 2003 (December 15, 2003 for "small business issuers"). To qualify as an "audit committee financial expert," a person must have:
             o An understanding of generally accepted accounting principles and financial statements;
             o The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
             o Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities;
             o An understanding of internal controls and procedures for financial reporting; and
             o   An understanding of audit committee functions.
             A person must have acquired the above listed attributes to be deemed to qualify as an "audit committee financial expert" through any one or more of the following:
             o Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;
             o Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;
             o Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or
             o   Other relevant experience.
             The rule contains a specific safe harbor provision to clarify that the designation of a person as an "audit committee financial expert" does not cause that person to be deemed to be an "expert" for any purpose under Section 11 of the Securities Act of 1933, as amended, or impose on such person any duties, obligations or liability greater that the duties, obligations and liability imposed on such person as a member of the audit committee and the board of directors, absent such designation. Such a designation also does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.
         o A prohibition on insider trading during pension plan black-out periods.
         o   Disclosure of off-balance sheet transactions.
         o A prohibition on personal loans to directors and officers; provided that a bank may extend credit to directors and officers in compliance with applicable banking regulations.
         o Conditions on the use of non-GAAP (generally accepted accounting principles) financial measures.
         o Standards on professional conduct for attorneys requiring attorneys having an attorney-client relationship with a company, among other matters, to report "up the ladder" to the audit committee, another board committee or the entire board of directors certain material violations.
         o Expedited filing requirements for Form 4 reports of changes in beneficial ownership of securities reducing the filing deadline to within 2 business days of the date a transaction triggers an obligation to report.
         o Accelerated filing requirements for Forms 10-K and 10-Q by public companies which qualify as "accelerated filers" to be phased-in over a four year period reducing the filing deadline for Form 10-KSB reports from 90 days after the fiscal year end to 60 days and Form 10-Q reports from 45 days after the fiscal quarter end to 35 days.
         o Disclosure concerning website access to reports on Forms 10-K, 10-Q and 8-K, and any amendments to those reports, by "accelerated filers" as soon as reasonably practicable after such reports and material are filed with or furnished to the Securities and Exchange Commission.
         o Proposed rules requiring national securities exchanges and national securities associations to prohibit the listing of any security whose issuer does not meet audit committee standards established pursuant to the Sarbanes-Oxley Act. These proposed rules would establish audit committee:
             o   Independence standards for members;

             o Responsibility for selecting and overseeing the issuer's independent accountant;
             o Responsibility for handling complaints regarding the issuer's accounting practices;
             o   Authority to engage advisers; and
             o Funding requirements for the independent auditor and outside advisers engaged by the audit committee.
             The proposed audit committee rules provide a one-year phase-in period for compliance. The Securities and Exchange Commission must adopt final rules by April 26, 2003.

         The effect of the Sarbanes-Oxley Act upon Service 1st Bank and Service 1st Bancorp is uncertain; however, many of the provisions of the Sarbanes-Oxley Act are or may become applicable to Service 1st Bank and Service 1st Bancorp and it is therefore likely that they will incur increased costs to comply with the Sarbanes-Oxley Act and the rules and regulations promulgated under the Sarbanes-Oxley Act by the Securities and Exchange Commission, bank regulatory agencies and other regulatory authorities having jurisdiction over Service 1st Bancorp and Service 1st Bank. Service 1st Bank does not currently anticipate, however, that compliance with the Sarbanes-Oxley Act and the related rules and regulations will have a material adverse effect upon its financial position or results of its operations or its cash flows.

         California Corporate Disclosure Act. On September 28, 2002, California Governor Gray Davis signed into law the California Corporate Disclosure Act (the "CCD Act"), which became effective January 1, 2003. The CCD Act requires publicly traded corporations incorporated or qualified to do business in California such as Service 1st Bank and after the merger, Service 1st Bancorp, to disclose information about their past history, auditors, directors and officers. The CCD Act requires companies to disclose:

         o The name of a company's independent auditor and a description of services, if any, performed for the company during the previous 24 months;
         o The annual compensation paid to each director and executive officer, including stock or stock options not otherwise available to other company employees;
         o A description of any loans made to a director at a "preferential" loan rate during the previous 24 months, including the amount and terms of the loans;
         o Whether any bankruptcy was filed by a company or any of its directors or executive officers within the previous 10 years;
         o Whether any director or executive officer of a company has been convicted of fraud during the previous 10 years; and
         o Whether a company violated any federal securities laws or any securities or banking provisions of California law during the previous 10 years for which the company was found liable or fined more than $10,000.

         The Bank does not currently anticipate that compliance with the CCD Act will have a material adverse effect upon its financial position or results of its operations or its cash flows.

         It is not known to what extent, if any, additional legislative proposals will be enacted and what effect such legislation would have on the structure, regulation and competitive relationships of financial institutions and bank holding companies. It is likely, however, that such legislation could subject Service 1st Bank and Service 1st Bancorp to increased regulation, disclosure and reporting requirements and increase competition and their costs of doing business.

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

            CAPITAL STOCK OF SERVICE 1ST BANK AND SERVICE 1ST BANCORP

         Upon consummation of the merger, the holders of Service 1st Bank common stock will become shareholders of Service 1st Bancorp and receive one share of Service 1st Bancorp common stock for each of their shares of Service 1st Bank common stock. Immediately following the merger, Service 1st Bank's shareholders will hold all of the outstanding shares of Service 1st Bancorp common stock and be the only shareholders of Service 1st Bancorp. While the classes of authorized, and the number of outstanding, shares of stock are the same for Service 1st Bank and Service 1st Bancorp, there are certain differences under California law between the rights of shareholders of Service 1st Bancorp as opposed to Service 1st Bank. Shareholders should consider carefully the differences in Service 1st Bancorp common stock and Service 1st Bank common stock under California law.

Authorized Capital

         Service 1st Bank currently has an authorized capitalization of 20,000,000 shares of no par value common stock and 10,000,000 shares of preferred stock. As of April 11, 2003, 1,100,100 shares of Service 1st Bank common stock were issued and outstanding, 171,000 shares of common stock were reserved for issuance upon exercise of outstanding stock options under the Service 1st Bank 1999 Stock Option Plan, and no shares of preferred stock were outstanding.

         Service 1st Bancorp currently has an authorized capitalization of 20,000,000 shares of no par value common stock and 10,000,000 shares of preferred stock. Of such authorized shares, 100 shares of Service 1st Bancorp common stock are currently issued and outstanding (and will be repurchased by Service 1st Bancorp upon consummation of the merger).

         Under the terms of the plan of reorganization and merger agreement, Service 1st Bancorp will issue 1,100,100 shares of its common stock in exchange for all of the outstanding shares of Service 1st Bank common stock. An additional 171,000 shares of Service 1st Bancorp common stock will be reserved for issuance upon exercise of outstanding stock options under the 1999 Stock Option Plan to be assumed by Service 1st Bancorp. See "THE MERGER - Conversion of Options." The balance of Service 1st Bancorp's authorized capital stock will be available to be issued when and as the board of directors of Service 1st Bancorp determines it advisable to do so. Such shares of capital stock could be issued for the purpose of raising additional capital, in connection with acquisitions of other businesses, or for other appropriate purposes. The board of directors of Service 1st Bancorp has the authority to issue shares of common stock to the extent of the number of authorized unissued shares without obtaining the approval of existing holders of common stock. The issuance of additional shares of Service 1st Bancorp common stock could adversely affect the voting power of holders of common stock.

Voting Rights

         Holders of Service 1st Bank common stock are entitled to, and holders of Service 1st Bancorp common stock will be entitled to, one vote for each share held, except that in the election of directors each shareholder has cumulative voting rights. See "GENERAL INFORMATION - Voting Securities; Record Date; Cumulative Voting."

Assessment of Shares

         The outstanding shares of Service 1st Bank common stock are fully paid and nonassessable. The common stock of Service 1st Bancorp is not subject to assessment, as its articles of incorporation do not confer upon its board of directors the authority to order such assessment.

Repurchase of Shares

         Service 1st Bank may not repurchase shares of its own capital stock except after application and receipt of specific regulatory approval. Consequently, if situations arose where the board of directors considered a repurchase of shares to be in Service 1st Bank's best interests, Service 1st Bank's ability to respond would be subject to such conditions and any delay related to obtaining approval. Assuming that Service 1st Bank continues to be well-capitalized, however (see "SUPERVISION AND REGULATION - Capital Adequacy" above), Service 1st Bancorp under current regulations of the FRB would probably qualify to repurchase its shares without FRB or other regulatory approval, provided that Service 1st Bancorp's capital exceeds the standards for a "well-capitalized" bank both before and after any such repurchases, its FRB examination results in a rating of "1" or "2," and there are no unresolved supervisory issues with respect to Service 1st Bancorp.

Bylaws

         The bylaws of Service 1st Bank and of Service 1st Bancorp are identical in all material respects (including with respect to the number of authorized directors), except with respect to provisions in Service 1st Bank's bylaws required by the California Financial Code and applicable only to banks.

Articles of Incorporation

         The articles of incorporation of Service 1st Bank and Service 1st Bancorp are substantially identical, except that Service 1st Bank's articles of incorporation authorize it to engage in the commercial banking business and Service 1st Bancorp's articles of incorporation forbid it to engage in the banking or trust company business or the practice of a profession permitted to be incorporated under the California Corporations Code. Under California law, amendments to Service 1st Bank's articles of incorporation require the Commissioner's approval in addition to any shareholder approvals which may be required, and must be filed with the California Secretary of State before they may take effect. Amendments to Service 1st Bancorp's articles of incorporation do not require the approval of the Commissioner or any other regulatory authority, although shareholder approval is required for certain amendments and all such amendments also must be filed with the California Secretary of State before they may take effect.

         Copies of the articles of incorporation of Service 1st Bank and Service 1st Bancorp are available at Service 1st Bank's executive office at 2800 W. March Lane, Suite 120, Stockton, California 95219, to be inspected and copied during regular business hours by any interested shareholder.

Applicability of Securities Laws

         The securities of Service 1st Bank, unlike those of Service 1st Bancorp, are exempt from the registration requirements of the Securities Act of 1933 and the California Corporate Securities Law of 1968, as amended (the "CSL"). The effect on Service 1st Bank of such exemptions is to allow Service 1st Bank to sell its securities without registration under such laws, although Service 1st Bank must obtain a permit from the Commissioner to offer and sell its securities otherwise than pursuant to employee stock option plans. In contrast to Service 1st Bank, the public sale by Service 1st Bancorp of its securities must be registered under the Securities Act of 1933 and the CSL, unless an exemption from registration is available. The requirement that Service 1st Bancorp register its securities for public sale could increase the cost of the sale of such securities.

Dividends

         The shareholders of Service 1st Bank are entitled to dividends when and as declared by Service 1st Bank's board of directors out of funds legally available therefor, subject to the restrictions set forth in the California Financial Code. See "SUPERVISION AND REGULATION - Limitations on Dividends."
The shareholders of Service 1st Bancorp will be entitled to receive dividends when and as declared by its board of directors, out of funds legally available therefor, subject to the restrictions set forth in the California General Corporation Law. See "SUPERVISION AND REGULATION - Limitations on Dividends."

         Subject to the restrictions on payment of cash dividends as described above, Service 1st Bancorp may pay cash dividends depending upon the earnings of Service 1st Bancorp, management's assessment of the future capital needs of Service 1st Bank, and other factors; however, no assurance can be given as to whether or when Service 1st Bancorp may begin paying cash or stock dividends. Dividends from Service 1st Bank are the only source of funds available from which Service 1st Bancorp in turn can pay dividends, except to the extent that Service 1st Bancorp receives management fees for any management services it may provide to Service 1st Bank or engages in other permitted income-producing activities. The ability of Service 1st Bank to pay dividends to Service 1st Bancorp is restricted by statute as described above. See "SUPERVISION AND REGULATION - Limitations on Dividends."

Preemptive Rights

         Holders of Service 1st Bank common stock do not, and holders of Service 1st Bancorp common stock will not, have preemptive rights. Service 1st Bank common stock and Service 1st Bancorp common stock do not have any applicable conversion rights, redemption rights or sinking fund provisions.

Liquidation Rights

         Upon liquidation of Service 1st Bank, the shareholders of Service 1st Bank common stock have the right to receive their pro rata portion of the assets of Service 1st Bank distributable to shareholders. The holders of Service 1st Bancorp common stock will also be entitled to receive their pro rata share of the assets of Service 1st Bancorp distributable to shareholders upon liquidation.

Deregistration of Service 1st Bank Common Stock

         Service 1st Bank is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with that statute files reports and proxy statements with the FDIC. After the merger, the only shares of Service 1st Bank common stock outstanding will be owned by Service 1st Bancorp. Accordingly, after the merger, Service 1st Bank will deregister its common stock and thereby terminate its obligations to file such reports and proxy statements with the FDIC. Also after the merger, there will no longer be any trading in Service 1st Bank common stock. Service 1st Bancorp common stock will be traded in the over-the-counter market, and Service 1st Bancorp will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and will file such reports with the Securities Exchange Commission. See "MARKET INFORMATION REGARDING SERVICE 1ST BANK'S AND SERVICE 1ST BANCORP'S COMMON STOCK."

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

                                 INDEMNIFICATION

California Legislation

         Service 1st Bank and Service 1st Bancorp are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of such corporation.

         With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

         With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

         The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

         The articles of incorporation and bylaws of Service 1st Bank and Service 1st Bancorp implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a directors' fiduciary duty of care and allowing Service 1st Bank and Service 1st Bancorp to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The articles of Service 1st Bank and Service 1st Bancorp, under the applicable provisions of the CGCL, also include a provision allowing Service 1st Bank and Service 1st Bancorp to include in their bylaws, and in agreements between Service 1st Bank and Service 1st Bancorp and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law. Service 1st Bank has no such agreements in force, and no such agreements are planned for the directors, officers or other agents of Service 1st Bancorp.

Directors' and Officers' Liability Insurance

         Service 1st Bank presently maintains a policy of directors' and officers' liability insurance. There is no assurance, however, that such coverage will continue to be available with such breadth of coverage as Service 1st Bank deems advisable and at reasonable expense. It is intended that the coverage provided by the insurance be made available to the officers and directors of Service 1st Bancorp after the merger.

Commission Position on Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Service 1st Bancorp pursuant to the foregoing provisions, Service 1st Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                 PROPOSAL NO. 3
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS


         The accounting firm of Vavrinek, Trine, Day & Co., LLP, certified public accountants, served Service 1st Bank as its independent public accountants and auditors in connection with various services described below for the 2002 fiscal year at the direction of the board of directors of Service 1st Bank.

         Moss Adams, LLP, was Service 1st Bank's predecessor accountants during 2001. Moss Adams, LLP was dismissed on October 16, 2001, and was replaced by Vavrinek, Trine, Day & Co., LLP, which was engaged on October 19, 2001 to conduct the audit for the fiscal year ended December 31, 2001. The change in accountants was recommended by the audit committee on September 20, 2001, and approved by the board of directors on September 20, 2001, after evaluation of proposals for audit and accounting services. The accountant reports issued by Moss Adams, LLP in 1999 and 2000 did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Moss Adams, LLP, unresolved or resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

         Vavrinek, Trine, Day & Co., LLP has no interests, financial or otherwise, in Service 1st Bank. The services rendered by Vavrinek, Trine, Day & Co., LLP during the 2002 fiscal year were audit services and consultation in connection with various accounting matters. The services rendered by Moss Adams, LLP during the 2001 fiscal year were audit services, consultation in connection with various accounting matters, and preparation of Service 1st Bank's income tax returns. The fees paid to Vavrinek, Trine, Day & Co., LLP for professional services during the 2002 fiscal year were as follows:

Audit Fees

         Service 1st Bank paid Vavrinek, Trine, Day & Co., LLP $33,750 during the 2002 fiscal year for the audit of Service 1st Bank's financial statements for the fiscal year ended December 31, 2002, and for reviews of Service 1st Bank's financial statements included in Service 1st Bank's Form 10-QSB filings for the 2002 fiscal year.

Financial Information Systems Design and Implementation Fees

         No services were provided by Vavrinek, Trine, Day & Co., LLP and no payments made for financial information systems design and implementation during the 2002 fiscal year.

All Other Fees

         Service 1st Bank paid Vavrinek, Trine, Day & Co, LLP $4,100 during the 2002 fiscal year for all other services rendered by Vavrinek, Trine, Day & Co., LLP to Service 1st Bank. No services other than the audit and tax return preparation services discussed above were provided by Vavrinek, Trine, Day & Co., LLP to Service 1st Bank during the 2002 fiscal year.

         The board of directors of Service 1st Bank approved each professional service rendered by Vavrinek, Trine, Day & Co., LLP during the 2002 fiscal year and considered whether the provision of such services was compatible with Vavrinek, Trine, Day & Co., LLP maintaining its independence. It is anticipated that one or more representatives of Vavrinek, Trine, Day & Co., LLP will be present at the annual meeting and will be able to make a statement if they so desire and answer appropriate questions.

         The Board of Directors has selected Vavrinek, Trine, Day & Co., LLP to serve as the Bank's independent public accountants for the year 2002 and recommends that shareholders vote "FOR" the ratification of the appointment of Vavrinek, Trine, Day & Co., LLP.

                                     EXPERTS

         The financial statements of Service 1st Bank included in this proxy statement-prospectus as of December 31, 2002 and for the years ended December 31, 2002, and 2001 have been audited by Vavrinek, Trine, Day & Co., LLP, independent accountants, as stated in their report, given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the Service 1st Bancorp common stock to be issued pursuant to the merger will be passed upon for Service 1st Bancorp and Service 1st Bank by Dodd-Mason-George LLP, 303 Almaden Boulevard, 5th Floor, San Jose, California 95110.

                          ANNUAL REPORT ON FORM 10-KSB

         SERVICE 1ST BANK WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER SOLICITED BY THIS PROXY STATEMENT-PROSPECTUS A COPY OF SERVICE 1ST BANK'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, REQUIRED TO BE FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION, UPON WRITTEN REQUEST TO SERVICE 1st BANK, 2800 W. MARCH LANE, SUITE 120, STOCKTON, CALIFORNIA 95219,
ATTENTION: BRYAN R. HYZDU, CORPORATE SECRETARY. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT AS OF APRIL 11, 2003, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING.

                                  ANNUAL REPORT

         The Annual Report to Shareholders for the year ended December 31, 2002, is being mailed concurrently with this proxy statement-prospectus to all shareholders of record as of April 11, 2003.

                           ANNUAL DISCLOSURE STATEMENT

         Service 1st Bank's Annual Report to Shareholders for the year ended December 31, 2002 containing important information regarding the financial condition of Service 1st Bank, also constitutes Service 1st Bank's Annual Disclosure Statement. Upon request, Service 1st Bank will provide a copy to you, at no additional cost. Additional copies may be obtained for a nominal fee. To obtain a copy, call (209) 956-7800 or write to Service 1st Bank, 2800 W. March Lane, Suite 120, Stockton, California 95219, Attention: Bryan R. Hyzdu, Corporate Secretary.

                             SHAREHOLDERS' PROPOSALS

         Next year's annual meeting of shareholders is currently scheduled to be held on May 20, 2004. Any shareholder desiring to submit a proposal for action at the 2004 annual meeting which is desired to be presented in Service 1st Bank's proxy statement with respect to that annual meeting, should mail the proposal by certified mail return receipt requested, to Service 1st Bank, 2800
W. March Lane, Suite 120, Stockton, California 95219, Attention: Bryan R. Hyzdu, Corporate Secretary. All such proposals must be received by Service 1st Bank not later than December 27, 2003. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included, and other aspects, are regulated by the Securities Exchange Act of 1934, and regulations of the Federal Deposit Insurance Corporation as promulgated thereunder.

         Management of Service 1st Bank will have discretionary authority to vote proxies obtained by it in connection with any shareholder proposal not submitted on or before December 27, 2003.

                                  OTHER MATTERS

         Management is not aware of any other matters to come before the annual meeting. If any other matter not mentioned in this proxy statement-prospectus is brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with the recommendations of management.

                         WHERE TO FIND MORE INFORMATION

         Service 1st Bancorp has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-4EF under the Securities Act of 1933, as amended, with respect to the securities being offered. This proxy statement-prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, please see the Registration Statement and the exhibits filed with it. The Registration Statement may be inspected and copied at the public reference room maintained by the Commission in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the Registration Statement by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of fees at prescribed rates. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference facilities. Copies also may be viewed and downloaded from the Internet at the Commission's web site maintained at http://www.sec.gov.

         Service 1st Bank is subject to the informational requirements of a "small business filer" under the Securities Exchange Act of 1934, as amended. In accordance with the Securities Exchange Act of 1934, Service 1st Bank files reports, proxy statements and other information with the Federal Deposit Insurance Corporation ("FDIC"). You may inspect these reports, proxy statements and other information Service 1st Bank has filed with the FDIC at its offices located at 550 17th Street, N.W., Washington, D.C. 20429. You may also request copies of these reports, proxy statements and other information under the Freedom of Information Act by contacting the Federal Deposit Insurance Corporation, Attention: Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6043, Washington, D.C. 20429. Additionally, you may request copies of such filings from Service 1st Bank by contacting Robert Bloch, Executive Vice President and Chief Financial Officer, Service 1st Bank, 2800 W. March Lane, Suite 120, Stockton, California 95219.

                                     ANNEX A








                   PLAN OF REORGANIZATION AND MERGER AGREEMENT

                              DATED MARCH 11, 2003

                                      AMONG

                              SERVICE 1ST BANCORP,

                                SERVICE 1ST BANK

                                       AND

                         SERVICE 1ST MERGER CORPORATION

                   PLAN OF REORGANIZATION AND MERGER AGREEMENT
                   -------------------------------------------


         This Plan of Reorganization and Merger Agreement (the "Merger Agreement") is entered into as of March 11, 2003, by and among Service 1st Bank ("Bank"), Service 1st Merger Corporation ("Subsidiary"), and Service 1st Bancorp ("Bancorp").

                            RECITALS AND UNDERTAKINGS

         A. The Bank is a California state-chartered bank with its principal office in the City of Stockton and a branch office in the City of Tracy, State of California. The Subsidiary and Bancorp are corporations duly organized and existing under the laws of the State of California with their principal offices in the City of Stockton, State of California.

         B. As of the date hereof, the Bank has 20,000,000 shares of common stock authorized of which 1,100,100 shares are issued and outstanding, and 10,000,000 shares of preferred stock authorized of which no shares are issued and outstanding.

         C. As of the date hereof, the Subsidiary has 20,000,000 shares of common stock authorized of which 100 shares are issued and outstanding, and 10,000,000 shares of preferred stock authorized of which no shares are issued and outstanding. Immediately prior to the Effective Date (as such term is defined below), 100 shares of Subsidiary's common stock will be issued and outstanding, all of which shares will be owned by Bancorp.

         D. As of the date hereof, Bancorp has 20,000,000 shares of common stock authorized of which 100 shares are issued and outstanding, and 10,000,000 shares of preferred stock authorized of which no shares are issued and outstanding. Immediately prior to the Effective Date, 100 shares of Bancorp's common stock will be issued and outstanding.

         E. The Boards of Directors of the Bank, Bancorp and the Subsidiary, respectively, have approved this Merger Agreement and authorized its execution.


                                    AGREEMENT

         Section 1.  General
                     -------

         1.1 The Merger. On the Effective Date(as such term is defined below), the Subsidiary shall be merged with and into the Bank, with the Bank being the surviving corporation (the "Merger"). The Bank shall thereafter be a subsidiary of Bancorp, and its name shall continue to be "Service 1st Bank."

         1.2 Effective Date. The Merger described herein shall become effective at the close of business on the day (the "Effective Date") upon which an executed counterpart of this Merger Agreement shall have been filed with the Secretary of State of the State of California in accordance with Section 1103 of the California General Corporation Law.

         1.3 Articles of Incorporation and Bylaws. On the Effective Date, the Articles of Incorporation of the Bank, as in effect immediately prior to the Effective Date, shall remain the Articles of Incorporation of the Bank until amended; the Bylaws of the Bank, as in effect immediately prior to the Effective Date, shall remain the Bylaws of the Bank until amended; the certificate of authority of the Bank issued by the California Department of Financial Institutions shall remain the certificate of authority of the Bank; and the Bank's deposit insurance coverage by the Federal Deposit Insurance Corporation shall remain the deposit insurance of the Bank.

         1.4 Directors and Officers. On the Effective Date, the directors and officers of the Bank immediately prior to the Effective Date shall remain the directors and officers of the Bank. The directors of the Bank shall serve until the next annual meeting of shareholders of the Bank or until such time as their successors are elected and have been qualified.

         1.5      Effect of the Merger.
                  --------------------

                  (a) Assets and Rights. On the Effective Date and thereafter, all rights, privileges, franchises and property of the Subsidiary and all debts and liabilities due or to become due to the Subsidiary including choses in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion vested in the Bank without further act or deed; and the Bank shall have and hold the same in its own right as fully as the same was possessed and held by the Subsidiary.

                  (b) Liabilities. On the Effective Date and thereafter, all debts, liabilities and obligations due or to become due of, and all claims and demands for any cause existing against, the Subsidiary shall be and become the debts, liabilities or obligations of, or the claims or demands against, the Bank in the same manner as if the Bank had itself incurred or become liable for them.

                  (c) Creditors' Rights and Liens. On the Effective Date and thereafter, all rights of creditors of the Subsidiary and all liens upon the property of the Subsidiary shall be preserved unimpaired, and shall be limited to the property affected by such liens immediately prior to the Effective Date.

                  (d) Pending Actions. On the Effective Date and thereafter, any action or proceeding pending by or against the Subsidiary shall not be deemed to have abated or been discontinued, but may be pursued to judgment with full right to appeal or review. Any such action or proceeding may be pursued as if the Merger described herein had not occurred, or with the Bank substituted in place of the Subsidiary as the case may be.

         1.6 Further Assurances. The Subsidiary agrees that at any time, or from time to time, as and when requested by the Bank, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, or by the corresponding officers of the Bank, all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as the Bank, or its successors or assigns, may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights transferred to the Bank in this Section 1, or otherwise to carry out the intent and purposes of this Merger Agreement.

         Section 2.  Stock
                     -----

         2.1 Stock of Subsidiary. On the Effective Date, each share of common stock of the Subsidiary issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger described herein, be deemed to be exchanged for and converted into one share of fully paid and nonassessable common stock of the Bank.

         2.2 Stock of Bancorp. On the Effective Date, each share of common stock of Bancorp issued and outstanding immediately prior to the Effective Date shall be repurchased by Bancorp for the amount paid for such shares upon their original issuance.

         2.3 Stock of Bank. On the Effective Date, each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger described herein, be deemed to be exchanged for and converted into one share of fully paid and nonassessable common stock of Bancorp, in accordance with the provisions of Paragraph 2.4 hereof.

         2.4 Exchange of Stock by the Bank Shareholders. On the Effective Date or as soon as practical thereafter, the following actions shall be taken to effectuate the exchange and conversion specified in Paragraph 2.3 hereof:

                  (a) The shareholders of the Bank of record immediately prior to the Effective Date shall be allocated and entitled to receive for each share of common stock of the Bank then held by them respectively, one share of common stock of Bancorp.

                  (b) Subject to the provisions of Paragraph 2.4(c) hereof, Bancorp shall issue to the shareholders of the Bank the shares of common stock of Bancorp which said shareholders are entitled to receive.

                  (c) Thereafter, outstanding certificates representing shares of common stock of the Bank (except certificates issued to Bancorp in connection with the Merger described herein) shall represent shares of the common stock of Bancorp, and such certificates may, but need not, be exchanged by the holders thereof for new certificates for the appropriate number of shares of Bancorp.

         2.5      Other Rights to Stock.
                  ---------------------

                  (a) On the Effective Date and thereafter, the Bank's 1999 Stock Option Plan (the "1999 Plan"), shall be administered in an appropriate manner to reflect the Merger described herein; and any outstanding options to purchase shares of common stock of the Bank shall be deemed to be options granted by Bancorp upon the same terms and conditions, except that appropriate adjustments shall be deemed to be made to such terms and conditions to reflect the Merger described herein. Any options thereafter granted pursuant to the 1999 Plan, shall be deemed to be options granted by Bancorp, subject to any limitations or requirements related to such option grants and/or the 1999 Plan as may be imposed by the California Commissioner of Corporations pursuant to a permit application filed by Bancorp to effectuate the transactions contemplated by the Merger Agreement.

                  (b) Not later than the Effective Date, the Bank's 401(k) Profit-Sharing Plan (the "401(k) Plan") shall have been amended, to the extent necessary, to provide for the use of Bancorp's common stock in place of common stock of the Bank. On the Effective Date and thereafter, all Bank employees eligible to participate in the 401(k) Plan and any other employee benefit plans will continue to be eligible to so participate with the same rights, privileges, and preferences as before the Effective Date.

                  (c) From time to time as and when required by the provisions of any agreement to which the Bank or Bancorp shall become a party after the date hereof that provides for the issuance of shares of common stock or other securities, either debt or equity, of the Bank or Bancorp in connection with a merger into the Bank of any other banking institution or the acquisition by the Bank of the assets or stock of any other banking institution or other corporation, Bancorp shall issue in accordance with the terms of any such agreement shares of its common stock or other debt or equity securities as required by such agreement or in substitution for the shares of common stock or other debt or equity securities of the Bank required to be issued by such agreement, as the case may be, which the shareholders of any other such banking institution or other corporation shall be entitled to receive by virtue of any such agreement.

         Section 3.  Approvals
                     ---------

         3.1 Shareholder Approval. This Merger Agreement shall be submitted to the shareholder(s) of Bancorp, the Subsidiary and the Bank for ratification and approval to the extent required by, and in accordance with, applicable provisions of law.

         3.2 Regulatory Approvals. Each of the parties hereto shall proceed expeditiously and cooperate fully in procuring all other consents and approvals, and in satisfying all other requirements, prescribed by law or otherwise, necessary or desirable for the Merger described herein to be consummated, including without limitation the consents and approvals referred to in Paragraphs 4.1(b), 4.1(c) and 4.1(d) hereof.

         Section 4.  Conditions Precedent; Termination and Payment of Expenses
                     ---------------------------------------------------------

         4.1 Conditions Precedent to the Merger. Consummation of the Merger described herein is conditioned upon the following:

                  (a) Ratification and approval of this Merger Agreement by the shareholders of Bancorp, the Subsidiary and the Bank in accordance with applicable provisions of law;

                  (b) Procuring all other consents and approvals and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the Merger described herein to be consummated, including without limitation: (i) approval from the Board of Governors of the Federal Reserve System, the California Department of Financial Institutions, and the Federal Deposit Insurance Corporation; (ii) approval of the California Commissioner of Corporations under the California Corporate Securities Law of 1968, and securities administrators of other applicable jurisdictions, with respect to the securities of Bancorp issuable upon consummation of the Merger, and (iii) the declaration by the Securities and Exchange Commission of the effectiveness of a registration statement under the Securities Act of 1933 with respect to the securities of Bancorp issuable upon consummation of the Merger or the automatic effectiveness of such registration statement;

                  (c) Receipt (unless waived by each of the parties hereto) of an opinion of accountants with respect to the tax consequences to the parties and their shareholders of the Merger described herein;

                  (d) Procuring all consents or approvals, governmental or otherwise, which in the opinion of counsel for the Bank are or may be necessary to permit or to enable the Bank to conduct, upon and after the Merger described herein, all or any part of the businesses and other activities that the Bank engages in immediately prior to the Merger, in the same manner and to the same extent that the Bank engaged in such businesses and other activities immediately prior to the Merger; and

                  (e) Performance by each of the parties hereto of all obligations under this Merger Agreement which are to be performed prior to the consummation of the Merger described herein.

         4.2 Termination of the Merger. In the event that any condition specified in Paragraph 4.1 hereof cannot be fulfilled, or prior to the Effective Date the Board of Directors of any of the parties hereto reaches any of the following determinations:

                  (a) The number of shares of common stock of the Bank voting against the Merger described herein makes consummation of the Merger inadvisable; or

                  (b) Any action, suit, proceeding or claim relating to the Merger described herein, whether initiated or threatened, makes consummation of the Merger inadvisable; or

                  (c) Consummation of the Merger described herein is inadvisable for any other reason;

then this Merger Agreement shall terminate. Upon termination, this Merger Agreement shall be void and of no further effect, and there shall be no liability by reason of this Merger Agreement or the termination hereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or shareholders.

         4.3 Expenses of the Merger. Each party hereto will pay its own expenses incurred in connection with the transactions contemplated by the Merger Agreement including the Merger. Promptly after the Effective Date, the Bank will pay a special dividend to Bancorp, subject to the prior approval by the California Department of Financial Institutions of an application under Section 643 of the California Financial Code, in an amount equal to the sum of the expenses incurred by Bancorp in connection with the transactions contemplated by the Merger Agreement including the Merger, and the principal amount of any loan or line of credit that Bancorp shall have obtained to carry out the transactions contemplated by the Merger Agreement including the Merger, plus any accrued and unpaid interest and fees with respect thereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers in the City of Stockton, State of California, as of the day and year first written above.


Service 1st Bank

/s/ JOHN O. BROOKS
---------------------------------------
John O. Brooks, Chief Executive Officer

/s/ BRYAN HYZDU
---------------------------------------
Bryan Hyzdu, Secretary



Service 1st Bancorp

/s/ JOHN O. BROOKS
---------------------------------------
John O. Brooks, Chief Executive Officer

/s/ BRYAN HYZDU
---------------------------------------
Bryan Hyzdu, Secretary



Service 1st Merger Corporation

/s/ JOHN O. BROOKS
---------------------------------------
John O. Brooks, Chief Executive Officer

/s/ BRYAN HYZDU
---------------------------------------
Bryan Hyzdu, Secretary

                                    ANNEX B





                                SERVICE 1ST BANK


                          AUDITED FINANCIAL STATEMENTS

                       WITH INDEPENDENT AUDITORS' REPORT

                           DECEMBER 31, 2002 AND 2001

                                TABLE OF CONTENTS


                                                                   Page Number
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
ON THE FINANCIAL STATEMENTS                                                  B-2

--------------------------------------------------------------------------------

FINANCIAL STATEMENTS

   Balance Sheets                                                            B-3
   Statements of Operations                                                  B-4
   Statement of Shareholders' Equity                                         B-5
   Statements of Cash Flows                                                  B-6
   Notes to Financial Statements                                B-7 through B-21

--------------------------------------------------------------------------------

[GRAPHIC   Vavrinek, Trine, Day & Co., LLP
OMITTED]   Certified Public Accountants & Consultants       VALUE THE DIFFERENCE
                                                            --------------------




                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Service 1st Bank

We have audited the accompanying balance sheets of Service 1st Bank as of December 31, 2002 and 2001, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Service 1st Bank as of December 31, 2002 and 2001, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ VAVRINEK, TRINE, DAY & CO., LLP



Laguna Hills, California
February 6, 2003


           25231 Paseo De Alicia, Suite 100   Laguna Hills, CA 92653
               Tel: 949.768.0833 Fax: 949.768.8408 www.vtdcpa.com

        FRESNO o LAGUNA HILLS o PLEASANTON o RANCHO CUCAMONGA o SAN JOSE
        ----------------------------------------------------------------

                                SERVICE 1st BANK

                                 BALANCE SHEETS

                           December 31, 2002 and 2001


                                     ASSETS

                                                                  2002            2001
                                                              ------------    ------------
Cash and due from banks                                       $  4,814,464    $  2,240,345
Federal funds sold                                               5,270,236       1,445,000
                                                              ------------    ------------
                                  Cash and cash equivalents     10,084,700       3,685,345
Investment securities, available for sale                       24,841,058      16,053,212
Investment securities, held to maturity                          2,608,834       3,945,732
Loans, net                                                      44,293,608      31,132,110
Bank premises and equipment, net                                   784,127         879,617
Accrued interest receivable                                        357,430         257,852
Other assets                                                       336,570         243,051
                                                              ------------    ------------

                                                              $ 83,306,327    $ 56,196,919
                                                              ============    ============


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Noninterest-bearing demand                                 $ 22,208,821    $ 16,463,715
   Money market, NOW and savings                                32,197,496      19,294,771
   Time deposits under $100,000                                  7,602,473       4,415,958
   Time deposits $100,000 and over                              12,712,634       5,466,446
                                                              ------------    ------------
                                             Total deposits     74,721,424      45,640,890
Other borrowings                                                        --       2,500,000
Accrued interest and other liabilities                             464,506         220,928
                                                              ------------    ------------
                                          Total liabilities     75,185,930      48,361,818
Commitments and contingencies - Notes 5 and 9                           --              --
Shareholders' equity:
   Preferred stock, no par value, 10,000,000 shares
      authorized, none issued or outstanding                            --              --
   Common stock, no par value, 20,000,000 shares
      authorized;  issued and outstanding, 1,100,100 shares     10,915,069      10,915,069
   Accumulated deficit                                          (2,902,979)     (3,122,132)
   Accumulated other comprehensive income, net of tax              108,307          42,164
                                                              ------------    ------------
                                 Total shareholders' equity      8,120,397       7,835,101
                                                              ------------    ------------

                                                              $ 83,306,327    $ 56,196,919
                                                              ============    ============

The accompanying notes are an integral part of this statement.

                                SERVICE 1st BANK

                            STATEMENTS OF OPERATIONS

                 For the years ended December 31, 2002 and 2001


                                                                  2002          2001
                                                              -----------   -----------
Interest Income:
   Interest and fees on loans                                 $ 3,007,193   $ 1,867,082
   Interest on investment securities                              952,008       767,092
   Interest on federal funds sold                                  36,921       103,865
                                                              -----------   -----------
                                                                3,996,122     2,738,039
Interest Expense:
   Interest expense on deposits                                 1,227,239       842,054
   Other interest expense                                           7,083         5,863
                                                              -----------   -----------
                                                                1,234,322       847,917
                                                              -----------   -----------

                                        Net interest income     2,761,800     1,890,122
Provision for loan losses                                         193,000       315,000
                                                              -----------   -----------

        Net interest income after provision for loan losses     2,568,800     1,575,122

Other income:
   Service charges, fees and other income                         167,949        74,715
   Gain on sale of loans                                          175,839            --
   Gain on the sale of investment securities                       48,391        38,322
                                                              -----------   -----------
                                                                  392,179       113,037
Other expenses:
   Salaries and employee benefits                               1,546,360     1,208,615
   Occupancy expense                                              237,297       229,490
   Equipment expense                                              280,598       283,234
   Data processing and other professional services                295,554       293,305
   Office supplies and equipment                                  124,148        95,490
   Advertising and promotion                                       92,930        57,977
   Courier expense                                                 38,511        32,444
   Other operating expenses                                       125,628       129,134
                                                              -----------   -----------
                                                                2,741,026     2,329,689
                                                              -----------   -----------
                      Net income (loss) before income taxes       219,953      (641,530)
Income taxes                                                          800           800
                                                              -----------   -----------

                                          Net income (loss)   $   219,153   $  (642,330)
                                                              ===========   ===========

Net income (loss) per share - basic                           $      0.20   $     (0.58)
                                                              ===========   ===========
Net income (loss) per share - diluted                         $      0.20   $     (0.58)
                                                              ===========   ===========

The accompanying notes are an integral part of this statement.

                                SERVICE 1st BANK

                        STATEMENT OF SHAREHOLDERS' EQUITY

                 For the years ended December 31, 2002 and 2001

                                                                                               Accumulated
                                             Common Stock                                         Other           Total
                                      ------------------------- Comprehensive    Accumulated  Comprehensive    Shareholders'
                                         Shares       Amount        Income         Deficit        Income          Equity
                                      -----------   -----------   -----------    -----------    -----------    -----------
Balance at January 1, 2001              1,099,900   $10,912,569                  $(2,479,802)   $    91,438    $ 8,524,205

Exercise of warrants                          200         2,500                                                      2,500

Comprehensive Income:
   Net loss                                                       $  (642,330)      (642,330)                     (642,330)
   Unrealized losses on securities,
      net of tax of $15,629                                           (26,664)                      (26,664)       (26,664)
   Reclassification adjustment for
      gains included in net loss,
      net of tax of $15,712                                           (22,610)                      (22,610)       (22,610)
                                                                  -----------

             Comprehensive Income                                 $  (691,604)
                                                                  ===========

                                      -----------   -----------                  -----------    -----------    -----------

Balance at December 31, 2001            1,100,100    10,915,069                   (3,122,132)        42,164      7,835,101

Comprehensive Income:
   Net income                                                     $   219,153        219,153                       219,153
   Unrealized gains on securities,
      net of tax of $66,299                                            94,694                        94,694         94,694
   Reclassification adjustment for
      gains included in net income,
      net of tax of $19,840                                           (28,551)                      (28,551)       (28,551)
                                                                  -----------

             Comprehensive Income                                 $   285,296
                                                                  ===========

                                      -----------   -----------                  -----------    -----------    -----------

Balance at December 31, 2002            1,100,100   $10,915,069                  $(2,902,979)   $   108,307    $ 8,120,397
                                      ===========   ===========                  ===========    ===========    ===========

The accompanying notes are an integral part of this statement.

                                SERVICE 1st BANK

                            STATEMENTS OF CASH FLOWS

                 For the years ended December 31, 2002 and 2001

                                                                             2002            2001
                                                                         ------------    ------------
Cash flows from operating activities:
   Net income (loss)                                                     $    219,153    $   (642,330)
   Adjustments to reconcile net income (loss) to net cash
      from (used) by operating activities:
         Provision for loan losses                                            193,000         315,000
         Depreciation                                                         209,139         209,263
         Gain on sale of securities                                           (48,391)        (38,322)
         Amortization and accretion on securities                             218,697        (107,572)
         Increase in accrued interest                                         (99,578)        (42,764)
         Increase in other assets                                            (193,097)       (135,695)
         Increase in accrued expenses and other liabilities                   150,934          65,487
                                                                         ------------    ------------

Net cash from (used in) operating activities                                  649,857        (376,933)

Cash flows from investing activities:
   Maturity of certificates of deposits                                            --         198,000
   Purchases of securities available for sale                             (71,295,739)    (40,925,505)
   Proceeds from sales of securities available for sale                     8,124,894       3,241,824
   Proceeds from maturities and calls of securities available for sale     54,699,309      34,541,149
   Purchases of securities held to maturity                                (1,209,584)     (4,160,617)
   Proceeds from maturities and calls of securities held to maturity        2,318,231         231,381
   Net increase in loans                                                  (13,354,498)    (24,699,890)
   Purchases of premises and equipment                                       (113,649)        (24,574)
                                                                         ------------    ------------

Net cash used in investing activities                                     (20,831,036)    (31,598,232)

Cash flows from financing activities:
   Net increase in demand, interest-bearing deposits, and savings          18,647,831      19,581,521
   Net increase in time deposits                                           10,432,703       5,792,514
   Net change in other borrowings                                          (2,500,000)      2,500,000
   Proceeds from exercise of options                                               --           2,500
                                                                         ------------    ------------

Net cash from financing activities                                         26,580,534      27,876,535
                                                                         ------------    ------------

Net increase (decrease) in cash and cash equivalents                        6,399,355      (4,098,630)

Cash and cash equivalents at beginning of year                              3,685,345       7,783,975
                                                                         ------------    ------------

Cash and cash equivalents at end of year                                 $ 10,084,700    $  3,685,345
                                                                         ============    ============

Supplemental disclosures of cash flow information:
   Interest                                                              $  1,207,436    $    748,197
   Income taxes                                                          $        800    $        800

The accompanying notes are an integral part of this statement.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

Nature of operations
--------------------

The Bank has been organized as a single operating segment and operates full-service branch offices in Stockton and Tracy, California. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Use of estimates
----------------

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
-------------------------

For purposes of the statement of cash flows, the Bank considers cash, due from banks, certificates of deposit with maturities of three months or less and federal funds sold to be cash equivalents.

Securities available-for-sale
-----------------------------

Available-for-sale securities consist of bonds, notes, short-term mutual funds, commercial paper and debentures not classified as trading securities or held-to-maturity securities. These securities are carried at estimated fair value with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders' equity, accumulated other comprehensive income, until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. The amortization of premiums and accretion of discounts are recognized as adjustments to interest income over the period to maturity.

Loans and allowance for loan losses
-----------------------------------

Loans are reported at the principal amount outstanding, net of deferred loan fees and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

Loan fees net of certain origination costs are deferred and amortized over the contractual term of the loan, as an adjustment to the interest yield.

                           December 31, 2002 and 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Loans and allowance for loan losses - continued
-----------------------------------------------

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal in unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentration, specific problem loans, commitments, and current economic conditions that may affect the borrowers' ability to pay.

Premises and equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line basis. The estimated lives used in determining depreciation are:

              Equipment                          3 - 5 years
              Furniture and fixtures             5 - 7 years
              Leasehold improvements             5 - 15 years


Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the lease. The straight-line method of depreciation is followed for all assets for financial reporting purposes, but accelerated methods are used for tax purposes. Deferred income taxes have been provided for the resulting temporary differences.

Income taxes
------------

The Bank recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be covered. The Bank provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Earnings per shares (EPS)
-------------------------

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As of December 31, 2002 and 2001, the Bank had no dilutive securities.

                           December 31, 2002 and 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


Comprehensive income
--------------------

Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", requires the disclosure of comprehensive income and its components. Included in accumulated other comprehensive income at December 31, 2002 is unrealized gain on investment securities available for sale of $184,382, less taxes of $76,075. Included in accumulated other comprehensive income at December 31, 2001 is unrealized gain on investment securities available for sale of $71,780, less taxes of $29,616.

Financial instruments
---------------------

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note 9. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair values of financial instruments
------------------------------------

SFAS No. 107 specifies the disclosure of the estimated fair value of financial instruments. The Bank's estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies.

However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Bank could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying Notes.

Current accounting pronouncements
---------------------------------

In August 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations", was issued which requires the Bank to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of long-term assets. SFAS No. 143 is effective for the Bank in 2003; however, management does not believe adoption will have a material impact on the Banks' financial statements.

Reclassifications
-----------------

Certain reclassifications were made to prior years' presentations to conform to the current year. These reclassifications are of a normal recurring nature.

                           December 31, 2002 and 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Stock based compensation
------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," requires entities to disclose the fair value of their employee stock options, but permits entities to continue to account for employee stock options under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Bank has determined that it will continue to use the method prescribed by APB Opinion No. 25, which recognizes compensation cost to the extent of the difference between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock.

The exercise price of each option is greater than or equal to the fair market value of the Bank's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Bank's net income (loss) and income (loss) per share would have been changed to the pro forma amounts indicated below:

                                                                  2002           2001
                                                               -----------    -----------
Net Income (Loss):
   As Reported                                                 $   219,153    $  (642,330)
   Stock-Based Compensation using the Intrinsic Value Method            --             --
   Stock-Based Compensation that would have been reported
       using the Fair Value Method of SFAS 123                    (130,711)      (125,215)
                                                               -----------    -----------

   Pro Forma                                                   $    88,442    $  (767,545)
                                                               ===========    ===========

Net income (loss) per share - basic
   As reported                                                 $      0.20    $     (0.58)
   Pro forma                                                   $      0.08    $     (0.70)

Net income (loss) per share - diluted
   As reported                                                 $      0.20    $     (0.58)
   Pro forma                                                   $      0.08    $     (0.70)

NOTE 2 - CASH AND DUE FROM BANKS

Cash and due from banks includes balances with the Federal Reserve and other correspondent banks. The Bank is required to maintain specified reserves by the Federal Reserve Bank. The average reserve requirements are based on a percentage of the Bank's deposit liabilities. In addition, the Federal Reserve requires the Bank to maintain a certain minimum balance at all times.

The Bank maintains amounts due from banks, which exceed federally insured limits. The Bank has not experienced any losses in such accounts.

                           December 31, 2002 and 2001


NOTE 3 - SECURITIES

The amortized cost and estimated fair values of securities as of December 31, 2002 are as follows:

                                                        Gross           Gross         Estimated
                                        Amortized     Unrealized      Unrealized        Fair
                                          Cost          Gains           Losses          Value
                                      ------------   ------------    ------------    ------------
Available-for-Sale Securities:
   U.S. Government Agencies           $  7,114,164   $     30,854    $     (9,321)   $  7,135,697
   State and Political Subdivisions        594,693         35,383              --         630,076
   Short-Term Mutual Funds               2,215,855          1,566              --       2,217,421
   Asset-Backed Securities               5,300,433         54,988          (2,101)      5,353,320
   Mortgage-Backed Securities            9,431,531         82,278          (9,265)      9,504,544
                                      ------------   ------------    ------------    ------------

                                      $ 24,656,676   $    205,069    $    (20,687)   $ 24,841,058
                                      ============   ============    ============    ============

Held-to-Maturity Securities:
   U.S. Government Agencies           $    160,307   $         --    $    (15,550)   $    144,757
   Asset-Backed Securities                 973,887         39,124              --       1,013,011
   Mortgage-Backed Securities            1,474,640         53,035              --       1,527,675
                                      ------------   ------------    ------------    ------------

                                      $  2,608,834   $     92,159    $    (15,550)   $  2,685,443
                                      ============   ============    ============    ============

Proceeds for the sale of available-for-sale securities were $8,124,894 for 2002. Gross gains of $48,391 were realized on sales of securities during 2002.

The scheduled maturities of securities available-for-sale as of December 31, 2002 are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Available for Sale           Held to Maturity
                                  ------------------------   -------------------------
                                   Amortized       Fair        Amortized       Fair
                                     Cost          Value         Cost          Value
                                  -----------   -----------   -----------   -----------
Due in one year or less           $ 2,436,354   $ 2,442,899   $        --   $        --
Due from one year to five years     3,311,900     3,358,385            --            --
Due from five year to ten years     3,565,181     3,570,375            --            --
Ten years and over                  5,911,710     5,964,855     1,134,194     1,157,768
Mortgage-backed securities          9,431,531     9,504,544     1,474,640     1,527,675
                                  -----------   -----------   -----------   -----------

                                  $24,656,676   $24,841,058   $ 2,608,834   $ 2,685,443
                                  ===========   ===========   ===========   ===========

                           December 31, 2002 and 2001


NOTE 3 - SECURITIES - CONTINUED

Securities carried at approximately $6,760,000 and $627,000 at December 31, 2002 and 2001, respectively, were pledged to secure deposits of public funds and borrowing arrangements.

The amortized cost and estimated fair values of securities as of December 31, 2001 are as follows:

                                                        Gross           Gross         Estimated
                                       Amortized      Unrealized      Unrealized        Fair
                                          Cost          Gains           Losses          Value
                                      ------------   ------------    ------------    ------------
Available-for-Sale Securities:
   U.S. Government Agencies           $  4,709,201   $     58,419    $    (17,546)   $  4,750,074
   State and Political Subdivisions        595,382         31,271              --         626,653
   Commercial Paper                      3,547,442             --              --       3,547,442
   Short-Term Mutual Funds               5,069,501          3,028              --       5,072,529
   Corporate Bonds                         100,767             --              --         100,767
   Mortgage-Backed Securities            1,959,139            728          (4,120)      1,955,747
                                      ------------   ------------    ------------    ------------

                                      $ 15,981,432   $     93,446    $    (21,666)   $ 16,053,212
                                      ============   ============    ============    ============

Held-to-Maturity Securities:
   U.S. Government Agencies           $    917,164   $         --    $    (32,834)   $    884,330
   Asset-Backed Securities                 640,557         22,058              --         662,615
   Mortgage-Backed Securities            2,388,011          9,092         (17,689)      2,379,414
                                      ------------   ------------    ------------    ------------

                                      $  3,945,732   $     31,150    $    (50,523)   $  3,926,359
                                      ============   ============    ============    ============

Proceeds for the sale of available-for-sale securities were $3,241,824 for 2001. Gross gains of $38,322 were realized on sales of securities during 2001.


NOTE 4 - LOANS


The Bank's customers are primarily located in San Joaquin County. Approximately 65% of the Bank's loans are for real estate and construction and approximately 24% of the Bank's loans are for general commercial uses including professional, retail and small businesses. Consumer loans make up approximately 4% of the loan portfolio with agriculture loans making up the remaining 7%. Generally, real estate loans are collateralized by real property while commercial and other loans are collaterized by funds on deposit, business or personal assets.

                           December 31, 2002 and 2001


NOTE 4 - LOANS - CONTINUED

Loans at December 31, 2002 and 2001 consisted of the following:

                                                     2002              2001
                                                 ------------      ------------

Construction and land development loans          $  8,404,271      $  4,842,422
Real estate loans                                  20,949,123        13,791,702
Commercial loans                                   10,868,411         7,945,345
Agricultural loans                                  2,978,028         3,023,456
Consumer loans                                      1,834,207         2,017,932
                                                 ------------      ------------
                                                   45,034,040        31,620,857
Deferred loan fees and costs, net                    (142,432)          (83,747)
Allowance for loan losses                            (598,000)         (405,000)
                                                 ------------      ------------

                                                 $ 44,293,608      $ 31,132,110
                                                 ============      ============


A summary of activity in the allowance for loan losses is as follows:

                                                     2002              2001
                                                 ------------      ------------

Balance, beginning of year                       $    405,000      $     90,000
Provision for loan losses                             193,000           315,000
                                                 ------------      ------------

Balance, end of year                             $    598,000      $    405,000
                                                 ============      ============


The Bank had no impaired loans during the years ended December 31, 2002 and 2001.


NOTE 5 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                                     2002              2001
                                                 ------------      ------------

Leasehold improvements                           $    524,497      $    518,849
Furniture, fixtures and equipment                     833,024           725,023
                                                 ------------      ------------
                                                    1,357,521         1,243,872

Less accumulated depreciation and amortization       (573,394)         (364,255)
                                                 ------------      ------------

                                                 $    784,127      $    879,617
                                                 ============      ============

                           December 31, 2002 and 2001


NOTE 5 - PREMISES AND EQUIPMENT - CONTINUED

Depreciation expense on premises and equipment was $209,139 and $209,263 for the years ended December 31, 2002 and 2001, respectively.

The Bank leases its premises under noncancelable operating leases with initial terms expiring in 2007 and 2009. Certain of these contain renewal options and escalation clauses that provide for increased lease payments. The Bank recognized rent expense of $196,150 and $176,790 in 2002 and 2001, respectively.

The future minimum commitments under these operating leases are as follows:

                                     2003          $   205,420
                                     2004              210,081
                                     2005              215,055
                                     2006              220,153
                                     2007              151,828
                               Thereafter              248,870
                                                   -----------

                                                   $ 1,251,407
                                                   ===========


NOTE 6 - TIME DEPOSITS

Time deposits issued and their remaining maturities as of December 31, 2002 are as follows:

                2003                             $ 10,224,429
                2004 through 2005                   1,802,869
                2006 through 2007                   8,287,809
                                                 ------------

                Total                            $ 20,315,107
                                                 ============


NOTE 7 - BORROWING ARRANGEMENTS

The Bank has unsecured borrowing lines with correspondent banks totaling $10,000,000 and secured borrowing lines totaling $2,700,000. Management uses these borrowing lines for short-term funding needs and usually repays the lines within a week. The interest rate charged on these lines is approximately the prevailing federal funds rate plus 30 basis points. As of December 31, 2002, there were no balances outstanding on these lines. As of December 31, 2001, the Bank had borrowed $2,500,000 under these lines. The 2001 advances were repaid in early 2002.

                           December 31, 2002 and 2001


NOTE 8 - INCOME TAXES

Expected tax expense in 2002 was offset by a $77,000 reduction in the valuation allowance. The tax benefits related to the operating losses incurred during 2001 were not recognized, as realization of the benefits is dependent upon future income.

Deferred income taxes reflect the effect of temporary differences between the tax basis of assets and liabilities and the reported amounts of those assets and liabilities for financial reporting purposes. Deferred income taxes also reflect the value of net operating losses and an offsetting valuation allowance. The Bank's deferred tax assets, liabilities and corresponding valuation allowance consist of the following:

                                                        2002            2001
                                                    -----------     -----------
Deferred tax assets:
   Allowance for loan losses                        $   205,000     $   125,000
   Organization and start up costs                      149,000         230,000
   Net operating loss carryforward                      906,000       1,023,000
   Other items                                           21,000              --
                                                    -----------     -----------
                                                      1,281,000       1,378,000

Deferred tax liabilities:
   Accrual to cash                                      (43,000)        (94,000)
   Unrealized gain on investment securities             (77,000)        (30,000)
                                                    -----------     -----------
                                                       (120,000)       (124,000)

Total deferred income tax asset                       1,161,000       1,254,000

Valuation allowance                                  (1,207,000)     (1,284,000)
                                                    -----------     -----------

Net deferred income tax liability                   $   (46,000)    $   (30,000)
                                                    ===========     ===========

The amounts above include a valuation allowance relating to tax assets for net operating loss carryforwards and other future deductible items, which may not be utilized. The Bank has net operating loss carryforwards of approximately $2.1 million for federal and $2.6 million for state income tax purposes. Net operating loss carryforwards will expire in 2021 for federal income tax purposes and in 2013 for state income tax purposes, if not previously utilized. Utilization of California net operating losses has been suspended until 2004.


NOTE 9 - FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                           December 31, 2002 and 2001


NOTE 9 - FINANCIAL INSTRUMENTS - CONTINUED

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitment to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments at December 31, 2002 and 2001 whose contract amounts represent credit risk:

                                                     2002           2001
                                                  -----------    -----------

Undisbursed loan commitments                      $12,351,000    $13,790,000
Standby letters of credit                                  --        300,000
                                                  -----------    -----------

                                                  $12,351,000    $14,090,000
                                                  ===========    ===========


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.


NOTE 10 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain officers and directors and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons. The following is a summary of the activity in these loans:

                                                     2002           2001
                                                  -----------    -----------

Balance at the beginning of the year              $ 3,618,000    $        --
New loans and renewals                                746,000      3,618,000
Repayments and renewals                            (2,441,000)            --
                                                  -----------    -----------

Balance at the end of the year                    $ 1,923,000    $ 3,618,000
                                                  ===========    ===========

                           December 31, 2002 and 2001


NOTE 11 - BANK SAVINGS PLAN

In October 2001, the Bank elected to establish a deferred compensation plan for those employees employed as of this date or for all employees who have completed at least 1,000 hours of service during a twelve consecutive month period. The employees may defer a portion of their compensation subject to certain limits based on federal tax laws. The Bank may elect to make matching contributions to the plan. Matching contributions vest to the employee equally over a five-year period. For the years ended December 2002 and 2001, the Bank did not make any contributions to the plan.


NOTE 12 - STOCK OPTION PLAN

During 1999, the Bank's Board of Directors approved a fixed stock option plan under which incentive and non-qualified stock options may be granted to key, full-time salaried officers, employees and directors of the Bank. The shares of stock initially subject to options authorized to be granted under the Plan consist of 240,000 shares of the authorized and unissued common stock of the Bank. All options are granted at an exercise price equal to the fair market value of the shares on the date of grant and have an exercise period of not longer than ten years from the date of grant. The Plan was ratified by the shareholders at the Bank's annual meeting in May 2001. These options vest equally over a three-year period.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2002 and 2001: no expected dividends, a volatility rate of zero; risk-free interest rates of 3.75% in 2002 and 4.0% in 2001; and expected life of 5 years.

A summary of the status of the Bank's fixed stock option plan for the years ended December 31, 2002 and 2001 is presented below:

                                               2002                       2001
                                     ------------------------   ------------------------
                                                    Weighted-                  Weighted-
                                                    Average                    Average
                                                    Exercise                   Exercise
                                       Shares        Price        Shares        Price
                                     ----------    ----------   ----------    ----------
Outstanding at beginning of year        162,500    $     9.94      181,000    $    10.00
Granted                                  15,000    $     9.50       18,500    $     9.50
Forfeited                                (6,500)   $     9.88      (37,000)   $    10.00
                                     ----------                 ----------

Outstanding at end of year              171,000    $     9.91      162,500    $     9.94
                                     ==========                 ==========

Options exercisable at year end         126,999    $     9.98       78,347    $    10.00

Weighted-average fair value of
   options granted during the year   $     1.60                 $     1.68

                           December 31, 2002 and 2001


NOTE 12 - STOCK OPTION PLAN - CONTINUED

                          Options Outstanding                    Options Exercisable
               ------------------------------------------    ---------------------------
                                 Weighted-      Weighted-                      Weighted-
                                  Average       Average                        Average
  Exercise        Number         Remaining      Exercise        Number         Exercise
    Price       Outstanding        Life          Price        Exercisable        Price
 ----------    -------------    -----------    ----------    -------------    ----------
 $     9.50           32,000     8.75 years    $     9.50            5,666    $     9.50
 $    10.00          139,000     7.25 years    $    10.00          121,333    $    10.00
               -------------                                 -------------

                     171,000     7.50 years    $     9.91          126,999    $     9.98
               =============                                 =============


NOTE 13 - WARRANTS

The Bank was initially capitalized with the sale of 1,099,900 shares of common stock at $10 per share. Each shareholder also received one warrant for each five shares of common stock purchased. The warrants entitled the holder thereof to purchase one share of common stock at the price of $12.50 per share for each warrant. All outstanding warrants expired in November 2002.


NOTE 14 - RESTRICTION ON RETAINED EARNINGS

Under California State banking laws, the Bank may not pay cash dividends in an amount that exceeds the lesser of retained earnings of net earnings for its last three years (less any dividends paid during that period). If the above requirements are not met, cash dividends may only be paid with the prior approval of the Commissioner of the Department of Financial Institutions, in an amount not exceeding the Bank's earnings for the current or preceding year.


NOTE 15 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). There are no events or conditions since notification that management believes have changed the Bank's category.

                           December 31, 2002 and 2001


NOTE 15 - REGULATORY MATTERS - CONTINUED

The Bank's primary federal regulator is the Federal Deposit Insurance Corporation (FDIC). As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

                                                                                      To be well-
                                                                For capital        capitalized under
                                                                 adequacy          prompt corrective
                                          Actual                 purposes          action provisions:
                                 ----------------------  ----------------------  ----------------------
                                    Amount       Ratio      Amount       Ratio      Amount       Ratio
                                 ------------   -------  ------------   -------  ------------   -------
As of December 31, 2002
  Total capital (to Risk
      Weighted Assets)            $8,610,000     15.1%    $4,554,000      8.0%    $5,693,000     10.0%
  Tier 1 capital (to Risk
      Weighted Assets)            $8,012,000     14.1%    $2,277,000      4.0%    $3,416,000      6.0%
  Tier 1 capital (to
      Average Assets)             $8,012,000     10.0%    $3,197,000      4.0%    $3,996,000      5.0%

As of December 31, 2001
  Total capital (to Risk
      Weighted Assets)            $8,198,000     17.1%    $3,841,000      8.0%    $4,802,000     10.0%
  Tier 1 capital (to Risk
      Weighted Assets)            $7,993,000     16.2%    $1,921,000      4.0%    $2,881,000      6.0%
  Tier 1 capital (to
      Average Assets)             $7,993,000     14.8%    $2,105,000      4.0%    $2,631,000      5.0%


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                           December 31, 2002 and 2001


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets
----------------

The carrying amounts of cash, short-term investments, due from customers on acceptances, and Bank acceptances outstanding are considered to approximate fair value. Short-term investments include federal funds sold, securities purchased under agreements to resell, commercial paper and interest bearing deposits with Banks. The fair values of investment securities, including available-for-sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities
---------------------

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long-term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments
---------------------------------------

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

                           December 31, 2002 and 2001


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

The estimated fair value of financial instruments is summarized as follows:
(dollar amounts in thousands)

                                                               December 31,
                                            -------------------------------------------------
                                                      2002                      2001
                                            -----------------------   -----------------------
                                             Carrying      Fair        Carrying      Fair
                                              Value        Value        Value        Value
                                            ----------   ----------   ----------   ----------
Financial Assets:
   Cash and due from banks                  $    4,814   $    4,814   $    2,240   $    2,240
   Federal funds sold                            5,270        5,270        1,445        1,445
   Investment securities                        27,450       27,526       19,999       19,979
   Loans, net                                   44,294       44,344       31,132       31,266
   Accrued interest receivable                     357          357          258          258

Financial Liabilities:
   Deposits                                     74,721       75,188       45,641       45,665
   Other borrowings                                 --           --        2,500        2,500
   Accrued interest and other liabilities          465          465          221          221

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

California Legislation

         Service 1st Bank and Service 1st Bancorp are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of such corporation.

         With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

         With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (1) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

         The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

         The Articles of Incorporation and Bylaws of Service 1st Bank and Service 1st Bancorp implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a directors' fiduciary duty of care and allowing Service 1st Bank and Service 1st Bancorp to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The Articles of Service 1st Bank and Service 1st Bancorp, pursuant to the applicable provisions of the CGCL, also include a provision allowing Service 1st Bank and Service 1st Bancorp to include in their bylaws, and in agreements between Service 1st Bank and Service 1st Bancorp and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law.

Directors' and Officers' Liability Insurance

         Service 1st Bank presently maintains a policy of directors' and officers' liability insurance. There is no assurance, however, that such coverage will continue to be available with such breadth of coverage as Service 1st Bank deems advisable and at reasonable expense. It is intended that the coverage provided by the insurance be made available to the officers and directors of Service 1st Bancorp upon consummation of the Merger.


Item 21. Exhibits and Financial Statement Schedules

         (a) The following exhibits are filed as part of this Registration
Statement:

         (2.1)    Plan of Reorganization and Merger Agreement (included in Annex
                  A).

         (3.1)    Articles of Incorporation.

         (3.2)    Bylaws.

         (4.1) Specimen form of certificate for Service 1st Bancorp common stock.

         (5.1)    Opinion and consent of Dodd-Mason-George LLP.

         (8.1)    Opinion of Vavrinek, Trine, Day & Co., LLP.

         (10.1) Lease agreement dated May 3, 2002, related to 2800 W. March Lane, Suite 120, CA 95219.

         (10.2) Lease agreement dated April 13, 1999 and amendment thereto dated June 17, 1999, related to 60 W. 10th Street, Tracy, CA 95376.

         (10.3)* 1999 Service 1st Bank Stock Option Plan and related forms of Incentive and Nonstatutory Stock Option Agreements entered into with executive officers and directors of Service 1st Bank.

         (10.4) Agreement dated July 27, 1999 with BancData Solutions, Inc. for service bureau and data processing services.

         (10.5) Agreement with Financial Marketing Services dated February 1, 2000.

         (10.6)* Service 1st Bank 401(k) Profit Sharing Plan and Trust Summary Plan Description, dated January 1, 2000.

         (10.7)*  Patrick Carman Employment Letter dated May 26, 2000.

         (10.8)*  John O. Brooks Employment Agreement dated November 1, 2000.

         (10.9)*  Robert E. Bloch Employment Letter dated February 26, 2001.

         (10.10) Dennis A. Reed (Senior Vice President/Senior Real Estate Officer) Employment Agreement dated January 22, 2002.

         (10.11) John A. Montalbo (Senior Vice President/SBA Department Manager) Employment Agreement dated March 18, 2002.

         (10.12)* Bryan Hyzdu Severance Agreement dated November 1, 2002.

         (23.1)   Consent of Vavrinek, Trine, Day & Co., LLP.

         (23.2)   Consent of Dodd-Mason-George LLP (included in Exhibit 5.1).

         (24.1)   Power of Attorney (included at Pages II-6 and II-7).

         (99.1) Form of Proxy for 2003 Annual Meeting of Service 1st Bank Shareholders.

         *Denotes management compensatory plans or arrangements


Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a Prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by other Items of the applicable form.

The Registrant undertakes that every Prospectus (i) that is filed pursuant to Paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stockton, State of California, on April 1, 2003.

                                       SERVICE 1ST BANCORP


                                       By: /s/ JOHN O. BROOKS
                                           -------------------------------------
                                           John O. Brooks
                                           Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: April 1, 2003      /s/ JOHN O. BROOKS
                         -----------------------------------------
                         John O. Brooks
                         Chairman and Chief Executive Officer


Date: April 1, 2003      /s/ ROBERT BLOCH
                         -----------------------------------------
                         Robert Bloch
                         Executive Vice President and Chief
                         Financial Officer (Principal Financial
                         Officer and Principal Accounting Officer)

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John O. Brooks and Robert Bloch, and each or any one of them, his true and lawful attorney-in-fact and agent, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


          Signature                          Title                     Date
          ---------                          -----                     ----

/s/ JOHN O. BROOKS                          Chairman               April 1, 2003
------------------------------
John O. Brooks


/s/ EUGENE C. GINI                          Director               April 1, 2003
------------------------------
Eugene C. Gini


/s/ BRYAN R. HYZDU                          Director               April 1, 2003
------------------------------
Bryan R. Hyzdu


/s/ ROBERT D. LAWRENCE                      Director               April 1, 2003
------------------------------
Robert D. Lawrence


/s/ FRANCES C. MIZUNO                       Director               April 1, 2003
------------------------------
Frances C. Mizuno


/s/ RICHARD R. PAULSEN                      Director               April 1, 2003
------------------------------
Richard R. Paulsen


/s/ GARY A. PODESTO                         Director               April 1, 2003
------------------------------
Gary A. Podesto


/s/ TONI MARIE RAYMUS                       Director               April 1, 2003
------------------------------
Toni Marie Raymus


/s/ MICHAEL K. REPETTO                      Director               April 1, 2003
------------------------------
Michael K. Repetto

/s/ ANTHONY F. SOUZA                        Director               April 1, 2003
------------------------------
Anthony F. Souza


/s/ ALBERT VAN VELDHUIZEN                   Director               April 1, 2003
------------------------------
Albert Van Veldhuizen


/s/ DONALD L. WALTERS                       Director               April 1, 2003
------------------------------
Donald L. Walters

                                       EXHIBIT INDEX

Exhibit                                                                           Sequential
No.               Exhibit Name                                                    Page No.
---               ------------                                                    --------

2.1      Plan of Reorganization and Merger Agreement (included in Annex A).

3.1      Articles of Incorporation.

3.2      Bylaws.

4.1      Specimen form of certificate for Service 1st Bancorp common stock.

5.1      Opinion and consent of Dodd-Mason-George LLP.

8.1      Opinion of Vavrinek, Trine, Day & Co., LLP.

10.1     Lease agreement dated May 3, 2002, related to 2800 W. March Lane, Suite
         120, Stockton, CA 95219.

10.2     Lease agreement dated April 13, 1999 and amendment thereto dated June
         17, 1999, related to 60 W. 10th Street, Tracy, CA 95376.

10.3* 1999 Service 1st Bank Stock Option Plan and related forms of Incentive and Nonstatutory Stock Option Agreements entered into with executive officers and directors of Service 1st Bank.

10.4 Agreement dated July 27, 1999 with BancData Solutions, Inc. for service bureau and data processing services.

10.5     Agreement with Financial Marketing Services dated February 1, 2000.

10.6*    Service 1st Bank 401(k) Profit Sharing Plan and Trust Summary Plan
         Description, dated January 1, 2000.

10.7*    Patrick Carman Employment Letter dated May 26, 2000.

10.8*    John O. Brooks Employment Agreement dated November 1, 2000.

10.9*    Robert E. Bloch Employment Letter dated February 26, 2001.

10.10    Dennis A. Reed (Senior Vice President/Senior Real Estate Officer)
         Employment Agreement dated January 22, 2002.

10.11    John A. Montalbo (Senior Vice President/SBA Department Manager)
         Employment Agreement dated March 18, 2002.

10.12*   Bryan Hyzdu Severance Agreement dated November 1, 2002.

23.1     Consent of Vavrinek, Trine, Day & Co., LLP.

23.2     Consent of Dodd-Mason-George LLP (included in Exhibit 5.1).

24.1     Power of Attorney (included at Pages II-6 and II-7).

99.1     Form of Proxy for 2003 Annual Meeting of Service 1st Bank Shareholders.

*Denotes management compensatory plans or arrangements


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